SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                          Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                        MIDCOAST ENERGY RESOURCES, INC.
               (Name of Registrant as Specified in its Charter)


     _____________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                         MIDCOAST ENERGY RESOURCES, INC.
                           1100 LOUISIANA, SUITE 2950
                              HOUSTON, TEXAS 77002
                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 1997

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Midcoast Energy Resources, Inc., a Nevada corporation (the "Company"), will be held at the Company's headquarters located at 1100 Louisiana, Suite 2950, Houston, Texas on Thursday, May 8, 1997, at 1:00 p.m., local time, for the following purposes:

        1. To elect four Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

        2.      To approve the adoption of the 1996 Incentive Stock Plan;

        3. To approve the adoption of the 1997 Non-Employee Director Stock Option Plan; and

        4. To consider such other business as may properly come before the Annual Meeting.

     Stockholders of record at the close of business on April 14, 1997, and only those stockholders of record will be entitled to vote at the Annual Meeting or any adjournment thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Company's executive offices, during ordinary business hours, for a period of at least ten days prior to the Annual Meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                                              By Order of the Board of Directors

                                              /s/ DUANE S. HERBST
                                                  Duane S. Herbst
                                                  Secretary
Houston, Texas
April 16, 1997

                         MIDCOAST ENERGY RESOURCES, INC.
                           1100 LOUISIANA, SUITE 2950
                              HOUSTON, TEXAS 77002
                         -------------------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 8, 1997

                         -------------------------------

     This proxy statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Midcoast Energy Resources, Inc., a Nevada corporation (the "Company"), of proxies in the accompanying form to be voted at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 8, 1997, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     The shares covered by a proxy in the accompanying form which is properly signed, dated, returned and not revoked will be voted in accordance with the instructions contained therein regarding the election of Directors, the adoption of the 1996 Incentive Stock Plan (the "Incentive Plan"), the adoption of the 1997 Non-Employee Director Stock Option Plan (the "Director Plan") and with respect to any other matter which may properly come before the Annual Meeting, in accordance with the judgment of the persons designated as proxies. Where specific instructions are not indicated, the proxy will be voted FOR the election of the four Directors as nominated (the "Nominees"); FOR the adoption of the Incentive Plan; and FOR the adoption of the Director Plan. Any stockholder giving a proxy will have the right to revoke such proxy at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company, by submitting a duly executed proxy bearing a later date, or by attending the Annual Meeting and withdrawing the proxy.

     The Board has fixed the close of business on April 14, 1997, as the record date for the determination of stockholders entitled to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were outstanding 2,499,999 shares of the Company's common stock, par value $.01 ("Common Stock"), each share of Common Stock having one vote on all matters presented at the Annual Meeting. This proxy statement and the accompanying form of proxy is being mailed on or about April 16, 1997, to all stockholders entitled to vote at the Annual Meeting.

     Only holders of Common Stock as of the Record Date will be entitled to vote in person or by proxy at the Annual Meeting. A majority of the Company's issued and outstanding shares of Common Stock, as of the Record Date, represented at the Annual Meeting in person or by proxy, will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Votes withheld in connection with the election of one or more Nominees will not be counted as votes cast for such individuals. Abstentions and broker non-votes will have the same effect as a vote against approval of adoption of the Incentive Plan and the Director Plan. The persons designated to vote shares covered by the Board's proxies intend to exercise their judgment in voting such shares on the other matters that may properly come before the Annual Meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the Annual Meeting.

                               TABLE OF CONTENTS

                                                                           PAGE
ELECTION OF DIRECTORS..................................................     4
        Information Regarding the Nominees.............................     4
        Director Compensation and Board Committees.....................     5
        Vote Required for Election.....................................     5

APPROVAL OF THE 1996 INCENTIVE STOCK PLAN..............................     6
        New Plan Benefits..............................................    11
        Vote Required for Approval.....................................    11

APPROVAL OF THE 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN...........    12
        Vote Required for Approval.....................................    13

PRINCIPAL STOCKHOLDERS.................................................    13
        Voting Proxy Agreement.........................................    14
        Lock-Up Agreements.............................................    14

OTHER INFORMATION......................................................    15
        Executive Officers of the Company..............................    15
        Executive Compensation.........................................    16
        Executive Employment Contracts ................................    16
        Certain Transactions...........................................    16

OTHER MATTERS..........................................................    18
        Auditors.......................................................    18
        Section 16(a) Beneficial Ownership Reporting Compliance........    18
        Miscellaneous Matters..........................................    18

                              ELECTION OF DIRECTORS

     At the Annual Meeting, four Directors are to be elected, each Director to hold office until the next annual meeting of stockholders or until his successor is duly elected and qualified. The persons named in the accompanying proxy have been designated by the Board, and unless authority is withheld, they intend to vote for the election of the Nominees named below to the Board. If any Nominee should become unavailable for election, the proxy may be voted for a substitute Nominee selected by the persons named in the proxy or the Board may be reduced accordingly; however, the Board is not aware of any circumstances likely to render any Nominee unavailable.

INFORMATION REGARDING THE NOMINEES

                                                                        DIRECTOR
   NAME                   AGE    POSITION                                SINCE
-------------------      ----    ----------------------------------     --------
Dan C. Tutcher            48     Chairman of the Board, President        1992
                                   and Chief Executive Officer

I. J. Berthelot, II       37     Vice President of Operations, Chief     1996
                                   Engineer and Director
E.P. Marinos              55     Director                                1996

Richard N. Richards       50     Director                                1996

     For certain information regarding the beneficial ownership of the Common Stock by each of the Nominees, see "Principal Stockholders."

     DAN C. TUTCHER has been Chairman of the Board, President and Chief Executive Officer since the Company's formation in 1992 and served as Treasurer from 1995 to 1996. Since 1989, Mr. Tutcher has also been President and Chief Executive Officer of Magic Gas Corp., a Texas corporation controlled by Mr. Tutcher (f/k/a Midcoast Natural Gas, Inc.) ("Magic"). Prior to its merger into the Company in 1992, Mr. Tutcher served as a Director of Nugget Oil Corporation ("Nugget"), from 1990 to 1992. He also has held various positions in companies which constructed pipelines and marketed gas, such as Gulf Gas Utilities, Inc. and Wildhorn Corporation, where he served as Vice President from 1987 through 1989 and as President from 1984 through 1993, respectively. Mr. Tutcher holds a Bachelors of Business Administration degree in General Business from Washburn University.

     I.J. "CHIP" BERTHELOT, II has been a Director since 1996 and serves as Vice President of Operations and Chief Engineer. Mr. Berthelot has served with the Company since its formation in 1992. Mr. Berthelot joined the Company as Chief Engineer and became Vice President of Operations in 1995. From 1991 to 1992 he was a gas contracts representative with Mitchell Energy and Development Co. Prior to 1991, Mr. Berthelot was with Texline Gas Company ("Texline") as a gas contracts representative from 1990 to 1991. He is a Professional Engineer, licensed in Texas and holds a Bachelors of Science degree in Petroleum and Natural Gas Engineering from Texas A&I University.

     E.P. MARINOS has been a Director since 1996. Mr. Marinos is currently the President, Chief Executive Officer and a Director of Arrhythmia Research Technology, Inc., a medical device manufacturing company. From 1991 to 1995, Mr. Marinos was President and Chief Executive Officer of AMT/EMP Associates, a consulting company which provided strategic planning, mergers and acquisitions consulting and organizational restructuring consulting services to its clients. Prior to 1991, he served as Senior Vice President and Chief Financial Officer of Cornerstone Natural Gas, Inc. (formerly Endevco, Inc.), an integrated natural gas gathering, transmission and marketing pipeline company. Mr. Marinos was also a partner in the accounting firm of Deloitte & Touche LLP (formerly Touche Ross & Co.) from 1975 to 1982. He holds a Bachelors of Science degree in Economics and Finance from Wayne State University, and is a certified public accountant, a member of the Texas Society of Certified Public Accountants and the Michigan Society of Certified Public Accountants. Mr. Marinos has provided consulting services to the Company from time to time.

     RICHARD (DICK) N. RICHARDS has been a Director since 1996. Mr. Richards has been with NASA since 1980. Mr. Richards was an astronaut with NASA until 1995 and flew one mission as pilot and commanded three other missions of the space shuttles Discovery and Columbia. Mr. Richards is currently the Manager of Space Shuttle Program Integration. He recently completed an assignment as Mission Director of the third Hubble Space Telescope Space Shuttle servicing mission. He holds a Bachelors of Science degree in Chemical Engineering from the University of Missouri and a Masters of Science in Aeronautical Systems from the University of West Florida.

DIRECTOR COMPENSATION AND BOARD COMMITTEES

     During the year ended December 31, 1996, the Board met 14 times. Each Director attended all Board meetings either in person or by telephonic conference. Employee Directors do not receive additional compensation for service on the Board or its committees. The Company currently pays each non-employee Director a cash fee of $500 at the end of each calendar quarter of service, $500 for each regular and special meeting of the Board attended and $300 for each committee meeting attended plus any travel expenses. Under the Director Plan, pursuant to an annual election by the Director, these cash fees may be converted into shares of the Company's Common Stock at the market price (as defined) on the last day of the quarter in which the fees are paid. See "1997 Non-Employee Director Stock Option Plan." In July 1996, Messrs. Marinos and Richards were issued a stock grant of 2,007 shares of the Company's Common Stock in consideration for their future services as Directors. These stock grants vest ratably over a three-year period.

     Employee Directors are eligible to participate in the Company's Incentive Plan. See "1996 Incentive Stock Plan." The Director Plan entitles each newly-elected Director who is neither (i) an employee of the Company nor (ii) a Director as a result of an acquisition or financing transactions (a "New Director") to receive options to purchase up to 15,000 shares of Common Stock on their initial election. The Director Plan would entitle each existing non-employee Director (the "Existing Directors") to receive an option to purchase 5,000 shares of Common Stock. Further, the Director Plan would also entitle each Existing Director and each New Director to receive an option to purchase 5,000 shares on each date he is reelected to serve as a member of the Company's Board. See "1997 Non-Employee Director Stock Option Plan."

     AUDIT COMMITTEE. The Board's Audit Committee was established in May 1996. The Committee's functions include reviewing internal controls and recommending to the Board the engagement of the Company's independent certified public accountants, reviewing with such accountants a plan for and results of their examination of the financial statements, and determining the independence of such accountants. The Audit Committee consists of Messrs. Marinos and Richards and did not meet during 1996.

     COMPENSATION COMMITTEE. The Board's Compensation Committee was established in May 1996. The Compensation Committee administers the Incentive Plan. In this capacity, the Compensation Committee recommends all option grants or awards to Company officers, executives, employees and consultants. The Compensation Committee also recommends the establishment of policies dealing with various compensation, including compensation of executive officers, and any 401K, pension and profit sharing plans which may be created. The Compensation Committee consists of Messrs. Marinos and Richards and did not meet during 1996.

     EXECUTIVE COMMITTEE. The Board's Executive Committee was established in May 1996. The executive Committee is authorized to exercise, to the extent permitted by law, the power of the full Board when a meeting of the full Board is not practicable or necessary. The Executive Committee consists of Messrs. Tutcher and Berthelot and did not meet during 1996.

VOTE REQUIRED FOR ELECTION

     Provided that a quorum is present at the Annual Meeting, the four Nominees who receive the greatest number of votes cast for election by the stockholders entitled to vote therefore will be elected Directors.

          THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES.

                    APPROVAL OF THE 1996 INCENTIVE STOCK PLAN

        On May 13, 1996, the Board adopted the Incentive Plan (the "Incentive Plan") subject to the approval of the Company's stockholders.

     The purpose of the Incentive Plan is to (i) align the personal financial incentives of the employees and consultants of the Company ("Consultants") and its subsidiaries (collectively, the "Participants") with the long-term growth of the Company and the interests of the Company's stockholders through the ownership and performance of the Company's Common Stock and (ii) enhance the ability of the Company and its subsidiaries to attract and retain employees and Consultants who share primary responsibility for the Company's management and growth. All Participants, including officers (whether or not Directors) of the Company and its subsidiaries are currently eligible to participate in the Incentive Plan which approximates 27 employees. Persons who are not in an employment or consulting relationship with the Company or any of its subsidiaries, including non-employee Directors, are not eligible to participate in the Incentive Plan.

     A summary of the most significant features of the Incentive Plan, together with the general federal income tax consequences to the recipients is set forth below, which summary is qualified in its entirety by reference to the full text of the Incentive Plan, attached hereto as EXHIBIT A.

     TYPES OF INCENTIVE AWARDS AND ANNUAL MAXIMUM LIMITATION. The Incentive Plan provides for the grant of (i) stock options, including incentive stock options and non-qualified stock options, (ii) shares of restricted stock, (iii) performance awards payable in cash or Common Stock, (iv) shares of phantom stock, (v) stock bonuses, and (vi) cash bonuses (collectively, the "Incentive Awards"). All employees, including officers (whether or not they are Directors), of the Company and its subsidiaries will be eligible to participate in the Incentive Plan. As of December 31, 1996, no Incentive Awards have been granted under the Incentive Plan. All options granted to Consultants shall be non-qualified options. The Company's non-employee Directors will not be eligible to participate in the Incentive Plan. See "New Plan Benefits."

     The maximum number of shares of Common Stock subject to Incentive Awards that may be granted under the Incentive Plan to any one individual during any calendar year is 50,000. This provision is intended to qualify non-qualified options granted to certain executives of the Company (or incentive stock options granted to such individuals in certain situations) for favorable tax treatment under Section 162(m) of the Code (as defined). See "Administration" below for a more detailed description of the tax advantages of complying with Section 162(m) of the Code.

     SHARES SUBJECT TO THE INCENTIVE PLAN. Under the Incentive Plan, the Company may grant Incentive Awards with respect to a number of shares of Common Stock of up to 230,000 shares. Shares of Common Stock issued under the Incentive Plan may be either newly issued or treasury shares. To the extent an Incentive Award expires or is canceled, terminated or forfeited prior to the issuance of shares of Common Stock subject to such awards, any shares subject to such awards will again be available for grant under the Incentive Plan. The Incentive Plan provides for proportionate adjustments in the number of shares of Common Stock available for grants thereunder, and the number of shares and exercise prices of outstanding options for subdivisions or a consolidations of, or stock dividends on, Common Stock effected by the Company without the receipt of consideration.

     TERM. The Incentive Plan is effective May 13, 1996, subject to stockholder approval, and will terminate on May 13, 2006, unless earlier terminated by the Board. Incentive Awards may be granted under the Incentive Plan prior to receipt of such stockholder approval, provided that each grant is subject to such approval. Termination of the Incentive Plan will not affect Incentive Awards made prior to termination (other than termination due to failure to obtain timely stockholder approval).

     ADMINISTRATION. The Incentive Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so that the grant of options is exempt from the short-swing profit liability provisions of Section 16 of the Exchange Act. The Incentive Plan also is intended to comply with Section 162(m) of the Code so that the Company can exclude from the $1,000,000 deduction limitation the compensation income attributable to non-qualified stock options granted to its chief executive officer and other four most highly compensated executives (or to incentive options granted to such individuals in the case of a disqualifying disposition). Accordingly, the Incentive Plan also must be administered by outside Directors within the meaning of Section 162(m).

     The Incentive Plan will be administered by the Compensation Committee of the Board (the "Committee), whose members currently are Messrs. Marinos and Richards. The Committee will determine which Participants receive grants of Incentive Awards, the type of Incentive Awards and bonuses granted and the number of shares subject to each Incentive Award; provided, however, that the maximum number of shares of Common Stock subject to Incentive Awards that can be issued to any one individual during any calendar year is 50,000 shares.

     Subject to the terms of the Incentive Plan, the Committee will also determine the prices, expiration dates and other material features of the Incentive Awards granted under the Incentive Plan. The Committee may, in its absolute discretion, (i) accelerate the date on which an option granted under the Incentive Plan becomes exercisable, (ii) accelerate the date on which a share of restricted stock or phantom stock vests and waive any conditions imposed by the Committee on the vesting of a share of restricted stock and (iii) grant Incentive Awards to a Participant on the condition that the Participant surrender to the Company for cancellation such other Incentive Awards (including, without limitation, Incentive Awards with higher exercise prices) as the Committee specifies.

     The Committee will have the authority to interpret and construe any provision of the Incentive Plan and to adopt such rules and regulations for administering the Incentive Plan as it deems necessary. All decisions and determinations of the Committee are final and binding on all parties. The Company will indemnify each member of the Committee against any cost, expenses or liability arising out of any action, omission or determination relating to the Incentive Plan, unless such action, omission or determination was taken or made in bad faith and without reasonable belief that it was in the best interest of the Company.

     NON-QUALIFIED AND INCENTIVE STOCK OPTIONS. The exercise price of each stock option (singly, "Option" and collectively, "Options") granted under the Incentive Plan is determined by the Committee, but such price may not be less than the fair market value (as defined) of a share of Common Stock of the Company on the date on which such Option is granted. As of April 8, 1997, the closing sale price of a share of the Company's Common Stock, as reported by the American Stock Exchange, was $15.625. Each Option is exercisable for a period not to exceed ten years and no Option is exercisable until six months after the date of grant. For each Option, the Committee will establish (i) the term of each Option and (ii) the time or period of time in which the Option will vest. The exercise price will be paid in cash or, subject to the approval of the Committee, (i) in shares of Common Stock valued at their fair market value (as defined) on the date of exercise, (ii) through a cashless exercise (as defined), or (iii) in a combination of the foregoing.

     Except in the event of the death or permanent and total disability (as defined) of an optionee or the termination of the employment of an optionee for cause (as defined), Options are exercisable only while an optionee is employed by the Company or within one month after such employment has terminated to the extent that such Options were exercisable on the last day of employment and had not expired by its terms. In the event of the death or disability of an optionee, Options are exercisable within one year after such death or permanent and total disability (as defined) to the extent that such Options were exercisable on the last day of employment and such Options had not expired by their terms. In the event of the termination of the employment of an optionee for cause (as defined), all Options held by such optionee terminate as of the date of termination. Options are not transferable other than by will or by the laws of descent and distribution.

     Upon a change in control of the Company (a "Change in Control"), all Options become immediately exercisable. The Incentive Plan defines Change in Control to mean (i) a "change in control" as that term is defined in the federal securities laws, (ii) the acquisition by any person, after the effective date of the Incentive Plan, of 20% or more of the shares of voting securities of the Company, except to the extent the Board, as constituted immediately prior to such acquisition, determines no Change in Control has occurred, (iii) certain changes in the composition of the Board as a result of a contested election for positions on the Board or (iv) any other event which the Board determines to constitute a change in control of the Company.

     An optionee does not recognize any income for federal tax purposes at the time a non-qualified option is granted, and the Company is not then entitled to a deduction. When any part of a non-qualified option is exercised, the optionee recognizes ordinary income in an amount equal to the difference between the fair market value (as defined) of the shares on the exercise date and the exercise price of the non-qualified option, and the Company generally recognizes a tax deduction at the same time and in the same amount. An optionee generally recognizes capital gain or loss on disposition of shares acquired by exercising a non-qualified option. The optionee's tax basis in such shares equals the fair market value (as defined) of the stock at exercise. If the stock is sold at a loss, an optionee may be limited in the amount of loss that is currently deductible.

     If all or any part of the exercise of a non-qualified option is paid by an optionee with shares of Common Stock (including shares previously acquired on the exercise of any Options), no gain or loss will be recognized on the shares surrendered on payment. The number of shares received on such exercise of the non-qualified option equal to the number of shares surrendered will have the same basis and holding period, for purposes of determining whether subsequent dispositions result in long-term or short-term capital gain or loss, as the basis and holding period of the shares surrendered. The balance of the shares received on such exercise will be treated for federal income tax purposes as described in the preceding paragraph as though issued on the exercise of the non-qualified option for an exercise price equal to the consideration, if any, paid by the optionee in cash. The optionee's compensation, which is taxable as ordinary income on such exercise, and the Company's deduction will not be affected by whether the exercise price is paid in cash or in shares of Common Stock. However, gain on the stock transferred to exercise the non-qualified option is deferred.

     An optionee does not recognize any income for federal tax purposes when an incentive stock option is granted or upon its qualified exercise. If an optionee does not dispose of the shares acquired by exercising an incentive stock option within two years after its grant and one year after its exercise, the exercise is qualified and the gain or loss (if any) on a subsequent sale will be a long-term capital gain or loss. Such gain or loss is the difference between the sales proceeds and the exercise price of the Option covering the stock sold. The Company is not entitled to a tax deduction as the result of the grant or qualified exercise of an incentive stock option.

     If an optionee disposes of shares acquired upon exercise of an incentive stock option within either two years after the date of its grant or one year after its exercise, the disposition is a disqualifying disposition and the optionee will recognize ordinary income in the year of such disposition. The amount of ordinary income recognized equals the excess of the fair market value (as defined) of shares at the time the incentive stock option was exercised over the exercise price, and the balance of the gain (if any) will be long or short term capital gain depending on whether the shares were disposed more than one year after exercise. If the disqualifying disposition is at a price between the exercise price and fair market value (as defined) at exercise, the ordinary income is limited to the excess of the amount realized on the disposition over the exercise price. If the disqualifying disposition is at a price below the exercise price, the loss will be long or short term capital loss depending on the optionee's holding period with respect to the disposed shares. The Company generally is entitled to a deduction in the year of the disqualifying disposition in an amount equal to the ordinary income recognized by the optionee as a result of such disposition.

     If all or any part of the exercise of an incentive stock option is paid by an optionee with shares of Common Stock (including shares previously acquired on the exercise of any Option), the optionee generally will not recognize any income, gain or loss on the transfer of the surrendered shares. The tax basis and the holding period for the acquired shares will be determined in the same manner described above for non-qualified stock options exercised with shares of Common Stock. However, if the shares of Common Stock used to exercise the incentive stock options were acquired on the exercise of an incentive stock option ("Tax Deferred Option Stock"), then such use is a disqualifying disposition as to such stock if the applicable holding periods described in the preceding paragraph are not met. In such event, the optionee would recognize gain or loss on such disqualifying disposition of the Tax Deferred Option Stock as described in the preceding paragraph.

     The excess of the fair market value (as defined) of the shares upon exercise of an incentive stock option over the exercise price is a positive adjustment for alternative minimum tax ("AMT) purposes. In addition, the basis of shares acquired through the exercise of an incentive stock option for determining gain or loss for AMT purposes is increased by the amount of the positive AMT adjustment created due to the earlier exercise.

     RESTRICTED STOCK. A grant of shares of restricted stock represents the promise of the Company to issue shares of Common Stock of the Company on a predetermined date (the "Issue Date") to a Participant, provided the Participant is continuously employed by the Company until the Issue Date. Vesting of the shares occurs on a second predetermined date (the "Vesting Date"), if the Participant has been continuously employed by the Company until that date. Prior to the Vesting Date, the shares are not transferable by the Participant and are subject to a substantial risk of forfeiture. The Committee may, at the time shares of restricted stock are granted, impose additional conditions to the vesting of the shares, such as, for example, the achievement of specified performance goals. Vesting of some portion, or all, of the shares of restricted stock may occur on the termination of the employment of a Participant, other than for cause (as defined), prior to the Vesting Date. If vesting does not occur, shares of restricted stock are forfeited.

     If the employment of a Participant is terminated by the Company for any reason other than cause (as defined), a portion of the unvested shares of restricted stock (to the extent not forfeited or canceled) as determined by the Committee at the date of grant will vest on the date of such termination. In the event the Participant's employment with the Company is terminated for cause (as defined), all unvested shares of restricted stock will be forfeited as of the date of such termination.

     On the occurrence of a Change in Control, all shares of restricted stock which have not vested or been forfeited will vest automatically.

     A Participant will not recognize any income for federal tax purposes at the time shares of restricted stock are granted or issued, nor will the Company be entitled to a tax deduction at that time. However, when either the transfer restriction or the forfeiture risk lapses, such as on the Vesting Date, the Participant will recognize ordinary income in an amount equal to the fair market value (as defined) of the shares of restricted stock on the date on which they vest. Unless restricted by the agreement relating to such grant, a Participant may file an appropriate election under Section 83(b) of the Code with the Internal Revenue Service within 30 days of the Issue Date of the restricted stock (the "Election"), which results in the Participant's receipt of deemed ordinary income in an amount equal to the fair market value (as defined) of the shares of restricted stock on the date on which they are issued. However, if a Participant files an Election and the restricted stock is subsequently forfeited, such Participant is not allowed a tax deduction for the amount previously reported as ordinary income due to the Election.

     Gain or loss (if any) from a disposition of restricted stock after the Participant recognizes any ordinary income (whether by vesting or an Election) will generally constitute short- or long-term capital gain or loss. The Company will generally be entitled to a tax deduction at the time the Participant recognizes ordinary income on the restricted stock, whether by vesting or an Election.

     PERFORMANCE AWARDS A performance award is an award granted to a Participant contingent upon the future performance of the Company or any subsidiary, division or department thereof over a specified performance period. The Committee will establish the relevant performance criteria, subject to adjustment to reflect unforeseen events or changes. Each performance award will be subject to a maximum value at the time of grant of such award. In determining the amount of a performance award to be granted to a particular Participant, the Committee will take into account such factors as the Participant's responsibility level and growth potential, the amount of other Incentive Awards granted to or received by such Participant, and such other considerations as the Committee deems appropriate. Payment of an Incentive Award may be in cash, Common Stock, or a combination thereof, as determined by the Committee.


     A performance award will terminate if the Participant does not remain continuously employed by the Company at all times during the applicable performance period, unless the Committee determines otherwise.

     On the occurrence of a Change in Control, the Committee (as constituted immediately before such Change in Control) will determine whether performance awards which have not theretofore satisfied the requisite performance measure or for which the performance period has not expired, will immediately be paid or will remain outstanding according to their respective terms.

     A Participant will recognize ordinary income for federal income tax purposes in the amount equal to cash paid and/or the fair market value (as defined) of the Common Stock at the time it is received, with the Company generally entitled to a deduction in the same amount.

     PHANTOM STOCK. A share of phantom stock represents the right to receive the economic equivalent of a grant of restricted stock. Shares of phantom stock are subject to the same vesting requirements as are shares of restricted stock. On vesting of a share of phantom stock, the holder is entitled to receive cash in an amount equal to the sum of (i) the fair market value (as defined) of a share of Common Stock as determined on the vesting date and (ii) the aggregate amount of cash dividends paid in respect of a share of Common Stock during the period commencing on the date of grant and ending on the vesting date. The cash payment for phantom stock is treated the same as a cash bonus for federal income tax purposes and generally creates a deduction to the Company when paid. In addition, the value of a share of phantom stock (whether or not vested) is paid immediately on the occurrence of a Change in Control of the Company. The Committee may not grant any cash bonus in connection with the grant of shares of phantom stock.

     STOCK AND CASH BONUSES. Bonuses payable in stock may be granted by the Committee and may be payable at such times and subject to such conditions as the Committee determines. On the receipt of a stock bonus, a Participant will recognize ordinary income for federal tax purposes in an amount equal to the fair market value (as defined) of the Common Stock at the time it is received. The Committee may grant, in connection with a grant of shares of restricted stock or shares of Common Stock granted as a performance award or a stock bonus, a cash "tax" bonus, payable when a Participant is required to recognize income for federal income tax purposes with respect to such shares of Common Stock. This tax bonus may not be greater than the value of the shares of restricted stock and/or Common Stock at the time the income is required to be recognized. Any such bonus will result in ordinary income to the Participant and generally a deduction to the Company. The grant of a cash bonus will not reduce the number of shares of Common Stock with respect to which Options, shares of restricted stock, shares of phantom stock or stock bonuses may be granted pursuant to the Incentive Plan.

     MERGERS AND OTHER TRANSACTIONS. If the Company is the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), each outstanding Option will entitle the optionee to acquire on exercise the securities which a holder of the number of shares of Common Stock subject to such Option would have received in such merger or consolidation. In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the Company's assets, a merger or consolidation involving the Company in which the Company is not the surviving corporation or a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee, in its absolute discretion, has the power to either (i) cancel, effective immediately prior to the occurrence of such event, each Option outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the optionee an amount in cash, for each share of Common Stock subject to such Option, equal to the excess of (A) the value of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; or (ii) provide for the exchange of each outstanding Option (whether or not then exercisable) for an Option on some or all of the property for which such Option is exchanged and, incident thereto, make an equitable adjustment in the exercise price of the Option, or the number of shares or amount of property subject to the Option or, if appropriate, provide for a cash payment to the optionee in partial consideration for the exchange of the Option.

     AMENDMENT AND TERMINATION. The Incentive Plan generally terminates on the tenth anniversary of its adoption by the Board. The Board may at any time suspend or discontinue the Incentive Plan or revise or amend it in any respect whatsoever, provided, however, that without approval of the holders of a majority of the Company's outstanding securities present in person or by proxy and entitled to vote at an annual or special meeting of stockholders (or such greater percentage as may be required by applicable law or the Company's articles of incorporation), no revision or amendment will (i) increase the number of shares of Common Stock that may be issued under the Incentive Plan (subject to adjustments for certain recapitalizations of the Company), (ii) increase the maximum number of shares of Common Stock that may be subject to an Incentive Award granted to any Participant for any calendar year (subject to adjustment for certain recapitalizations of the Company), (iii) materially increase the benefits accruing to optionees, (iv) materially modify the requirements as to eligibility for participation in the Incentive Plan, (v) extend the term of the Incentive Plan, or (vi) decrease any authority granted to the Committee under the Incentive Plan in contravention of Rule 16b-3.

     CERTAIN SECURITIES LAW AND TAX MATTERS. The Incentive Plan is intended to comply with all applicable conditions of Rule 16b-3 or any successor provision under the Exchange Act. To the extent any provision of the Incentive Plan fails to so comply, such provision will be construed and deemed amended to conform to Rule 16b-3 to the extent permitted by applicable law and deemed advisable by the Board. The Company intends to register under the Securities Act (as defined), the Common Stock reserved for issuance under the Incentive Plan on a registration statement on Form S-8. The Company intends to file such Form S-8 with the Securities and Exchange Commission ("SEC") after the Company's stockholders approve the Incentive Plan's adoption, and before any Option first becomes exercisable.

     The Incentive Plan is intended to comply with all applicable conditions of
Section 162(m) of the Code, so that stock options granted under the Incentive Plan with an exercise price of not less than fair market value (as defined) of a share of Common Stock on the date of grant will qualify as "qualified performance-based compensation" and the favorable tax treatment associated therewith. To the extent any provision of the Incentive Plan would disqualify the Incentive Plan or would not otherwise permit the Incentive Plan to comply with Section 162(m) as so intended, such provision will be construed and amended to conform to the requirements or provision of Section 162(m) to the extent permitted by applicable law and deemed advisable by the Board; provided, however, that no such construction or amendment will have an adverse economic effect on any Participant with respect to any Incentive Award previously granted under the Incentive Plan.

     The Incentive Plan provides that the Company may require the Participant to remit to the Company cash in an amount sufficient to satisfy certain federal, state and local income tax withholding requirements by remitting cash to the Company. In addition, the Company has the right to withhold from any cash payment required to be made to a Participant with respect to an Incentive Award an amount sufficient to satisfy the federal, state and local withholding tax requirements.

NEW PLAN BENEFITS

     The following table provides information concerning options granted in 1997 under the Company's Incentive Plan to the Company's Chief Executive Officer, the Company's Vice President of Operations, the Company's Chief Financial Officer, the Company's Executive Officers as a group, all non-executive employees as a group, and the benefits or amounts that would have been received by non-employee Directors under the Director Plan, as if the Incentive Plan and the Director Plan had been in effect during 1996. All options granted are subject to stockholder approval of the Incentive Plan and the Director Plan.

                                                                                                          1997 NON-EMPLOYEE DIRECTOR
                                                                      1996 INCENTIVE STOCK PLAN                STOCK OPTION PLAN
                                                                    ------------------------------         -------------------------
                                                                     DOLLAR                                DOLLAR
NAME AND POSITION                                                    VALUE(1)        # OF UNITS(2)         VALUE(3)    # OF UNITS(4)
--------------------------------------------------------             ------          -------------         ------      ------------
Dan C. Tutcher, Chairman ...............................             $   11.55          30,000               --             --
of the Board, President and
Chief Executive Officer

I.J. Berthelot, II, Vice ...............................             $   10.50          30,000               --             --
President of Operations,
Chief Engineer

Richard A. Robert, Chief ...............................             $   10.50          22,000               --             --
Financial Officer and
Treasurer

Executive Officers as a ................................             $   10.50          99,500               --             --
group (4 persons) ......................................             $   11.55

Non-Employee Directors as ..............................               --                 --               $6,000         10,000
a group (2 persons)

Non-Executive Employees ................................             $   10.50          60,500               --             --
as a group (5 persons) .................................             $   11.55

--------------
(1) Represents the range of exercise prices at which options granted to the named persons and groups under the Company's Incentive Plan were granted in 1997, which exercise prices were calculated with reference to the closing sale price of the Company's Common Stock on the date of grant, as reported by the American Stock Exchange.

(2) Represents the aggregate number of shares underlying options granted to the named persons and groups under the Company's Incentive Plan in 1997.

(3) Represents the aggregate amount of cash fees that the two current non-employee Directors, given the number of Board meetings held during the fiscal year ended December 31, 1996, would have been eligible to receive during 1996.

(4) Represents the aggregate number of shares underlying options that the two current non-employee Directors would have been eligible to receive during 1996 if the Director Plan had been in effect.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of Common Stock outstanding on the Record Date entitled to vote and represented at the Annual Meeting in person or by proxy will constitute approval of the Incentive Plan's adoption.

     THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADOPTION OF THE INCENTIVE PLAN.

          APPROVAL OF THE 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     On April 14, 1997, the Board of Directors adopted the Director Plan, subject to the approval of the Company's Stockholders. The Director Plan appears as EXHIBIT B to this proxy statement. The full text of the Director Plan is incorporated herein by this reference, and the following summary is qualified in its entirety by reference to the text of such plan.

     Under the Director Plan, the Company may grant non-qualified stock options with respect to 50,000 shares of Common Stock. The Board believes that the adoption and approval of the Director Plan is necessary to attract and retain qualified non-employee Directors. The Board believes that the Director Plan will permit the Company to offer attractive equity and cash compensation packages to non-employee s comparable to compensation packages offered by other competitive and growing companies in the industry. The Board believes that emphasizing equity-based compensation for non-employee Directors will serve the Company's interests by increasing the proprietary interest of such non-employee Directors in the success of the Company.

     The Director Plan entitles each existing non-employee Director (the "Existing Directors") to receive an option to purchase 5,000 shares of Common Stock on the effective date, as defined in paragraph 18 of the Director Plan, attached hereto as EXHIBIT B, (the "Effective Date"). There are currently two Existing Directors that would be eligible to participate in the Director Plan. Pursuant to the provisions of the Director Plan, both Mr. Richards and Mr. Marinos, each Nominees, will be entitled to receive an option to purchase 5,000 shares of Common Stock on the Effective Date of this Director Plan and to receive Cash Fee Awards (as hereinafter defined) for their services as directors. The Director Plan entitles each newly-elected Director who is neither
(i) an employee of the Company nor (ii) appointed or elected to the Board in connection with or as a result of the completion of a financing or acquisition transaction in which the appointment or election of such person is a condition of to the obligation of any party to complete the transaction (a "New Director"), to receive an option to purchase up to 15,000 shares of Common Stock after the Effective Date (together, the Existing Directors and the New Directors are sometimes referred to herein as the "Eligible Directors"). Further, the Director Plan also entitles each Eligible Director to receive an option to purchase 5,000 shares on each date he is reelected after the Effective Date to serve as a member of the Company's Board (beginning with those Directors reelected at the Company's 1998 Annual Meeting). See "Approval of the 1996 Incentive Stock Plan - New Plan Benefits."

     The Company currently provides cash compensation to its Eligible Directors consisting of (i) a quarterly cash fee of $500, (ii) a cash fee of $500 for each regular or special Board meeting attended and (iii) a cash fee of $300 for each meeting of any committee of the Board attended (as such fees are set by the Company from time to time, the "Cash Fee Awards"). Under the Director Plan, each Eligible Director may elect, on the date of each annual meeting of the stockholders, to have his Cash Fee Awards for the next succeeding year paid to him in shares of Common Stock in lieu of cash (the "Conversion Election"). If an Eligible Director makes a Conversion Election for a given year, he receives that number of shares of Common Stock equal to dividing a Cash Fee Award by the fair market value of a share of common stock on the last day of the calendar quarter in which the Cash Fee Award is paid.

     The Director Plan will be administered by the Compensation Committee which, at present, is comprised of Messrs. Marinos and Richards. The Compensation Committee will have no discretion as to the selection of the non-employee Directors to whom NQOs are to be granted or Cash Fee Awards paid, the number of shares subject to any NQO granted, the exercise price of any NQO granted or the ten-year maximum term of any NQO granted thereunder. The Compensation Committee will have the authority to interpret and construe any provision of the Director Plan and to adopt such rules and regulations for administering the Director Plan as it deems necessary. All decisions and determinations of the Compensation Committee are final and binding on all parties. The Company will indemnify each member of the Compensation Committee against any cost, expenses or liability arising out of any action, omission or determination relating to the Director Plan, unless such action, omission or determination was taken or made in bad faith and without reasonable belief that it was in the best interest of the Company.

     The Board may at any time amend the Director Plan in any respect; provided, that without the approval of the Company's stockholders, no amendment may (i) materially increase the benefits accruing to Eligible Directors, (ii) materially increase the number of shares of Common Stock that may be issued under the Director Plan, (iii) materially modify the requirements as to eligibility for participation in the Director Plan.

     The Director Plan provides for an adjustment in the number of shares of Common Stock available to be issued under the Director Plan and the number of shares subject to NQOs on a change in the capitalization of the Company, a stock dividend or split, a merger or combination of shares and certain other similar extraordinary corporate transactions. The Director Plan also provides for the termination of NQOs on the occurrence of certain corporate events.

     The Director Plan provides that Eligible Directors may elect to satisfy certain federal income tax withholding requirements by remitting cash to the Company. In addition, the Director Plan provides that, at the election of an Eligible Director, an unrelated broker-dealer acting on behalf of the Eligible Director may exercise NQOs granted to the Eligible

Director and immediately sell the shares acquired on account of the exercise to raise funds to pay the exercise price of the NQO and the amount of any withholding tax which may be due on account of the exercise.

     A summary of the most significant features of the NQOs and the tax consequences to recipients thereof, follows.

     NON-QUALIFIED STOCK OPTIONS. The exercise price of each NQO granted under the Director Plan will be determined by the Committee. As of April 8, 1997, the closing sale price of a share of the Company's Common Stock, as reported by the American Stock Exchange was $15.625. Each NQO is exercisable for a period not to exceed ten years. For each NQO, the Committee will establish the time or period of time in which the NQO will vest. The exercise price shall be paid in cash, certified check, bank draft or postal or express money order.

     Except in the event of the death of an Eligible Director, NQOs are exercisable only while an Eligible Director is a member of the Board or within three months after he has ceased to be a Director (to the extent that the NQOs were exercisable on the date he ceased to be a Director). In the event of the death of an Eligible Director, NQOs are exercisable within six months after such death to the extent that such NQOs were exercisable on the date of death. NQOs are not transferable other than by will or by the laws of descent and distribution.

     An Eligible Director will not recognize any income for federal tax purposes at the time an NQO is granted, nor will the Company be entitled to a deduction at that time. However, when any part of an NQO is exercised, the Eligible Director will recognize ordinary income in an amount equal to the difference between the exercise price of the NQO and the fair market value of the shares received, and the Company will recognize a tax deduction in the same amount.

     The Company intends to register under the Securities Act (as defined), the Common Stock reserved for issuance under the Director Plan on a registration statement on Form S-8. The Company intends to file such Form S-8 with the SEC after the Company's stockholders approve the Director Plan's adoption, and before any Option first becomes exercisable.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of shares of a majority of Common Stock outstanding on the Record Date entitled to vote and represented at the Annual Meeting in person or by proxy will constitute approval of the Director Plan's adoption.

     THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADOPTION OF THE DIRECTOR PLAN.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information based upon the records of the Company and filings with the SEC as of March 31, 1997, with respect to (i) each person known to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each executive officer and each of the Nominees named in "Election of Directors - Information Regarding the Nominees," and (iii) all Directors and executive officers as a group.

                                            NUMBER OF  PERCENTAGE OF    TOTAL
NAME AND ADDRESS                            SHARES      OUTSTANDING     VOTING
OF BENEFICIAL OWNER                         OWNED(1)      SHARES      PERCENTAGE
-----------------------------------------   ---------  -------------  ----------
Magic Gas Corp.(2) ......................   611,240        24.4           24.4
1100 Louisiana, Suite 2950
Houston, Texas 77002

Dan C. Tutcher (3) ......................   611,540        24.5           24.5
1100 Louisiana, Suite 2950
Houston, Texas 77002

Stevens G. Herbst (4)(5) ................   285,902        11.4           11.4
710 Buffalo, Suite 800
Corpus Christi, Texas 78401

Kenneth B. Holmes Jr (4) ................   283,195        11.3           11.3
710 Buffalo, Suite 800
Corpus Christi, Texas 78401

Wellington Management Co.,LLP (6) .......   219,100         8.8            8.8
75 State Street
Boston, MA 02109

Kennedy Capital Management, Inc. ........   161,950         6.5            6.5
10829 Olive Blvd
St. Louis, MO 63141

I. J. Berthelot, II (7)(8) ..............    78,066         3.1            3.1
1100 Louisiana, Suite 2950
Houston, Texas 77002

Richard A. Robert (9) ...................    22,804           *              *
1100 Louisiana, Suite 2950
Houston, Texas 77002

Duane S. Herbst (10) ....................    11,152           *              *
710 Buffalo, Suite 800
Corpus Christi, Texas 78401

E. P. Marinos (11) ......................     2,007           *              *
2901 Sargent Street
Seabrook, Texas 77586

Richard N. Richards (11) ................     2,507           *              *
18610 Upper Bay Road
Houston, Texas 77058

All Nominees and Executive ..............   728,076        29.1           29.1
Officers as a group (6 persons)

----------------
*    Denotes less than 1%.

(1) Except as otherwise noted, shares beneficially owned by each person as of the record date were owned of record and each person had sole voting and investment power with respect to all shares beneficially held by such person.

(2) All of the outstanding stock of Magic is owned by Dan C. Tutcher and Kimberly Tutcher as husband and wife.

(3) Includes 611,240 shares of Common Stock held of record by Magic, an affiliate of Mr. Tutcher, 100 shares owned by Mr. Tutcher's daughter and 200 shares held as custodian for minor children under the Uniform Gift to Minors Act.

(4) Stevens G. Herbst and Kenneth B. Holmes, Jr. are parties to an irrevocable five-year voting proxy agreement dated August 5, 1996 pursuant to which all voting power of such shares owned of record and beneficially by Messrs. Herbst and Holmes will be voted by the trust department of a banking institution. See "Principal Stockholders - Voting Proxy Agreement."

(5) Includes 4,460 shares held of record by Rainbow Investments Company ("Rainbow") which is controlled by Stevens G. Herbst.

(6) On January 24, 1997, Wellington Management Company L.L.P. filed a Schedule 13G on behalf of itself and Wellington Trust Company, NA ("Wellington Trust"), a wholly-owned subsidiary, denoting beneficial ownership of the shares shown above. On January 27, 1997, Wellington Trust filed a Schedule 13G denoting beneficial ownership of 144,100 shares of the Company's Common Stock.

(7)  Includes 4,461 shares which are subject to certain vesting requirements.

(8) Mr. Berthelot holds 1,338 shares as custodian for minor children under the Uniform Gift to Minor Act.

(9) Includes 13,382 shares which are subject to certain vesting requirements, and 500 shares owned by Mr. Robert's father.

(10) Includes 2,676 shares which are subject to certain vesting requirements.

(11) Messrs. Marinos and Richards were each issued a stock grant of 2,007 shares on July 1, 1996. All shares are subject to certain vesting requirements. See "Election of Directors - Directors Compensation and Board Committees."

VOTING PROXY AGREEMENT

     In July 1996, Stevens G. Herbst, Kenneth B. Holmes, Jr. and the Company entered into an irrevocable five-year voting proxy agreement. Pursuant to the voting proxy agreement, all shares owned of record and beneficially by Messrs. Herbst and Holmes will be voted by the trust department of a banking institution. Pursuant to this agreement, the appointed proxy holder is empowered and authorized to represent Messrs. Herbst and Holmes and to vote their shares in the same proportion as all other shares of Common Stock are voted which are held of record and beneficially by stockholders who are not officers, Directors, or Affiliates (as defined) of the Company. Messrs. Herbst and Holmes have retained the power to receive dividends and sell their shares.

LOCK-UP AGREEMENTS

     In conjunction with the Company's Common Stock offering in August 1996, the holders of approximately 1,382,530 shares of the Company's Common Stock (including all Directors and Executive Officers of the Company) entered into an agreement not to sell such shares for a period of 18 months from August 9, 1996.

     Two principal stockholders, Stevens G. Herbst and Kenneth B. Holmes, Jr., each have certain piggyback registration rights with regard to shares of Common Stock held by them, subject to certain limitations. Their shares will be released from such lockup agreements if the Company files a registration statement in connection with an underwritten offering within 18 months of the Company's public offering in August 1996. Should the number of shares to be registered in any underwritten offering be cut-back by the underwriter in such registrations, the number of shares offered by both the Company and the principal stockholders shall be reduced proportionately. The Company will bear the expenses of such registrations of the Common Stock, except for any underwriting discounts and commissions.

                                OTHER INFORMATION

EXECUTIVE OFFICERS OF THE COMPANY

     The Company currently has four executive officers: Dan C. Tutcher, President and Chief Executive Officer; I. J. Berthelot II, Vice President of Operations and Chief Engineer; Richard A. Robert, Chief Financial Officer and Treasurer; and Duane S. Herbst, Vice President of Corporate Affairs and Secretary. See "Election of Directors-Information Regarding the Nominees" for biographical information concerning Messrs. Tutcher and Berthelot.

     RICHARD A. ROBERT (31) is Chief Financial Officer and Treasurer and has been with the Company since its formation in 1992. Mr. Robert joined the Company as Controller and became Chief Financial Officer and Treasurer in 1996. From 1988 to 1992 he was an audit associate in the energy audit division of Arthur Anderson and Co. Mr. Robert is a certified public accountant and is a member of the Texas Society of Certified Public Accountants. He holds a Bachelors of Business Administration degree in Accounting from Southwest Texas State University.

    DUANE S. HERBST (33) is an officer of the Company in a part-time capacity. As such, he has been Secretary of the Company since its formation in 1992 and Vice President of Corporate Affairs since 1996. From April 1992 until its merger with the Company in September 1992 he held the office of President of Nugget. Since 1989 he has been Vice President of Rainbow. He holds a Masters of Business Administration from the University of Texas and a Bachelors of Science degree in Finance from Trinity University. Mr. Herbst is the son of Stevens G. Herbst.

EXECUTIVE COMPENSATION

     The following table reflects all forms of compensation for services to the Company for the years ended December 31, 1996, 1995, and 1994 for the Chief Executive Officer, the Vice President of Operations, and the Chief Financial Officer of the Company. During 1995 and 1994, no other executive officers received compensation, including bonuses, which exceeded $100,000.

                                                                                                      LONG-TERM
                                                                                                     COMPENSATION
                                                                 ANNUAL COMPENSATION                    AWARDS
                                                       ---------------------------------------        ----------
                                                                                                      RESTRICTED
NAME AND PRINCIPAL                                                                OTHER ANNUAL          STOCK          ALL OTHER
POSITION                                YEAR            SALARY         BONUSES    COMPENSATION          AWARDS       COMPENSATION(1)
---------------------------------       ----           --------        -------    ------------        -----------    ------------
Dan C. Tutcher, .................       1996           $125,000          --             --                --            $12,400
Chief Executive Officer .........       1995           $125,000          --             --                --            $ 6,675
                                        1994           $125,000          --             --                --            $ 6,675

I.J. Berthelot, II, .............       1996           $ 59,110          --          $ 5,586(2)        $91,383          $ 1,518
Vice President of Operations ....       1995(3)        $ 64,206        $1,200        $16,170(2)        $ 4,200             --
                                        1994           $ 66,486          --             --             $ 3,000             --

Richard A. Robert, ..............       1996(3)        $ 65,125          --          $ 5,586(2)        $25,383          $ 8,228
Chief Financial Officer .........       1995           $ 50,654        $1,200           --             $ 4,200          $ 4,800
                                        1994           $ 47,109        $5,000           --             $ 3,000          $ 3,200

----------

(1) Represents the Company's matching contributions to the Midcoast Energy Resources, Inc. Profit Sharing Plan and Trust (401(k) Plan) and certain personal benefits including car allowances.

(2) Includes amounts paid by the Company as reimbursement for taxes incurred on appreciation of shares of stock issued as consideration for executing employment agreements.

(3) Mr. Berthelot and Mr. Robert became executive officers in 1995 and 1996, respectively.

     Additionally, the Company has not granted any options to any officers or Directors of the Company other than those options that were granted pursuant to the Incentive Plan in February 1997.

     Pursuant to separate shareholder's agreements dated April 30, 1994 by and between the Company and I. J. Berthelot, II, Richard A. Robert and Duane S. Herbst, each officer was respectively, issued 11,152, 11,152, and 6,691 shares, of the Company's Common Stock as additional consideration for their services to the Company. Such shares, reduced each year pursuant to a five year vesting schedule, are subject to the Company's repurchase upon the termination of the respective officer's employment, for any reason, after a 30-day notice period.

EXECUTIVE EMPLOYMENT CONTRACTS

     Dan C. Tutcher, the Chief Executive Officer and President of the Company, has an employment agreement with the Company which, as amended, terminates in December 2001 pursuant to which he receives a base annual salary of $95,000 in 1997, $125,000 in 1998 and 1999 and $150,000 in 2000 and 2001 and may
participate in any such executive level bonuses or salary increases as the Board may approve. Mr. Tutcher is also entitled to reimbursement for reasonable automobile expenses not to exceed $500 each month and is eligible for participation in the Company's group insurance plans. Mr. Tutcher is required to devote his full business time and attention to the Company.

     In April 1995, and subsequently amended in December 1995, Mr. I. J. Berthelot, II, Vice President of Operations and Chief Engineer, entered into an four-year employment agreement with the Company. Pursuant to the employment agreement Mr. Berthelot is to receive an annual base salary of $55,200, increased a minimum of 10% annually, beginning on April 17, 1995. Mr. Berthelot was also awarded 57,991 shares of the Company's Common Stock as consideration of executing the agreement. Mr. Berthelot is required to devote his full business time and attention to the Company.

     In April 1994, and subsequently amended in April 1996, Richard A. Robert, Chief Financial Officer and Treasurer, entered into a five-year employment agreement with the Company. Pursuant to the employment agreement, Mr. Robert is to receive an annual base salary of $69,000 to be increased a minimum of 10% annually, beginning on April 8, 1997. Mr. Robert was also awarded 8,921 shares of the Company's Common Stock as consideration for executing the agreement. Such shares, reduced each year pursuant to a vesting schedule, are subject to the Company's repurchase upon the termination of Mr. Robert's employment with the Company for any reason. Mr. Robert is required to devote his full business time and attention to the Company.

     In May 1996, Duane S. Herbst, Secretary, began receiving an annual salary from the Company of $24,000 per year for his part-time services as Secretary and Vice President of Corporate Affairs. Previously, the Company had a month-to-month arrangement which provided a monthly payment of $1,050 to compensate Rainbow for the Company's use of the time of Mr. Herbst.

CERTAIN TRANSACTIONS

    The Company has obtained financing from certain former officers and Directors and affiliates for the acquisition and construction of pipelines. This financing enabled the Company to take advantage of pipeline acquisition opportunities that would have otherwise been unavailable to the Company because no other source or no less costly source of financing may have been available to the Company at the time such opportunities arose. It is management's belief that under such circumstances these transactions with affiliates were fair and equitable to the Company. Prior to the Company's Common Stock offering in August 1996, all indebtedness to non-affiliated third parties had been personally guaranteed by Dan C. Tutcher, Stevens G. Herbst, and Kenneth B. Holmes, Jr., the Company's three largest shareholders. Set forth below are descriptions of such transactions:

    COOK INLET PIPELINE. In April 1994, Texline, a Texas corporation owned by two former officers and Directors of the Company and Rainbow provided approximately $1,000,000 in certificates of deposit and U. S. Treasury Bills as security for obtaining the long-term bank financing for the Company's Alaska investment (the "Alaska Loan"). This collateral was outstanding for a period of approximately eight months at which point the Company replaced the Alaska Loan with another commercial lender and the collateral was released. In consideration for providing such security, the Company assigned a 3% and a 2% net revenue interest to Texline and Rainbow, respectively, on the net income derived from the Company's investment in the Cook Inlet Systems in Alaska. However, the net revenue interest applies only after all costs associated with the investment have been recouped by the Company. As a result, no amounts have been paid under the assignment of the net revenue interests.

    PROJECT REFINANCING. In December 1994, Texline provided a $275,000 unsecured loan (as amended, the "Texline Note") to the Company, which bore interest at the Mercantile Bank, N.A. - Corpus Christi prime rate plus 1.5%. Interest was payable monthly and principal and remaining accrued interest were due in full at maturity on April 1, 1997. The proceeds of the loan were used for general corporate purposes including the repayment of other indebtedness. Principal of $75,000 was repaid in November 1995 with the remaining $200,000 repaid in August 1996 with proceeds from the Common Stock offering. Cash payments totaling $39,106 were made for interest during the term of the loan.

     EXXON PRODUCTION ACQUISITION. In May 1995, Texline provided a $173,822 loan to partially finance the acquisition of a 23% working interest in oil and gas production from two leases located in Starr County, Texas. The loan, as amended in March 1996, bore interest at the Mercantile Bank N.A.-Corpus Christi prime rate plus 1% and matured on April 1, 1997. However, the loan was repaid in full in July 1996 with cash generated from operations. Cash payments of interest amounting to $3,346 and $18,124 were made during 1995 and 1996, respectively. No collateral was required to obtain this loan, although, as additional consideration for obtaining the loan, Texline was assigned a .5% working interest in the oil and gas properties.

     FIVE FLAGS SYSTEM. In September 1995, the Company and Rainbow jointly acquired 100% of the outstanding capital stock of Five Flags Pipe Line Company ("Five Flags") from Five Flags Holding Company. Total cash consideration of $2,052,000 was paid for the stock, of which the Company's share was $1,872,450 representing 91.25% of Five Flags' capital stock and Rainbow's share was $179,550 for 8.75% of Five Flags' capital stock. This transaction was financed by Stevens G. Herbst, a former officer and Director of the Company. A promissory note in the amount of $1,872,450 was issued by the Company in favor of Mr. Herbst ("the Herbst Note") which provided for monthly payments of interest beginning April 1, 1996 through December 31, 1996, at which time both principal and all accrued interest would be due in full. Interest on the Herbst Note accrued at the prime rate plus 2%. Shortly after acquiring Five Flags' capital stock, the Company and Rainbow sold 100% of the capital stock of Five Flags to Koch Gateway Pipeline Company for $4,664,865. A portion of the proceeds from the sale were used to repay the Herbst Note in October 1995 including accrued interest of approximately $10,500, with the remainder of the proceeds used to repay certain other notes associated with the acquisition of Magnolia Pipeline Company ("Magnolia").

     MAGNOLIA PIPELINE ACQUISITION. In connection with the acquisition of Magnolia in October 1995, the Company borrowed $1,200,000 from Rainbow (the "Rainbow Note"). These funds were used in conjunction with the remainder of the sale proceeds of Five Flags to fully retire a $500,000 debenture and a $2,700,000 note due to the seller of Magnolia. The Rainbow Note called for interest to be accrued at the prime rate plus 5% and was due monthly beginning April 1, 1996. The Rainbow Note provided for a maturity date of January 31, 1997, however, upon the entry into a new bank credit facility by the Company in December 1995, the Rainbow Note plus accrued interest of $35,260 was repaid in full.

     As additional consideration for extending the Rainbow Note, Midcoast granted Rainbow a 5% net revenue interest in Magnolia's earnings before interest, income taxes and depreciation to be paid on a monthly basis. The net revenue interest, as amended in May 1996, applied only after Magnolia's acquisition cost had been recouped by the Company. No amounts related to Magnolia's earnings were paid under the assignment of the net revenue interest. The Company had the right to repurchase this net revenue interest for a cash payment of $25,000, with such amount increased an additional $25,000 on November 1, 1995 and each following month up to a maximum of $500,000. In July 1996, the Company exercised it's right to repurchase the net revenue interest for cash consideration of $250,000.

     ADDITIONAL WORKING CAPITAL. Rainbow also loaned the Company a total of $660,000 in December 1995 for general corporate purposes pursuant to an unsecured promissory note accruing interest at the prime rate plus 5%. All amounts under this note were due and payable on January 1, 1997. On January 12, 1996 the Company repaid all principal amounts due under the note to Rainbow as well as accrued interest in the amount of $4,039. The proceeds of such indebtedness were used by the Company for general corporate purposes including the repayment of indebtedness.

     SEAHAWK ACQUISITION. In connection with the acquisition of certain pipeline systems in March 1996, the Company borrowed $100,000 from Rainbow for its equity contribution to Pan Grande Pipeline L.L.C. ("Pan Grande") pursuant to a promissory note between the Company and Rainbow (as amended, the "Pan Grande Note"). The Pan Grande Note bore interest at the prime rate plus 2.5% and was payable in 59 monthly installments of $1,667 plus accrued interest and a final installment at March 15, 2001 in the amount of the remaining principal and accrued interest. The Pan Grande Note was secured by the Company's interest in Pan Grande. Rainbow also committed to lend up to an additional $75,000 in the event an additional system was purchased by Pan Grande. In consideration for the financing of the equity contribution and the commitment for additional financing, the Company issued Rainbow 4,460 shares of the Company's Common Stock. The Pan Grande Note plus accrued interest of $4,896 was repaid in full in August 1996 with proceeds from the Company's Common Stock offering.

     REDEMPTION OF 5% CUMULATIVE PREFERRED STOCK. In May 1996, the Board approved the redemption of the 5% cumulative preferred stock ("5% Preferred") for $118,366 held by Magic (Dan Tutcher is the beneficial owner of such shares), Stevens G. Herbst and Kenneth B. Holmes, Jr. The shares were redeemed for 10% of the stated liquidation value ($1,183,665). As a result of the redemption of the 5% Preferred by the Company, Magic, Mr. Herbst and Mr. Holmes were paid $59,182, $29,592, and $29,592 for the redemption of 100,000, 50,000 and 50,000 shares, respectively.

                                  OTHER MATTERS
AUDITORS

     Hein + Associates LLP ("Hein"), certified public accountants, have served as the independent auditors of the Company for a number of years. It is not proposed that any formal action be taken at the Annual Meeting with respect to the continued employment of Hein. Representatives of Hein plan to attend the Annual Meeting and will be available to answer appropriate questions. These representatives will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and Directors and persons who own more than 10% of any registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC as well as to furnish the Company with a copy of each such report. Additionally, SEC regulations require the Company to identify in its proxy statement any individual for whom one of the above referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during and with respect to the fiscal year ended December 31, 1996, all applicable Section 16 (a) filing requirements were complied with, except that Richard A. Robert and I. J. Berthelot II, were each late in filing a Form 3 pertaining to the commencement of their election as officers and reporting persons and Magic Gas Corp., Stevens G. Herbst and K.B. Holmes, Jr. were each late in filing a Form 4 pertaining to the reporting of the redemption of the Company's 5% Preferred held by these reporting persons.

MISCELLANEOUS MATTERS

     The Company is including herewith a copy of its annual report on Form 10-KSB, covering the fiscal year ended December 31, 1996, which has been filed with the SEC. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 1998 annual meeting of stockholders is required to submit such proposals to the Company on or before December 17, 1997. The cost of soliciting proxies in the accompanying form will be borne by the Company, including the reimbursement of banks, brokers and other custodians, Nominees and fiduciaries for expenses in forwarding solicitation material to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, a number of regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone.


                                             By Order of the Board of Directors


                                             /S/ DUANE S. HERBST
                                                 Duane S. Herbst
                                                 Secretary

Houston, Texas
April 16, 1997

                                    EXHIBIT A

                         MIDCOAST ENERGY RESOURCES, INC.

                            1996 INCENTIVE STOCK PLAN

1.  PURPOSE OF THE PLAN

     This Midcoast Energy Resources, Inc. 1996 Incentive Stock Plan is intended to provide a means through which the Company and its Subsidiaries may attract able persons to enter into the employ of the Company or its Subsidiaries, and to promote the interests of the Company by providing the employees and consultants and consultants of the Company or any Subsidiary corporation, who are largely responsible for the management, growth and protection of the business of the Company, with a proprietary interest in the Company, thereby strengthening their concern for the welfare of the Company and their desire to remain in its employ. A further purpose of the Plan is to provide such persons with additional incentive and reward opportunities to enhance the profitable growth of the Company.

2.  DEFINITIONS

     As used in the Plan, the following definitions apply to the terms indicated below:

     (a) "Board of Directors" shall mean the Board of Directors of Midcoast Energy Resources, Inc.

     (b) "Cause," when used in connection with the termination of a Participant's employment with the Company, shall mean the termination of the Participant's employment by the Company by reason of (i) the conviction of the Participant by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude; (ii) the proven commission by the Participant of an act of fraud upon the Company; (iii) the willful and proven misappropriation of any funds or property of the Company by the Participant; (iv) the willful, continued and unreasonable failure by the Participant to perform duties assigned to him and agreed to by him; (v) the knowing engagement by the Participant in any direct, material conflict of interest with the Company without compliance with the Company's conflict of interest policy, if any, then in effect; (vi) the knowing engagement by the Participant, without the written approval of the Board of Directors of the Company, in any activity which competes with the business of the Company or which would result in a material injury to the Company; or (vii) the knowing engagement in any activity which would constitute a material violation of the provisions of the Company's Policies and Procedures Manual, if any, then in effect.

     (c) "Cash Bonus" shall mean an award of a bonus payable in cash pursuant to
Section 11 hereof.

     (d) "Change in Control" shall mean:

          (i) a "change in control" of the Company, as that term is contemplated in the federal securities laws; or

          (ii) the occurrence of any of the following events:

o (1) any Person becomes, after the effective date of this Plan, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; provided, that the Board of Directors (as constituted immediately prior to such person becoming such a beneficial owner) may determine, in its sole discretion, that a Change in Control has not occurred; and provided further, that the acquisition of additional voting securities, after the effective date of this Plan, by any Person who is, as of the effective date of this Plan, the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Company's then outstanding securities, shall not constitute a "Change in Control" of the Company for purposes of this Section 2(d).

               (2) a majority of individuals who are nominated by the Board of Directors for election to the Board of Directors on any date, fail to be elected to the Board of Directors as a direct or indirect result of any proxy fight or contested election for positions on the Board of Directors; or

               (3) the Board of Directors determines in its sole and absolute discretion that there has been a change in control of the Company.

     (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to any Section and any treasury regulations thereunder.

     (e) "Committee" shall mean the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan.

     (f) "Common Stock" shall mean the Company's common stock, par value $.01 per share.

     (g) "Company" shall mean Midcoast Energy Resources, Inc., a Nevada corporation, and each of its Subsidiaries, and its successors.

     (h) "Consultant" shall mean any person who is engaged by the Company or any Subsidiary to render consulting services and is compensated for such services.

     (i) "Employee" shall mean any person who is an employee of the Company or any Subsidiary within the meaning of Section 3401(c) of the Code and the applicable interpretive authority thereunder.

     (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

     (k) the "Fair Market Value" of a share of Common Stock on any date shall be
(i) the closing sales price on the immediately preceding business day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and asked prices for a share of Common Stock on the immediately preceding business day as quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or (iii) if not quoted on NASDAQ, the average of the closing bid and asked prices for a share of Common Stock as quoted by the National Quotation Bureau's "Pink Sheets" or the National Association of Securities Dealers' OTC Bulletin Board System. If the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

     (l) "Incentive Award" shall mean an Option, a share of Restricted Stock, a Performance Award, a share of Phantom Stock, a Stock Bonus or Cash Bonus granted pursuant to the terms of the Plan.

     (m) "Incentive Stock Option" shall mean an Option which is an "incentive stock option" within the meaning of Section 422 of the Code and which is identified as an Incentive Stock Option in the agreement by which it is evidenced.

     (n) "Issue Date" shall mean the date established by the Committee on which certificates representing shares of Restricted Stock shall be issued by the Company pursuant to the terms of Section 7(d) hereof.

     (o) "Non-Qualified Stock Option" shall mean an Option which is not an Incentive Stock Option and which is identified as a Non-Qualified Stock Option in the agreement by which it is evidenced.

     (p) "Option" shall mean an option to purchase shares of Common Stock of the Company granted pursuant to Section 6 hereof. Each Option shall be identified as either an Incentive Stock Option or a Non-Qualified Stock Option in the agreement by which it is evidenced.

     (q) "Parent" shall mean a "parent corporation" of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.

     (r) "Participant" shall mean an Employee or Consultant who is eligible to participate in the Plan and to whom an Incentive Award is granted pursuant to the Plan, and, upon his death, his successors, heirs, executors and administrators, as the case may be, to the extent permitted hereby.

     (s) "Performance Award" shall mean an award payable in cash or Common Stock, which award is granted pursuant to Section 8 hereof and subject to the terms and conditions contained therein.

     (t) "Person" shall mean a "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and regulations in effect from time to time thereunder.

     (u) a share of "Phantom Stock" shall represent the right to receive in cash the Fair Market Value of a share of Common Stock of the Company, which right is granted pursuant to Section 9 hereof and subject to the terms and conditions contained therein.

     (v) "Plan" shall mean the Midcoast Energy Resources, Inc. 1996 Incentive Stock Plan, as it may be amended from time to time.

     (w) a share of "Restricted Stock" shall mean a share of Common Stock which is granted pursuant to the terms of Section 7 hereof and which is subject to the restrictions set forth in Section 7(c) hereof for so long as such restrictions continue to apply to such share.

     (x) "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

     (y) "Stock Bonus" shall mean a grant of a bonus payable in shares of Common Stock pursuant to Section 10 hereof.

     (z) "Subsidiary" or "Subsidiaries" shall mean any and all corporations in which at the pertinent time the Company owns, directly or indirectly, stock vested with more than 50% of the total combined voting power of all classes of stock of such corporations within the meaning of Section 424(f) of the Code.

     (aa) "Vesting Date" shall mean the date established by the Committee on which a share of Restricted Stock or Phantom Stock may vest.

3.  STOCK SUBJECT TO THE PLAN

     Under the Plan, the Committee may grant to Participants: (i) Options; (ii) shares of Restricted Stock; (iii) Performance Awards; (iv) shares of Phantom Stock; (v) Stock Bonuses; and (vi) Cash Bonuses.

     The Committee may grant Options, shares of Restricted Stock, Performance Awards, shares of Phantom Stock and Stock Bonuses under the Plan with respect to a number of shares of Common Stock that in the aggregate at any time does not exceed 230,000 shares of Common Stock, subject to adjustment pursuant to Section 12 hereof. The grant of a Cash Bonus shall not reduce the number of shares of Common Stock with respect to which Options, shares of Restricted Stock, Performance Awards, shares of Phantom Stock or Stock Bonuses may be granted pursuant to the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Incentive Awards granted to any one individual during any calendar year shall be 50,000 shares of Common Stock, subject to adjustment under Section 12 hereof. The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated in connection with the exercise of Options and the payment of Performance Awards to constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under Section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced.

     If any outstanding Option expires, terminates or is canceled for any reason, the shares of Common Stock subject to the unexercised portion of such Option shall again be available for grant under the Plan. If any shares of Restricted Stock or Phantom Stock, or any shares of Common Stock granted as a Performance Award or a Stock Bonus are forfeited or canceled for any reason, such shares shall again be available for grant under the Plan.

     Shares of Common Stock issued under the Plan may be either newly issued or treasury shares, at the discretion of the Committee.

4.  ADMINISTRATION OF THE PLAN

     The Plan shall be administered by a Committee of the Board of Directors consisting of two or more persons, each of whom shall be both (i) a "non-employee director" within the meaning of Rule 16b-3(b)(3)(i) promulgated under Section 16 of the Exchange Act and (ii) an "outside director" within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder. The Committee shall from time to time designate the key Employees and Consultants of the Company who shall be granted Incentive Awards and the amount and type of such Incentive Awards.

     The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Incentive Award issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all parties.

     The Committee may, in its absolute discretion (i) accelerate the date on which any Option granted under the Plan becomes exercisable, (ii) extend the date on which any Option granted under the Plan ceases to be exercisable, (iii) accelerate the Vesting Date or Issue Date, or waive any condition imposed pursuant to Section 7(b) hereof, with respect to any share of Restricted Stock granted under the Plan and (iv) accelerate the Vesting Date or waive any condition imposed pursuant to Section 9 hereof, with respect to any share of Phantom Stock granted under the Plan.

     In addition, the Committee may, in its absolute discretion, grant Incentive Awards to Participants on the condition that such Participants surrender to the Committee for cancellation such other Incentive Awards (including, without limitation, Incentive Awards with higher exercise prices) as the Committee specifies. Notwithstanding Section 3 hereof, Incentive Awards granted on the condition of surrender of outstanding Incentive Awards shall not count against the limits set forth in such Section 3 until such time as such Incentive Awards are surrendered.

    Except as provided in Section 6(e)(4) hereof, whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee in its absolute discretion.

    No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated from and against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.  ELIGIBILITY

    The persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those Employees who are largely responsible for the management, growth and protection of the business of the Company or any Subsidiary

(including officers of the Company, whether or not they are directors of the Company) or (ii) any Consultant, as the Committee, in its absolute discretion, shall select from time to time; PROVIDED, HOWEVER, Incentive Stock Options may only be granted to Employees.

6.  OPTIONS

     The Committee may grant Options pursuant to the Plan, which Options shall be evidenced by agreements in such form as the Committee shall from time to time approve. Options shall comply with and be subject to the following terms and conditions:

     (a) IDENTIFICATION OF OPTIONS

     All Options granted under the Plan shall be clearly identified in the agreement evidencing such Options as either Incentive Stock Options or as Non-Qualified Stock Options.

     (b) EXERCISE PRICE

     The exercise price of any Option granted under the Plan shall be such price as the Committee shall determine on the date on which such Option is granted; PROVIDED, that such price shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted, subject to (i) the restrictions provided in Section 6(d) hereof and (ii) the adjustments provided in Section 12 hereof.

     (c) TERM AND EXERCISE OF OPTIONS

          (1) Each Option shall be exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on the day on which such Option is granted and set forth in the agreement evidencing the Option; PROVIDED, HOWEVER, that
     (A) subject to the restrictions provided in Section 6(d) hereof, no Option shall be exercisable after the expiration of ten years from the date such Option was granted and (B) no Option shall be exercisable until six months after the date of grant; and, PROVIDED, FURTHER, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan.

          (2) Each Option shall be exercisable in whole or in part with respect to whole shares of Common Stock. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof. Upon the partial exercise of an Option, the agreement evidencing such Option shall be returned to the Participant exercising such Option together with the delivery of the certificates described in Section 6(c)(5) hereof.

          (3) An Option shall be exercised by delivering notice to the Company's principal office, to the attention of its Secretary, no fewer than five business days in advance of the effective date of the proposed exercise. Such notice shall be accompanied by the agreement evidencing the Option, shall specify the number of shares of Common Stock with respect to which the Option is being exercised and the effective date of the proposed exercise, and shall be signed by the Participant. The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise, in which case such agreement shall be returned to the Participant. Payment for shares of Common Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise either
     (i) in cash, by certified check, bank cashier's check or wire transfer,
     (ii) subject to the approval of the Committee, in shares of Common Stock owned by the Participant and valued at their Fair Market Value on the effective date of such exercise, (iii) subject to the approval of the Committee, in the form of a "cashless exercise" (as described below) or
     (iv) subject to the approval of the Committee, in any combination of the foregoing. Any payment in shares of Common Stock shall be effected by the delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require from time to time.

          The cashless exercise of an Option shall be pursuant to procedures whereby the Participant by written notice, directs (i) an immediate market sale or margin loan respecting all or a part of the shares of Common Stock to which he is entitled upon exercise pursuant to an extension of credit by the Company to the Participant of the exercise price, (ii) the delivery of the shares of Common Stock directly from the Company to a brokerage firm and (iii) delivery of the exercise price from the sale or the margin loan proceeds from the brokerage firm directly to the Company.

          (4) Any Option granted under the Plan may be exercised by a broker-dealer acting on behalf of a Participant if (i) the broker-dealer has received from the Participant or the Company a duly endorsed agreement evidencing such Option and instructions signed by the Participant requesting the Company to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Participant and specifying the account into which such shares should be deposited, (ii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise and (iii) the broker-dealer and the Participant have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220.

          (5) Certificates for shares of Common Stock purchased upon the exercise of an Option shall be issued in the name of the Participant and delivered to the Participant as soon as practicable following the effective date on which the Option is exercised; PROVIDED, HOWEVER, that such delivery shall be effected for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the Participant.

          (6) During the lifetime of a Participant each Option granted to him shall be exercisable only by him or a broker-dealer acting on behalf of such Participant pursuant to Section 6(c)(4) hereof. No Option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution.

     (d) LIMITATIONS ON GRANT OF INCENTIVE STOCK OPTIONS

          (1) The aggregate Fair Market Value of shares of Common Stock with respect to which "incentive stock options" (within the meaning of Section 422 without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan (and any other stock option plan of the Company, or of its Parent or any Subsidiary) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. If such aggregate Fair Market Value of shares of Common Stock underlying such Incentive Stock Options exceeds $100,000, then Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of such regulations), automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In the absence of such regulations promulgated under the Code (and authority), or if such regulations (or authority) require or permit a designation of the options which shall cease to constitute Incentive Stock Options, Incentive Stock Options shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

          (2) No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of its Parent or any Subsidiary, unless (i) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

     (e) EFFECT OF TERMINATION OF EMPLOYMENT

          (1) If the employment of a Participant with the Company shall terminate for any reason other than Cause, "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) or the death of the Participant (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of one month after such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; PROVIDED, HOWEVER, that no Option shall be exercisable after the expiration of its term.

        (2) If the employment of a Participant with the Company shall terminate as a result of the "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) or the death of the Participant (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of one year after such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; PROVIDED, HOWEVER, that no Option shall be exercisable after the expiration of its term.

        (3) In the event of the termination of a Participant's employment for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

        (4) A Participant's employment with the Company shall be deemed terminated if the Participant's leave of absence (including military or such leave or other bona fide leave of absence) extends for more than 90 days and the Participant's continued employment with the Company is not guaranteed by contract or statute.

    (f) ACCELERATION OF EXERCISE DATE UPON CHANGE IN CONTROL

     Upon the occurrence of a Change in Control, each Option granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan.

7.  RESTRICTED STOCK

     The Committee may grant shares of Restricted Stock pursuant to the Plan. Each grant of shares of Restricted Stock shall be evidenced by an agreement in such form as the Committee shall from time to time approve. Each grant of shares of Restricted Stock shall comply with and be subject to the following terms and conditions:

    (a) ISSUE DATE AND VESTING DATE

     At the time of the grant of shares of Restricted Stock, the Committee shall establish an Issue Date or Issue Dates and a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Issue Date and/or Vesting Date for each class. Except as provided in Sections 7(c) and 7(f) hereof, upon the occurrence of the Issue Date with respect to a share of Restricted Stock, a share of Restricted Stock shall be issued in accordance with the provisions of Section 7(d) hereof. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 7(b) hereof are satisfied, and except as provided in Sections 7(c) and 7(f) hereof, upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 7(c) hereof shall cease to apply to such share.

     (b) CONDITIONS TO VESTING

     At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions, not inconsistent with the provisions hereof, to the vesting of such shares as it in its absolute discretion deems appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any class or classes of shares of Restricted Stock, that (i) the Participant or the Company achieve certain performance criteria, such criteria to be specified by the Committee at the time of the grant of such shares and (ii) prohibiting an election by the Participant under Section 83(b) of the Code.

     (c) RESTRICTIONS ON TRANSFER PRIOR TO VESTING

     Prior to the vesting of a share of Restricted Stock, no transfer of a Participant's rights with respect to such share, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to such share, but immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, shall be forfeited by the Participant and the transfer shall be of no force or effect.

     (d) ISSUANCE OF CERTIFICATES

          (1) Except as provided in Sections 7(c) or 7(f) hereof, reasonably promptly after the Issue Date with respect to shares of Restricted Stock, the Company shall cause to be issued a stock certificate, registered in the name of the Participant to whom such shares were granted, evidencing such shares; PROVIDED, that the Company shall not cause to be issued such a stock certificates unless it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

          THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE MIDCOAST ENERGY RESOURCES, INC. 1996 INCENTIVE STOCK PLAN AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND MIDCOAST ENERGY RESOURCES, INC. A COPY OF THE PLAN AND AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF MIDCOAST ENERGY RESOURCES, INC., 1100 LOUISIANA, SUITE 2950, HOUSTON, TEXAS 77002.

     Such legend shall not be removed from the certificate evidencing such shares until such shares vest pursuant to the terms hereof.

          (2) Each certificate issued pursuant to Paragraph 7(d)(1) hereof, together with the stock powers relating to the shares of Restricted Stock evidenced by such certificate, shall be held by the Company. The Company shall issue to the Participant a receipt evidencing the certificates held by it which are registered in the name of the Participant.

     (e) CONSEQUENCES UPON VESTING

     Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 7(c) hereof shall cease to apply to such share. Reasonably promptly after a share of Restricted Stock vests pursuant to the terms hereof, the Company shall cause to be issued and delivered to the Participant to whom such shares were granted, a certificate evidencing such share, free of the legend set forth in Paragraph 7(d)(1) hereof, together with any other property of the Participant held by Company pursuant to Section 12(a) hereof; PROVIDED, HOWEVER, that such delivery shall be effected for all purposes when the Company shall have deposited such certificate and other property in the United States mail, addressed to the Participant.

     (f) EFFECT OF TERMINATION OF EMPLOYMENT

          (1) If the employment of a Participant with the Company shall terminate for any reason other than Cause prior to the vesting of shares of Restricted Stock granted to such Participant, a portion of such shares, to the extent not forfeited or canceled on or prior to such termination pursuant to any provision hereof, shall vest on the date of such termination. The portion referred to in the preceding sentence shall be determined by the Committee at the time of the grant of such shares of Restricted Stock and may be based on the achievement of any conditions imposed by the Committee with respect to such shares pursuant to Section 7(b) hereof. Such portion may equal zero.

          (2) In the event of the termination of a Participant's employment for Cause, all shares of Restricted Stock granted to such Participant which have not vested as of the commencement of business on the date of such termination shall immediately be forfeited.

     (g) EFFECT OF CHANGE IN CONTROL

     Upon the occurrence of a Change in Control, all shares of Restricted Stock which have not theretofore vested (including those with respect to which the Issue Date has not yet occurred) shall immediately vest.

8.  PERFORMANCE AWARDS

     The Committee may grant Performance Awards pursuant to the Plan. Each grant of Performance Awards shall be evidenced by an agreement in such form as the Committee shall from time to time approve. Each grant of Performance Awards shall comply with and be subject to the following terms and conditions:

     (a) PERFORMANCE PERIOD AND PERFORMANCE AWARD

          (1) With respect to each grant of a Performance Award, the Committee shall establish a performance period over which the performance of the applicable Participant shall be measured.

          (2) In determining the amount of the Performance Award to be granted to a particular Participant, the Committee may take into account such factors as the Participant's responsibility level and growth potential, the amount of other Incentive Awards granted or received by such Participant, and such other considerations as the Committee deems appropriate. Each Performance Award shall be subject to a maximum value as established by the Committee at the time of grant of such award; PROVIDED, HOWEVER, the maximum value that can be granted as a Performance Award to any one individual during any calendar year is $1,000,000.

     (b) PERFORMANCE MEASURES

     A Performance Award shall be awarded to a Participant contingent upon future performance of the Company (or any Subsidiary, division or department thereof) by or in which the Participant is employed or responsible during the performance period. The Committee shall establish, in writing, the performance measures applicable to such performance within 90 days after the commencement of the performance period, to which such measures relate, and at a time when the outcome of such performance measures are substantially uncertain within the meaning of Section 162(m) of the Code, subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events or changes.

     (c) PAYMENT

     Upon the expiration of the performance period relating to a Performance Award granted to a Participant, such Participant shall be entitled to receive payment of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Committee. The Committee shall certify in writing prior to the payment of a Performance Award that the applicable performance measures and any other material terms of the grant have been satisfied. Subject to Section 3 hereof, payment of a Performance Award may be made in cash, Common Stock or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. Any payment to be made in Common Stock shall be based on the Fair Market Value of the Common Stock on the payment date.

     (d) EFFECT OF TERMINATION OF EMPLOYMENT

     If the employment of a Participant shall terminate for any reason prior to the expiration of the applicable performance period, the Performance Awards relating to such performance period, shall immediately be forfeited as of the commencement of business on the date of such termination, except as may be determined by the Committee in its sole and absolute discretion, or as may be otherwise provided in the agreement evidencing such Performance Award.

     (e) EFFECT OF CHANGE IN CONTROL

     Upon the occurrence of a Change in Control, the Committee (as constituted immediately prior to such Change in Control) shall determine, in its sole discretion, whether Performance Awards, which have not theretofore satisfied the requisite performance measure or for which the performance period has not expired, shall immediately be paid or whether such Performance Awards shall remain outstanding according to its respective terms.

9. PHANTOM STOCK

     The Committee may grant shares of Phantom Stock pursuant to the Plan. Each grant of shares of Phantom Stock shall be evidenced by an agreement in such form as the Committee shall from time to time approve. Each grant of shares of Phantom Stock shall comply with and be subject to the following terms and conditions:

     (a) VESTING DATE

     At the time of the grant of shares of Phantom Stock, the Committee shall establish a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Phantom Stock imposed pursuant to Section 9(c) hereof are satisfied, and except as provided in Section 9(d) hereof, upon the occurrence of the Vesting Date with respect to a share of Phantom Stock, such share shall vest.

     (b) BENEFIT UPON VESTING

     Upon the vesting of a share of Phantom Stock, a Participant shall be entitled to receive in cash, within 90 days of the date on which such share vests, an amount in cash in a lump sum equal to the sum of (i) the Fair Market Value of a share of Common Stock of the Company on the date on which such share of Phantom Stock vests and (ii) the aggregate amount of cash dividends paid with respect to a share of Common Stock of the Company during the period commencing on the date on which the share of Phantom Stock was granted and terminating on the date on which such share vests.

     (c) CONDITIONS TO VESTING

     At the time of the grant of shares of Phantom Stock, the Committee may impose such restrictions or conditions, not inconsistent with the provisions hereof, to the vesting of such shares as it, in its absolute discretion deems appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any class or classes of shares of Phantom Stock, that the Participant or the Company achieve certain performance criteria, such criteria to be specified by the Committee at the time of the grant of such shares.

     (d) EFFECT OF TERMINATION OF EMPLOYMENT

          (1) If the employment of a Participant with the Company shall terminate for any reason other than Cause prior to the vesting of shares of Phantom Stock granted to such Participant a portion of such shares, to the extent not forfeited or canceled on or prior to such termination pursuant to any provision hereof, shall vest on the date of such termination. The portion referred to in the preceding sentence shall be determined by the Committee at the time of the grant of such shares of Phantom Stock and may be based on the achievement of any conditions imposed by the Committee with respect to such shares pursuant to Section 9(c) hereof. Such portion may equal zero.

          (2) In the event of the termination of a Participant's employment for Cause, all shares of Phantom Stock granted to such Participant which have not vested as of the date of such termination shall immediately be forfeited.

     (e) EFFECT OF CHANGE IN CONTROL

     Upon the occurrence of a Change in Control, all shares of Phantom Stock which have not theretofore vested shall immediately vest.

10. STOCK BONUSES

     The Committee may, in its absolute discretion, grant Stock Bonuses in such amounts as it shall determine from time to time. A Stock Bonus shall be paid at such time and subject to such conditions as the Committee shall determine at the time of the grant of such Stock Bonus. Certificates for shares of Common Stock granted as a Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is required to be paid.

11. CASH BONUSES

     The Committee may, in its absolute discretion, grant in connection with any grant of Restricted Stock or shares of Common Stock granted as a Performance Award or Stock Bonus or at any time thereafter, a cash bonus, payable promptly after the date on which the Participant is required to recognize income for federal income tax purposes in connection with such Restricted Stock, Performance Award or Stock Bonus, in such amounts as the Committee shall determine from time to time; PROVIDED, HOWEVER, that in no event shall the amount of a Cash Bonus exceed the Fair Market Value of the related shares of Restricted Stock or shares of Common Stock granted pursuant to a Performance Award or Stock Bonus on such date. A Cash Bonus shall be subject to such conditions as the Committee shall determine at the time of the grant of such Cash Bonus.

12. ADJUSTMENT UPON CHANGES IN COMMON STOCK

     (a)  OUTSTANDING RESTRICTED STOCK, PERFORMANCE AWARDS, AND PHANTOM STOCK

     Unless the Committee in its absolute discretion otherwise determines, if a Participant receives any securities or other property (including dividends paid in cash) with respect to a share of Restricted Stock, the Issue Date with respect to which occurs prior to such event, but which has not vested as of the date of such event, as a result of any dividend, stock split recapitalization, merger, consolidation, combination, exchange of shares or otherwise, such securities or other property will not vest until such share of Restricted Stock vests, and shall be held by the Company pursuant to Paragraph 7(d)(2) hereof as if such securities or other property were unvested shares of Restricted Stock.

     The Committee may, in its absolute discretion, adjust any grant of shares of Restricted Stock, the Issue Date with respect to which has not occurred as of the date of the occurrence of any of the following events, any shares of Common Stock upon the grant of a Performance Award or any grant of shares of Phantom Stock, to reflect any dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or similar corporate change as the Committee may deem appropriate to prevent the enlargement or dilution of rights of Participants under the grant.

     (b) STOCK SUBJECT TO PLAN, OUTSTANDING OPTIONS, INCREASE OR DECREASE IN ISSUED SHARES WITHOUT CONSIDERATION

     Subject to any required action by the stockholders of the Company, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company, the Committee shall proportionally adjust (i) the number of shares of Common Stock for which Incentive Awards may be granted under the Plan and (ii) the number of shares and the exercise price per share of Common Stock subject to each outstanding Option.

     (c)  OUTSTANDING OPTIONS, CERTAIN MERGERS

     Subject to any required action by the stockholders of the Company, if the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), each Option outstanding on the date of such merger or consolidation shall entitle the Participant to acquire upon exercise the securities which a holder of the number of shares of Common Stock subject to such Option would have received in such merger or consolidation.

     (d)  OUTSTANDING OPTIONS, CERTAIN OTHER TRANSACTIONS

     In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the Company's assets, a merger or consolidation involving the Company in which the Company is not the surviving corporation or a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, have the power to:

          (i) cancel, effective immediately prior to the occurrence of such event, each Option outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Option was granted an amount in cash, for each share of Common Stock subject to such Option equal to the excess of
     (A) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; or

          (ii) provide for the exchange of each Option outstanding immediately prior to such event (whether or not then exercisable) for an option on some or all of the property for which such Option is exchanged and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price of the option, or the number of shares or amount of property subject to the option or, if appropriate, provide for a cash payment to the Participant to whom such Option was granted in partial consideration for the exchange of the Option.

     (e)  OUTSTANDING OPTIONS, OTHER CHANGES

     In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in Sections 12(b),
(c) or (d) hereof, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Options outstanding on the date on which such change occurs and in the per share exercise price of each such Option as the Committee may consider appropriate to prevent dilution or enlargement of rights.

     (f)  NO OTHER RIGHTS

     Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an Incentive Award or the exercise price of any Option.

13. RIGHTS AS A STOCKHOLDER

     No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award granted pursuant to this Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 12 hereof, no adjustment to any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

14. NO SPECIAL EMPLOYMENT RIGHTS; NO RIGHT TO INCENTIVE AWARD

     Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

     No person shall have any claim or right to receive an Incentive Award hereunder. The Committee's granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

15. SECURITIES MATTERS

     (a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

     (b) The exercise of any Option granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authorities and the requirements of any securities exchange on which shares of Common Stock are traded. The Company may, in its sole discretion, defer the effectiveness of any exercise of an Option granted hereunder in order to allow the issuance of shares of Common Stock pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option granted hereunder. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

     (c) It is intended that the Plan and any grant of an Incentive Award made to a person subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3 promulgated thereunder. If any provision of the Plan or any such Incentive Award would disqualify the Plan or such Incentive Award under, or would otherwise not comply with, Rule 16b-3, such provision or Incentive Award shall be construed or deemed amended to conform to Rule 16b-3 to the extent permitted by applicable law and deemed advisable by the Board of Directors.

16. QUALIFIED PERFORMANCE-BASED COMPENSATION

     It is intended that the Plan comply fully with and meet all the requirements of Section 162(m) of the Code so that (i) Options granted hereunder with an exercise price not less than Fair Market Value of a share of Common Stock on the date of grant and (ii) the payment of a Performance Award granted hereunder, shall constitute "qualified performance based compensation" within the meaning of such Section and the interpretive authority thereunder. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of
Section 162(m) to the extent permitted by applicable law and deemed advisable by the Board of Directors; provided that no such construction or amendment shall have an adverse effect on the economic value to a Participant of any Incentive Award previously granted hereunder.

17. WITHHOLDING TAXES

     Whenever shares of Common Stock are to be issued upon the exercise of an Option, the occurrence of the Issue Date or Vesting Date with respect to a share of Restricted Stock, the payment of a Performance Award in shares of Common Stock or the payment of a Stock Bonus, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, occurrence or payment prior to the delivery of any certificate or certificates for such shares. In addition, upon the grant of a Cash Bonus, the payment of a Performance Award or the making of a payment with respect to a share of Phantom Stock, the Company shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or grant.

18. AMENDMENT OF THE PLAN

     The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever, PROVIDED, HOWEVER, that without approval of the stockholders no revision or amendment shall (i) except as provided in Section 12 hereof, increase the number of shares of Common Stock that may be issued under the Plan, (ii) except as provided in Section 12 hereof, increase the maximum number of shares of Common Stock that may be subject to an Incentive Award granted to any one individual for any calendar year, (iii) increase the maximum value that can be awarded as a Performance Award, (iv) materially increase the benefits accruing to individuals holding Incentive Awards granted pursuant to the Plan, (v) materially modify the requirements as to eligibility for participation in the Plan, (vi) extend the term of the Plan or (vii) decrease any authority granted to the Committee under the Plan in contravention of Rule 16b-3 under the Exchange Act.

19. NO OBLIGATION TO EXERCISE

     The grant to a Participant of an Option shall impose no obligation upon such Participant to exercise such Option.

20. TRANSFERS UPON DEATH

     Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant's estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Incentive Award.

21. EXPENSES AND RECEIPTS

     The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

22. FAILURE TO COMPLY

     In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the agreement executed by such Participant evidencing an Incentive Award, unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part as the Committee, in its absolute discretion, may determine.

23. EFFECTIVE DATE AND TERM OF PLAN

     The Plan was adopted by the Board of Directors on May 13, 1996, subject to approval by the stockholders of the Company in accordance with applicable law and the requirements of Sections 422 and 162(m) of the Code. No Incentive Award may be granted under the Plan after May 12, 2006. Incentive Awards may be granted under the Plan at any time prior to the receipt of such stockholder approval; PROVIDED, HOWEVER, that each such grant shall be subject to such approval. Without limitation on the foregoing, no Option may be exercised prior to the receipt of such approval, no share certificate shall be issued pursuant to a grant of Restricted Stock, Performance Award or Stock Bonus prior to the receipt of such approval and no Cash Bonus or payment with respect to a Performance Award or a share of Phantom Stock shall be paid prior to the receipt of such approval. If the Plan is not so approved prior to May 13, 1997, then the Plan and all Incentive Awards then outstanding hereunder shall forthwith automatically terminate and be of no force and effect.

                                    EXHIBIT B
                         MIDCOAST ENERGY RESOURCES, INC.
                  1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


     1. PURPOSE OF THE PLAN. This Midcoast Energy Resources, Inc. 1997 Non-Employee Director Stock Option Plan (the "PLAN") is adopted, subject to stockholder approval, for the benefit of the directors of the Midcoast Energy Resources, Inc. (the "COMPANY") who, at the time of their service, are not employees of the Company or any of its subsidiaries (the "NON-EMPLOYEE DIRECTORS"), and is intended to advance the interests of the Company by providing the Non-Employee Directors with additional incentive to serve the Company by increasing their proprietary interest in the success of the Company.

     2. ADMINISTRATION OF THE PLAN.

     (a) The Plan shall be administered by the Board of Directors of the Company (the "BOARD") or the Compensation Committee, which Compensation Committee shall consist of not less than two members of the Board. For the purposes of this Plan, a majority of the members of the Compensation Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. No member of the Compensation Committee shall be liable for any act or omission of any other member of the Compensation Committee or for any act or omission on his own part, including (without limitation) the exercise of any power or discretion given to him under this Plan, except those resulting from his own gross negligence or willful misconduct.

     (b) The Compensation Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any option ("OPTION") or cash fee award ("CASH FEE AWARD") granted under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Compensation Committee shall be final and binding on all parties. Notwithstanding the above, the selection of Non-Employee Directors to whom Options are to be granted, the number of shares subject to any Option, the exercise price of any Option and the ten-year maximum term of any Option shall be as hereinafter provided, and the Compensation Committee shall have no discretion as to such matters.

     3. STOCK RESERVED FOR THE PLAN. The total number of shares of the Company's common stock, par value $.01 per share (the "COMMON STOCK") with respect to which Options may be granted under the Plan, shall not exceed the aggregate of 50,000 shares; PROVIDED, that the class and aggregate number of shares which may be subject to the Options granted hereunder shall be subject to adjustment in accordance with the provisions of Section 15 of this Plan. Such shares may be treasury shares or authorized but unissued shares. The Company shall reserve for issuance pursuant to this Plan such number of shares of Common Stock as may from time to time be subject to Options granted hereunder. If any Option expires or is canceled prior to its exercise in full, the shares theretofore subject to such Option may again be made subject to an Option under the Plan. All Options granted under the Plan will constitute non-qualified options ("NQO").

     4. GRANT OF OPTIONS.

     (a) NON-EMPLOYEE DIRECTORS ON THE EFFECTIVE DATE OF THIS PLAN: INITIAL GRANT. Subject to the provisions of Section 18 hereof, there shall be granted to each person who is a Non-Employee Director on the effective date of this Plan (an "EXISTING DIRECTOR") a one-time NQO to purchase 5,000 shares of Common Stock at a per share exercise price equal to the Fair Market Value (defined below) of a share of Common Stock on such date.

     (b) NON-EMPLOYEE DIRECTORS ELECTED AFTER THE EFFECTIVE DATE OF THIS PLAN:
INITIAL GRANT. Subject to the provisions of Section 18 hereof, for so long as this Plan is in effect and shares are available for the grant of NQOs hereunder, each person who is elected as a Non-Employee Director of the Company after the effective date of this Plan and who is (A) not an Existing Director, (B) not appointed or elected to the Board in connection with or as a result of the completion of a financing or acquisition transaction in which the appointment or election of such person, or the execution of an agreement obligating the parties thereto to vote in favor of the appointment or election of such person, is a condition to the obligation of any party to the transaction to complete the transaction and (C) not otherwise an employee of the Company or any of the Company's subsidiaries (as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "CODE") (a "NEW DIRECTOR") (Existing Directors and New Directors are hereinafter sometimes referred to herein as "ELIGIBLE DIRECTORS") shall be granted a one-time NQO to purchase 15,000 shares of Common Stock at a per share exercise price equal to the Fair Market Value (defined below) of a share of Common Stock on such date (subject to the adjustments provided in Section 15 hereof). This Section 4(b) shall only apply to a Non-Employee Director the first time he or she is elected a director of the Company. Persons elected to be a director for a second or any subsequent term shall be granted NQOs in accordance with Section 4(c) below.

     (c) ANNUAL OPTION GRANT TO NON-EMPLOYEE DIRECTORS: SUBSEQUENT GRANT. Subject to the provisions of Section 18 hereof, for so long as this Plan is in effect and there are shares available for the grant of NQOs hereunder (beginning with those Eligible Directors reelected at the Company's 1998 annual meeting of stockholders), each Eligible Director who shall be reelected a Non-Employee Director for his or her second or any subsequent term after the effective date of this Plan, shall be granted an NQO to purchase 5,000 shares of Common Stock at a per share exercise price equal to the Fair Market Value (defined below) of a share of Common Stock on such date (subject to the adjustments provided in Section 15 hereof). This Section 4(c) shall only apply to an Eligible Director on his or her second or any subsequent election to the Company's Board of Directors.

     (d) For the purposes of this Section 4, the "FAIR MARKET VALUE" as of any particular date shall mean (i) the closing sales price on the immediately preceding business day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and asked prices for a share of Common Stock on the immediately preceding business day as quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or (iii) if not quoted on NASDAQ, the average of the closing bid and asked prices for a share of Common Stock as quoted by the National Quotation Bureau's "Pink Sheets" or the National Association of Securities Dealers' OTC Bulletin Board System. If the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Compensation Committee in its absolute discretion.

     5. CASH FEE AWARDS.

     At the direction of the Board, the Company may pay cash fees to Eligible Directors from time to time for serving on the Board and for attendance at meetings of the Board or committees thereof (the "CASH FEE AWARDS"). Each Eligible Director may elect on the date of each annual meeting of stockholders, in a writing delivered to the Company's principal executive offices at 1100 Louisiana, Suite 2950, Houston, Texas 77002, to have his Cash Fee Awards paid to him in shares of Common Stock, such number of shares of Common Stock to be determined by dividing the amount of each Cash Fee Award by the Fair Market Value (as defined in Section 4(d)) of a share of Common Stock on the last day of the calendar month in which the Cash Fee Award is awarded. Such election by an Eligible Director to have his Cash Fee Awards paid to him in shares of Common Stock shall remain valid until the date of the next annual meeting of stockholders, and if the Eligible Director does not make another written election of conversion of Cash Fee Awards at that time, his Cash Fee Awards for the next year shall be paid in cash.

     6. OPTION AGREEMENT. Each NQO granted under the Plan shall be evidenced by an agreement, in a form approved by the Compensation Committee, which shall be subject to the terms and conditions of the Plan. Any agreement may contain such other terms, provisions and conditions as may be determined by the Compensation Committee and that are not inconsistent with the Plan.

     7. VESTING AND TERM OF OPTIONS. Each NQO granted under this Plan shall vest in full on the date of grant; PROVIDED, HOWEVER, that no NQO shall be exercisable until the expiration of six (6) months after the date of grant, and PROVIDED, FURTHER, that such NQO shall be subject to termination as provided in
Section 9 hereof. Each option agreement shall provide that the NQO shall expire ten years from the date of grant, unless sooner terminated pursuant to Section 9 hereof.

     8. EXERCISE OF OPTIONS. NQOs shall be exercisable at any time after the expiration of six (6) months from the date of grant, subject to termination as provided in Section 9 hereof. NQOs shall be exercised by written notice to the Company setting forth the number of shares with respect to which the NQO is being exercised and specifying the address to which the certificates representing such shares are to be mailed. Such notice shall be accompanied by cash or certified check, bank draft, or postal or express money order payable to the order of the Company, for an amount equal to the product obtained by multiplying the exercise price of the NQO by the number of shares of Common Stock with respect to which the NQO is then being exercised. As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to the Eligible Director a certificate or certificates representing the number of shares of Common Stock with respect to which such NQO has been so exercised, issued in the Eligible Director's name; PROVIDED, HOWEVER, that such delivery shall be deemed effected for all purposes when the Company's transfer agent shall have deposited such certificates in the United States mail, addressed to the Eligible Director, at the address specified pursuant to this Section 8.

     Any NQO granted under the Plan may be exercised by a broker-dealer acting on behalf of an Eligible Director if (i) the broker-dealer has received from the Eligible Director or the Company a duly endorsed agreement evidencing such NQO and instructions signed by the Eligible Director requesting the Company to deliver the shares of Common Stock subject to such NQO to the broker-dealer on behalf of the Eligible Director and specifying the account into which such shares should be deposited and (ii) the broker-dealer and the Eligible Director have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220.

     9. TERMINATION OF OPTIONS.

     Except as may be otherwise expressly provided in this Plan or otherwise determined by the Compensation Committee, each NQO, to the extent it shall not have been exercised previously, shall terminate on the earliest of the following:

     (a) On the last day of the three-month period commencing on the date on which the Eligible Director ceases to be a member of the Board for any reason other than the death of the Eligible Director, during which period the Eligible Director shall be entitled to exercise all NQOs held by the Eligible Director on the date on which the Eligible Director ceased to be a member of the Board that could have been exercised on such date;

     (b) On the last day of the six-month period commencing on the date of the Eligible Director's death while serving as a member of the Board, during which period the executor or administrator of the Eligible Director's estate or the person or persons to whom the Eligible Director's NQO shall have been transferred by will or the laws of descent or distribution, shall be entitled to exercise all NQOs in respect of the number of shares that the Eligible Director would have been entitled to purchase had the Eligible Director exercised such NQOs on the date of his death;

     (c) Ten years after the date of grant of such NQO; or

     (d) The point in time when no shares of Common Stock reserved for issuance pursuant to NQOs granted under the Plan are available.

     10. ASSIGNABILITY OF OPTIONS. During the term of an NQO, the NQO shall not be assignable or otherwise transferable except by will or by the laws of descent and distribution. Each NQO shall be exercised during the Eligible Director's lifetime only by the Eligible Director.

     11. NO RIGHTS AS STOCKHOLDER. No Eligible Director shall have any rights as a stockholder with respect to shares covered by an NQO until the date of issuance of a stock certificate or certificates representing such shares. Except as provided in Section 15 hereof, no adjustment for dividends or otherwise shall be made if the record date therefor is prior to the date of issuance of certificates representing shares of Common Stock purchased pursuant to exercise of this NQO.

     12. EXTRAORDINARY CORPORATE TRANSACTIONS. If the Company effects a merger, consolidation, acquisition, separation, reorganization, liquidation or similar transaction, the Company may substitute new options for the NQOs outstanding under the Plan or a corporation other than the Company, including (without limitation) a parent or subsidiary of the Company, may assume the Company's duties as to NQOs outstanding under the Plan. Notwithstanding the foregoing or the provisions of Section 14 hereof, in the event such corporation or parent or subsidiary of the Company does not substitute new and substantially equivalent option rights for, or assume, the NQOs then outstanding under the Plan, all such outstanding NQOs shall be canceled, immediately prior to the effective date of such extraordinary corporate transaction, and in full consideration of such cancellation, the Eligible Director to whom the NQO was granted shall be paid an amount in cash equal to the excess of (i) the value, as determined by the Compensation Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event less (ii) the exercise price of the NQO.

     Except as otherwise expressly provided in this Plan, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either on direct sale or on the exercise of rights or warrants to subscribe therefor, or on conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to outstanding NQOs.

     13. INVESTMENT REPRESENTATIONS. If the shares issuable on exercise of an NQO are not registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Company may imprint on the certificate representing such shares the following legend or any other legend that counsel for the Company considers necessary or advisable to comply with the Securities Act:

     THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT UPON SUCH REGISTRATION OR UPON RECEIPT BY THE CORPORATION OF AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR TRANSFER.

The Company may, but shall in no event be obligated to, register any securities covered under this Plan pursuant to the Securities Act and, if any shares are so registered, the Company may remove any legend on certificates representing such shares. The Company shall not be obligated to take any other affirmative action to cause the exercise of an NQO or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

     14. AMENDMENT OR TERMINATION. The Board may amend, modify, revise or terminate this Plan at any time and from time to time; PROVIDED, HOWEVER, that without the further approval of the holders of a majority of the Company's outstanding securities present and in person or by proxy and entitled to vote at an annual or special meeting of the stockholders, or if the provisions of the Company's charter or bylaws or applicable state law prescribes a greater degree of stockholder approval for this action, without the degree of stockholder approval so required, the Board may not (a) materially increase the benefits accruing to Eligible Directors under this Plan; (b) except as provided in
Section 15 hereof, materially increase the number of shares of Common Stock that may be issued under this Plan; or (c) materially modify the requirements as to eligibility for participation in this Plan. All NQOs granted under this Plan shall be subject to the terms and provisions of this Plan and any amendment, modification or revision of this Plan shall be deemed to amend, modify or revise all NQOs outstanding under this Plan at the time of such amendment, modification or revision. If this Plan is terminated by action of the Board, all outstanding NQOs may be terminated.

     15. CHANGES IN THE COMPANY'S CAPITAL STRUCTURE. The existence of outstanding NQOs shall not affect in any way the right or power of the Company or its stockholders to make or authorize the dissolution or liquidation of the Company, any sale or transfer of all or any part of the Company's assets or business, any reorganization or other corporate act or proceeding, whether of a similar character or otherwise, any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, any merger or consolidation of the

Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the Common Stock or the rights thereof; PROVIDED, HOWEVER, that if (a) the outstanding shares of Common Stock of the Company shall be subdivided into a greater number of shares or (b) the outstanding shares of Common Stock shall be combined a smaller number of shares thereof, then (x) the number of shares of Common Stock available for the grant of NQOs under the Plan shall be proportionally adjusted to equal the product obtained by multiplying such number of available shares remaining by a fraction, the numerator of which is the number of outstanding shares of Common Stock after giving effect to such combination or subdivision and the denominator of which is that number of outstanding shares of Common Stock prior to such combination or subdivision, (y) the exercise price of any NQO then outstanding under the Plan shall be proportionately adjusted to equal the product obtained by multiplying such exercise price by a fraction, the numerator of which is the number of outstanding shares of Common Stock prior to such combination or subdivision and the denominator of which is that number of outstanding shares of Common Stock after giving effect to such combination or subdivision, and (z) the number of shares of Common Stock issuable on the exercise of any NQO then outstanding under the Plan or thereafter granted under the Plan shall be proportionately adjusted to equal the product obtained by multiplying such number of shares of Common Stock by a fraction, the numerator of which is the number of outstanding shares of Common Stock after giving effect to such combination or subdivision and the denominator of which is that number of outstanding shares of Common Stock prior to such combination or subdivision.

     16. COMPLIANCE WITH OTHER LAWS AND REGULATIONS. The Plan, the grant and exercise of NQOs thereunder, and the obligation of the Company to sell and deliver shares acquirable on exercise of such NQOs, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency or national securities exchange as may be required. The Company shall not be required to sell or issue any shares on exercise of any NQO if the issuance of such shares shall constitute a violation by the Eligible Director or the Company of any provisions of any law or regulation of any governmental authority. Each NQO granted under this Plan shall be subject to the requirement that, if at any time the Board or the Compensation Committee shall determine that (i) the listing, registration or qualification of the shares subject thereto on any securities exchange or under any state or federal law of the United States or of any other country or governmental subdivision thereof, (ii) the consent or approval of any governmental regulatory body, or (iii) the making of investment or other representations, are necessary or desirable in connection with the issue or purchase of shares subject thereto, no such NQO may be exercised in whole or in part unless such listing, registration, qualification, consent, approval or representation shall have been effected or obtained, free of any conditions not acceptable to the Compensation Committee. Any determination in this connection by the Compensation Committee shall be final, binding and conclusive.

     17. INDEMNIFICATION OF COMPENSATION COMMITTEE AND BOARD OF DIRECTORS. The Company shall, to the fullest extent permitted by law, indemnify, defend and hold harmless any person who at any time is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in any way relating to or arising out of this Plan or any NQOs granted hereunder by reason of the fact that such person is or was at any time a director of the Company or a member of the Compensation Committee against judgments, fines, penalties, settlements and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such action, suit or proceeding. This right of indemnification shall inure to the benefit of the heirs, executors and administrators of each such person and is in addition to all other rights to which such person may be entitled by virtue of the bylaws of the Company or as a matter of law, contract or otherwise.

     18. EFFECTIVE DATE OF THE PLAN. This Plan shall become effective, subject to stockholder approval, within 90 days following the date of the approval by the stockholders of the Plan, or at such earlier time as determined by the Compensation Committee. This Plan, and all NQOs granted under this Plan prior to stockholder approval, shall be void and of no further force and effect unless this Plan shall have been approved by the requisite vote of the stockholders entitled to vote at a meeting of the stockholders of the Company called for such purpose prior to April 14, 1998. No NQO shall be granted pursuant to this Plan on or after April 14, 2007.

                         MIDCOAST ENERGY RESOURCES, INC.
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
               FOR THE ANNUAL STOCKHOLDERS' MEETING TO BE HELD ON
  PROXY                           MAY 8, 1997

   FOR                   The undersigned stockholder of Midcoast Energy
                    Resources, Inc. (the "Company") hereby appoints Dan C.
  ANNUAL            Tutcher and Duane S. Herbst or either of them, attorneys and proxies of the undersigned, each with full power of
    OF              substitution, to vote on behalf of the undersigned at the
                    Annual Meeting of MEETING Stockholders of the Company to be
STOCKHOLDERS        held at the Company's headquarters at 1100 Louisiana, Suite
                    2950, Houston, Texas, on May 8, 1997, at 1:00 p.m. Houston
                    time, and at any adjournments of said meeting, all of the
MAY 8, 1997         shares of common stock in the name of the undersigned or
                    which the undersigned may be entitled to vote.

                1. [ ] For the election (except as indicated below) of Dan C. Tutcher, I. J. Berthelot, II, E. P. Marinos and Richard
                        A. Richards as directors.

                Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below:

                          ------------------------------------


                   [ ] Withhold authority to vote for all nominees listed above.

                2. [ ]For [ ]Against [ ]Abstain  To approve the adoption of the
                                                 1996 Incentive Stock Plan.
                3. [ ]For [ ]Against [ ]Abstain  To approve the adoption of the
                                                 1997 Non-Employee Director
                                                 Stock Option Plan.
                4. [ ]For [ ]Against [ ]Abstain  In their discretion, upon such other matters as may properly
                                                 come before the Annual Meeting;
                                                 hereby revoking any proxy or
                                                 proxies heretofore given by the
                                                 undersigned.
================================================================================
                         (PLEASE SIGN ON REVERSE SIDE)

                           (CONTINUED FROM OTHER SIDE)

        The board of directors recommends a vote FOR the nominees and proposals above and if no specification is made, the shares will be voted FOR the election of the nominees named herein, FOR the approval of Proposal 2 and FOR the approval of Proposal 3.

        The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the Proxy Statement and the Company's annual report on Form 10-KSB furnished herewith.

                      Dated ______________________________________________, 1997

                      __________________________________________________________
                                      Stockholder's Signature

                      __________________________________________________________
                                      Stockholder's

                      Signature Signature should agree with name printed hereon. If Stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

                 PLEASE SIGN AND RETURN IN THE ENVELOPE ENCLOSED

------------------------------------------------------------------------------

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-KSB
(MARK ONE)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996

                                       OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM _________ TO _______

                         Commission File Number: 0-8898
                         MIDCOAST ENERGY RESOURCES, INC.
                 (Name of small business issuer in its charter)


          Nevada                                        76-0378638
(State or other jurisdiction  of                     (I.R.S. Employer
incorporation  or organization)                    Identification  No.)

    1100 Louisiana, Suite 2950
          Houston, Texas                                          77002
(Address of principal executive offices)                        (Zip Code)

                    ISSUER'S TELEPHONE NUMBER: (713) 650-8900

 SECURITIES REGISTERED UNDER SECTION 12(B) OF THE EXCHANGE ACT: Common Stock,
                            Par Value $.01 Per Share

       SECURITIES REGISTERED UNDER SECTION 12(G) OF THE EXCHANGE ACT: None

           Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                      Yes [X]                    No [ ]

           Check if there is no disclosure of delinquent filers in response to
Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [ ]

           The revenues for the fiscal year ended December 31, 1996 were $29,415,333.

           The aggregate market value of the Common Stock, par value $.01 per share, held by non-affiliates of Registrant as of February 28, 1997 was $11,052,952. For the purposes of the determination of the above stated amount only, all directors, executive officers, and shareholders owning in excess of 5%of the Registrant's common stock are presumed to be affiliates.

           Check whether the issuer has filed all documents and reports required to be filed by Section 12, 13, or 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by a court. Yes [X] No [ ]

           The number of shares of Common Stock, par value $.01 per share, outstanding as of March 31, 1997 was 2,499,999.

                       DOCUMENTS INCORPORATED BY REFERENCE

           Portions of the Registrant's definitive proxy statement to be filed with the Commission on or before April 30, 1997, are incorporated by reference into Part III of this Annual Report on Form 10-KSB.

================================================================================

                               TABLE OF CONTENTS

                                    Part I
                                                                          PAGE

Item    1.  Business..............................................           3

Item    2.  Properties............................................          11

Item    3.  Legal Proceedings.....................................          14

Item    4.  Submission of Matters to a Vote of Security Holders...          15


                                    Part II

Item    5.  Market for Registrant's Common Equity
              and Related Stockholder Matters.....................          15

Item    6.  Management's Discussion and Analysis of Financial
              Condition and Results of Operations.................          16

Item    7.  Financial Statements..................................          21

Item    8.  Changes In and Disagreements With
              Accountants on Accounting and Financial Disclosure..          39


                                   Part III

Item    9.  Directors, Executive Officers, Promoters and Control
              Persons; Compliance with Section 16 (a) of the
              Exchange Act........................................          39

Item  10.   Executive Compensation................................          39

Item  11.   Security Ownership of Certain Beneficial
              Owners and Management...............................          39

Item  12.   Certain Relationships and Related
              Transactions........................................          39

                                    Part IV

Item  13.   Financial Statement Schedule, Exhibits and Reports on Form 8-K  39

                                     PART I

ITEM  1.  BUSINESS

GENERAL

      Midcoast Energy Resources, Inc., its subsidiaries and affiliate companies (referred to collectively as the "Company" or "Midcoast"), is a company primarily engaged in the construction, acquisition, and operation of pipelines for end-users, as well as the transmission, gathering and processing of natural gas and crude oil. At December 31, 1996, forty- seven intrastate pipeline systems are owned or operated by the Company in Alabama, Alaska, Kansas, Louisiana, Mississippi, New York, Oklahoma, Tennessee and Texas, with 27 of the Company's pipelines being acquired or constructed during 1996. Natural gas marketing operations, pipeline dispositions and, to a lesser degree, oil and gas production supplement the Company's core pipeline business. The Company's principal growth and business strategy is to acquire or build pipelines to serve the end-user market while also continuing to pursue opportunities in transmission, gathering and processing of natural gas, other hydrocarbons and non-hydrocarbon fluids or gases.

      On August 9, 1996, the Company's Registration Statement on Form SB-2 was declared effective by the U.S. Securities and Exchange Commission ("SEC"). On August 14, 1996 the Company sold 1,000,000 shares of its common stock at an offering price of $10.00 per share and its stock began trading on the American Stock Exchange under the symbol "MRS." After deducting underwriting commissions and other underwriting expenses of the offering, proceeds of approximately $8,841,000 were received by the Company from the underwriter. The proceeds were used to repay indebtedness and to acquire pipelines and related assets. Immediately prior to the offering, the Company's common stock was split on a
4.460961 for 1 basis.

      The Company leases its principal executive offices at Suite 2950, 1100 Louisiana Street, Houston, Texas, 77002, and its telephone number is (713) 650-8900.

REVENUE COMPONENTS

      The Company derives its revenues from four primary sources: (i) transportation fees from pipeline systems owned by the Company, (ii) the marketing of natural gas, (iii) the processing and treating of natural gas, and
(iv) the purchase and resale of pipeline systems.

      Transportation fees are received by the Company for transporting gas owned by other parties through the Company's pipeline systems. Typically, very little incremental operating or administrative overhead cost is incurred by the Company to transport gas through its pipeline systems thus, a substantial portion of transportation revenues can be recognized as operating income by the Company.

      The Company's gas marketing revenues are realized through the purchase and resale of natural gas. Generally, gas marketing activities will generate higher revenues, and correspondingly higher expenses, than those revenues and expenses associated with transportation activities. This relationship exists because, unlike revenues derived from transportation activities, gas marketing revenues, and associated expenses, include the full commodity price of the natural gas. The operating income the Company recognizes from its gas marketing efforts is the difference between the price at which the gas was purchased and the price at which it was sold to the Company's customers.

      The Company's natural gas processing revenues are realized from the extraction and sale of natural gas liquids ("NGLs") such as ethane, butanes, and natural gasoline from a natural gas stream. Once extracted, NGLs are further separated in fractionation facilities and sold to wholesalers. Typically, the Company enters into agreements with natural gas producers wherein the Company and the producer share in the revenue generated from the sale of the NGLs extracted at the Company's facilities.

      In the past, the Company has also derived significant revenues by capitalizing upon opportunities in the industry to sell pipeline systems or assets associated with the Company's pipeline systems on favorable terms as the Company receives offers for such systems which are suited to another company's pipeline network.

BUSINESS AND GROWTH STRATEGY

      The Company's principal business and growth strategy is to acquire or build pipelines to serve the end-user market while also continuing to pursue acquisition, construction or disposition opportunities in transmission, gathering and processing of natural gas, other hydrocarbon and non-hydrocarbon fluids or gases. The Company will continue to seek to implement its strategy by taking advantage of a number of market conditions and competitive factors, including: (i) pursuing natural gas users in the chemical and manufacturing industries who are seeking alternative suppliers to their local distribution companies ("LDCs") due to new opportunities that may arise from regulatory changes, (ii) aggressively seeking acquisition opportunities for end-user, gathering, or transmission pipelines which result from divestitures by other companies due to regulatory or strategic factors, or because the systems were only incidentally acquired by the other company as a result of a larger acquisition or merger, and (iii) capitalizing on the fact that many of the Company's existing pipeline systems have the capacity to transport increased volumes of natural gas which enable them to meet natural gas demand increases in the area without requiring construction of additional facilities. The various operations of the Company involve the following activities:

      END-USERS. A large portion of the Company's revenue is derived from contracting with industrial end-users or electrical generating facilities to provide natural gas and natural gas transportation services to their facilities through interconnect or bypass gas pipelines constructed by the Company. End-user pipelines provide the Company's customers with a supply of natural gas as an alternative to their current energy source, which is usually an LDC. Frequently, the Company is able to offer its end-user customers rates lower than the customer's LDC. The Company's contracts with end-user customers typically provide for the payment of a transportation fee by the customer based on the volume of gas transported through the Company's pipeline. In many of the Company's contracts the customer has guaranteed a minimum amount of natural gas to be transported. The Company also offers its end-user customers gas marketing services enabling them to purchase their gas supply from the Company but without any obligation to do so. The Company strives to structure the terms and transportation fees for its end-user systems in such a way as to provide an acceptable rate of return regardless of any gas marketing revenues. Eighteen of the Company's systems are end-user pipelines.

      TRANSMISSION. The Company's three transmission pipelines primarily receive and deliver natural gas to and from other pipelines, but may also involve some gathering functions. Effective August 1995, the Company significantly expanded its gas transmission pipeline activities by acquiring Magnolia Pipeline Corporation ("Magnolia"), the principal asset of which is an approximately 111-mile, primarily 16 inch to 24 inch, natural gas transmission line and compressor station located in central Alabama (the "Magnolia System").

      GATHERING. The Company's gathering systems typically consist of a network of small diameter pipelines which collect gas or crude oil from points near producing wells and transport it to larger pipelines for further transmission. Gathering systems may include meters, separators, dehydration facilities, and other treating equipment owned by the Company or others. The Company derives revenues from gathering systems by transporting gas or crude oil owned by others through its pipelines for a transportation fee, by purchasing gas and utilizing its pipelines to transport the gas to a customer in another location where the gas is resold or, in certain instances, by purchasing gas and arranging for the delivery and resale of an equivalent quantity of gas to a customer not directly served by the Company's pipelines. Transactions with customers not directly served by the Company's pipelines are typically accomplished by entering into agreements whereby the Company exchanges gas in its pipelines for gas in the pipelines of other transmission companies. The Company currently owns an interest in or operates twenty-six gathering systems.

      NATURAL GAS PROCESSING. The Company entered the natural gas processing business in October 1996 with its purchase of a 150 mile gathering system and gas processing plant in central Mississippi (the "Harmony System") from a division of Koch Industries, Inc. ("Koch"). See "-- Pipeline Construction, Acquisition and Disposition." Harmony's gas plant includes a refrigerated propane NGL extraction plant with sulphur removal and full fractionation facilities. Gas is gathered from numerous producers through the Harmony gathering system and transported to the plant, where it is separated into NGLs, residue gas, and sulphur. The NGLs and sulphur are then sold to various wholesalers and the residue gas is sold at the plant's tailgate. The Company's processing operations can be adversely affected by a decline in NGL prices, declines in gas throughput, or increase in shrinkage or fuel costs.

      GAS MARKETING. The majority of the Company's gas marketing activities occur on pipeline systems owned by the Company and for those customers served by the Company's pipeline systems. The Company's marketing activities include providing gas supply and sales services to some of its end-user customers by purchasing the gas supply from other marketers or pipeline affiliates and reselling the gas to the end-user. The Company also purchases gas directly from well operators on many of the Company's gathering systems and resells the gas to other marketers or pipeline affiliates. Typically, there are more marketing opportunities associated with the Company's gathering systems since many of the well operators lack the desire, expertise, or aggregate volumes to effectively market their product on their own. Many of the contracts pertaining to the Company's gas marketing activities are month-to-month spot market transactions with numerous gas suppliers or producers in the industry. Such contracts contain no ongoing obligation by the Company to provide for or purchase future gas supplies.

      Generally, the Company purchases the gas under contracts that contain terms which provide for a price determination based upon prevailing market conditions. Simultaneous with the purchase of gas by the Company, the Company resells the gas at a higher price under a sales contract which is comparable in its terms to the purchase contract, including any price escalation provisions. The Company earns a margin on such contracts equal to the difference between the purchase price paid by the Company for such gas supply and the price at which the gas is then resold. Typically, gas marketing is characterized by small margins since there are numerous companies of greatly varying size and financial capacity who compete with the Company in the marketing of natural gas. Accordingly, historical operating income associated with this revenue stream has varied depending on market conditions. The Company believes the marketing of gas is an important complement to its transportation services, and will be an ongoing part of the Company's operations.

      GROWTH STRATEGY. The Company believes that its experience in the strategic location, design, engineering, construction and operation of pipelines, as well as in federal, state and local regulatory matters involving pipelines, makes it well positioned to continue to take full advantage of changes in the natural gas industry. Growth is anticipated primarily through aggressively pursuing the industrial end-user market by acquiring and constructing new pipeline systems. The Company believes that it is one of the few independent companies in the industry which has pursued supplying the industrial end-user market through new pipeline connections. As more chemical and manufacturing companies seek alternatives to their LDCs for their natural gas supply, the Company and its personnel will offer the expertise they have gained through their involvement in the regulatory permitting, construction, and operation of eighteen end-user pipelines in six states. The Company will also continue to expand its current market base by working with many of its existing customers, such as Mid-America Pipeline Company ("Mapco"), Owens-Corning Fiberglas Corporation ("Owens"), Koch and Tyson Foods, Inc. ("Tyson"), to provide natural gas service to additional facilities operated by these customers.

      The Company typically designs its systems to transport greater volumes than needed in the immediate future to provide capacity to accommodate growth in natural gas consumption and production in proximity to the pipeline systems. As a result, the Company believes that under existing conditions, its pipeline systems can quickly increase their volumes with little capital expenditure should additional demand develop in these areas. The Company also benefits from lower overhead than major interstate carriers and LDCs and the resultant ability to offer reduced rates which should allow it to compete effectively with entrenched LDCs and gas transmission carriers for their existing and new end-user customers.

      Recent regulatory changes have led to an overall consolidation of the gathering and transmission pipeline segments in the industry. These consolidations have resulted in increased opportunities for pipeline acquisitions by the Company as major pipeline companies divest themselves of pipeline systems only incidentally acquired by them in connection with larger acquisitions or as a result of their divestitures of such pipeline systems due to internal changes in their strategic focus. For example, in 1995 and 1996, the Company acquired ownership of, or interests in, 31 pipeline systems, including end-user, gathering and transmission lines, from major pipeline companies. Moreover, the Company's acquisitions in 1995 of Magnolia and Five Flags Pipe Line Company ("Five Flags"), as well as the acquisitions in 1996, by an affiliate, of seven pipeline systems from Seahawk Natural Gas Company ("Seahawk"), the acquisition by the Company, through its wholly-owned subsidiary, Magnolia, of ten pipeline systems from Texas Southeastern Gas Gathering Company ("TSGGC") and the acquisition of the Harmony System from a division of Koch further illustrate the existence of such opportunities in the marketplace and the Company's ability to rapidly capitalize on them. Not only has the industry trend to consolidate increased the availability of attractive acquisitions in the market place but the overall consolidation in the industry has also presented the Company with advantageous opportunities to sell pipeline systems which the Company owns, such as Five Flags, on favorable terms. The Company will continue to consider and evaluate such divestiture opportunities as the Company receives favorable offers for their existing systems or assets. See "--Pipeline Construction, Acquisition and Disposition" and " Properties."

PIPELINE CONSTRUCTION, ACQUISITION AND DISPOSITION

      During 1996, the Company constructed or acquired ownership of, or interests in, 29 pipelines, 22 of which were gathering systems, one of which was a transmission line and six of which were end-user pipelines. See " Properties." The Company remains actively engaged in seeking pipeline acquisitions and construction opportunities. The Company plans to evaluate investments in pipelines which involve not only natural gas, but also liquified petroleum gas, as well as both hydrocarbon and non-hydrocarbon gases, such as nitrogen. Management believes that more acquisition opportunities will become available as major pipeline companies divest systems due to regulatory considerations or need to spin-off smaller non-strategic systems acquired in connection with larger acquisitions. The Company believes it can capitalize on these opportunities due to the strategic locations of its pipelines and proximity to other companies' pipeline systems and in large part to the Company's experience and relationships with others in the pipeline industry.

      CONSTRUCTION OF SYSTEMS. In most instances, the Company contracts for the construction of its pipeline projects on the basis of a competitive bidding process. The bids received are usually based on a price per foot for the installation of the pipeline, boring under roads or railroads, other directional bores and environmental restoration services. Usually, the same contractor is also retained on most construction projects to install the meter stations for volume measurements at either end of the pipeline system, on a cost plus basis. During the actual construction phase of a project, the Company has at least one, and in most instances two, Company project managers or inspectors at the construction site, who are in charge of ensuring that the engineering specifications are implemented and who manage the day-to-day construction activities. Depending on the size of the particular construction project, the Company may hire additional contract inspectors to support and work with the Company's personnel in the management of the construction project.

      The Company's recent activities in pursuit of acquisition, construction or disposition opportunities in transmission and gathering of natural gas include the following:

      MAGNOLIA SYSTEM ACQUISITION. Effective August 1995, the Company acquired 100% of the outstanding capital stock of Magnolia. Magnolia's principal asset consists of approximately 111 miles of 6 inch to 24 inch gas pipelines and an approximately 4000 horsepower compressor station, located in central Alabama. Magnolia was purchased from a subsidiary of The Williams Companies ("Williams") for a total purchase price of $3,200,000, and the Company assumed the operations of the pipeline in September 1995. Williams had acquired Magnolia as part of its acquisition of Transco Energy Company ("Transco"), earlier in 1995. The Magnolia System is primarily a transmission pipeline with interconnections to one major interstate pipeline and one major intrastate pipeline. The system also includes some gathering lines which connect coal-seam gas production in the Black Warrior Basin with the Magnolia System. There is the potential for several interconnections to other pipelines in the area which could provide additional supply or market options for gas on the Magnolia System. These additional interconnections could enhance Magnolia's revenues and will be pursued by the Company. See also "Properties."

      FIVE FLAGS SYSTEM ACQUISITION AND DISPOSITION. In September 1995, the Company and Rainbow Investments Company, a Texas corporation controlled by a former director and officer of the Company ("Rainbow"), jointly reacquired 100% of the outstanding capital stock of Five Flags, which the Company had previously owned until September 1993, from an affiliate of The Coastal Corporation ("Coastal"). Total cash consideration of $2,052,000 was paid to Coastal, of which the Company's share was $1,872,450 for 91.25% of Five Flags' capital stock. In October 1995, the Company and Rainbow jointly sold 100% of the capital stock of Five Flags to Koch Gateway Pipeline Company for cash consideration of $4,664,865. After retiring the purchase money note, the net proceeds to the Company from the sale of Five Flags were $2,183,226.

      SEAHAWK ACQUISITION. In February 1996, the Company formed Pan Grande Pipeline, L.L.C. , a Texas limited liability company ("Pan Grande") with Resource Energy Development Company, L.L.C., a North Carolina limited liability company ("Resource"). The Company and Resource each owned 50% of Pan Grande. Subsequent to its formation, Pan Grande entered into an agreement with Seahawk to acquire six onshore gas gathering and transmission systems. Seahawk was acquired by Tejas Power Corporation ("TPC"), as part of TPC's acquisition of substantially all of the pipeline systems owned by Seagull Energy Corporation. The six systems, the Allen Hill, Chapa, Guadalupe, Guerra, Loma Novia, and Puckett Systems, are located in Tom Green, Live Oak, Culberson and Loving, Webb and Duval, Duval and McMullen and Pecos counties, Texas respectively. A seventh system, the Salt Creek, located in Kent and Scurry counties in Texas, was also acquired from Seahawk by Pan Grande in September 1996. Together the seven systems comprise approximately 116 miles of natural gas gathering and transmission lines with a design throughput of 175 million cubic feet of natural gas per day. The purchase of the seven systems by Pan Grande was financed with capital contributions from the Company and Resource and with a five-year note from a bank to Pan Grande . In August

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1996, Resources sold its interest in Pan Grande to four companies. The Allen
Hill and Puckett systems were sold in September 1996 for a profit of approximately $60,000. See "Properties -- Pipeline Systems."

      TEXAS SOUTHEASTERN GAS GATHERING COMPANY. In May 1996, the Company, through its wholly-owned subsidiary, Magnolia, acquired nine gathering pipeline systems and one transmission pipeline system from TSGGC. The systems were acquired pursuant to a purchase and sales agreement dated March 12, 1996 for a total purchase price of $390,000 less purchase price adjustments giving effect to operating income since the effective date of January 1, 1996. These systems total approximately 113 miles of 2 inch to 10 inch diameter pipeline with associated equipment. Five systems (Fayette, Happy Hill, Moores Bridge, Detroit and Sizemore) are located in Alabama, and five systems (Millbrook, Greenwood Springs, Heidelberg-TGP, Heidelberg-Koch and Baxterville) are located in Mississippi. The bulk of the systems are located within 100 miles of the Magnolia System. The Company has integrated the operation of these systems with the Magnolia System. TSGGC had acquired these systems in 1994 as part of a larger acquisition package. See " Properties -- Pipeline Systems."

      HARMONY SYSTEM. In October 1996, Midcoast consummated the acquisition of the Harmony System from Koch Hydrocarbons Company, a division of Koch, for cash consideration of approximately $3,640,000, subject to post purchase price adjustments. The Harmony System gathers gas from producing fields located in Mississippi. It consists of over 150 miles of high and low pressure gas gathering pipeline with 4620 horsepower of compression. The processing plant is a refrigerated propane natural gas liquid extraction plant with design capacity of over 20 MMcf/d. The plant has sulfur extraction as well as full fractionation facilities and markets propane, butanes, natural gasoline, condensate and sulfur. See "Properties -- Pipeline Systems."

      ESPERANZA. In November 1996, Midcoast acquired four natural gas gathering pipelines from Esperanza Transmission Corporation for cash consideration of $810,000. All four pipelines are located in southern Texas and collectively include 19 miles of pipeline which gather natural gas from producing fields in the area. See "Properties -- Pipeline Systems."

      ATRION ENERGY SUBSIDIARIES. In March 1997, the Company entered into a definitive purchase and sale agreement (the "Agreement") to acquire the stock of three subsidiaries of Atrion Corporation ("Atrion") for cash consideration of approximately $39.4 million subject to post closing adjustments and $2 million of deferred contingent payments to be paid in equal amounts over an eight-year period (the "Consideration"). The Consideration was determined through extensive negotiations between the Company and Atrion . The Agreement contains representations and warranties, indemnities and conditions to closing customary to transactions of this type. The three subsidiaries include Alabama-Tennessee Natural Gas Company ("ATNG"), Tennessee River Intrastate Gas Company, Inc. ("TRIGAS") and AlaTenn Energy Marketing Company, Inc. ("ATEMCO") (collectively the "Atrion Subsidiaries"). ATNG owns and operates a 288 mile interstate pipeline, with two compression stations, that runs from Selmer, Tennessee to Huntsville, Alabama. The system serves an eight county area in Alabama, Mississippi and Tennessee. Gas transportation customers include 17 municipalities and 8 industrial companies. The system is certificated by the Federal Energy Regulatory Commission ("FERC") to deliver approximately 133,000 MMBtu of firm transportation per day. TRIGAS owns and operates a 38 mile pipeline extending from Barton, Alabama to Courtland, Alabama that was originally constructed to transport gas to an industrial customer's cogeneration facility. TRIGAS has since constructed facilities to also serve a second industrial customer. ATEMCO is a natural gas marketing company which primarily services the natural gas needs of the customers on ATNG and TRIGAS. The acquisition has been approved by the board of directors of both the Company and Atrion; however, the acquisition is subject to certain regulatory approvals, and approval by Atrion's shareholders. Consummation of the transaction is anticipated during the second quarter of 1997 with financing to be provided by Bank One, Texas N.A. under the Company's existing credit facility.

MARKETS AND MAJOR CUSTOMERS

      The natural gas industry has undergone major transformations, which have included significant changes in government regulation. As a consequence, the industry has experienced a marked increase in competition and volatility in natural gas prices. The result has been an increase in gas sold directly to end-users by producers and other nontraditional suppliers, and an increasing reluctance of end-users to enter into long-term contracts. Consumers have shown an increased willingness to switch fuels between gas and oil in response to their relative price fluctuations, and there is a growing use of gas purchase contracts that require price adjustments in response to market conditions.

      During the year ended December 31, 1996, the Company derived approximately 31% and 15% of its natural gas sales and transportation revenues from Mapco and affiliates, and Westlake Petrochemicals Corporation ("Westlake"), respectively. Mapco is a Fortune 500 natural gas liquids pipeline company. The Company furnishes natural gas to Mapco and its affiliates through various pipeline systems in several states for fuel to nine turbine pump stations and a main fractionation facility owned by Mapco under several long-term agreements. Westlake is an international petrochemicals company. The Company supplies Westlake's ethylene/styrene plant complex in Louisiana through a pipeline under an agreement entered into in June 1993 containing a three-year primary and seven-year secondary term, respectively. A majority of the Mapco and Westlake agreements provide for guaranteed minimum cumulative volume restrictions and additional transportation fees to be paid to the Company for actual volumes transported. The Westlake agreement also provides for an option to purchase the pipeline for a nominal fee after the end of the primary term, with notice to the Company, should an event impair Westlake's ability to transport gas to their facilities. Furthermore, the Westlake agreement provides that Westlake pay a fixed monthly operations fee to the Company, adjusted annually by current price indices. In addition, Westlake has periodically purchased a portion of its gas supply from the Company. The Company has many other long-term commitments with significant customers. See "Properties".

SALES AND MARKETING

      The Company aggressively pursues new acquisition opportunities, as well as end-user and gathering customers. As such, the Company relies on its management team to identify suitable construction or acquisition projects involving end-user, gathering or transmission customers either through direct sales efforts, referrals, or existing relationships within the industry. The Company's senior management devotes much of its time and effort to develop such projects and works with both new and existing customers to meet their gas supply needs. Management also benefits from their relationships with others in the industry who often notify the Company of assets which are being offered for sale, or of new gathering or end-user construction opportunities.

NATURAL GAS SUPPLY

      The Company's end-user pipelines have connections with major interstate and intrastate pipelines which management believes have ample supplies of natural gas in excess of the volumes required for these systems. In connection with the construction and acquisition of its gathering systems, evaluations were made of well and reservoir data furnished by producers to determine the availability of gas supply for the systems. Based on those evaluations, it is management's belief that adequate gas supply exists for the Company to recoup its investment with an adequate rate of return. As such, management does not routinely obtain independent evaluations of reserves dedicated to its systems due to the cost of such evaluations, and accordingly, does not have estimates of total reserves dedicated to its systems or of the anticipated life of such producing reserves.

COMPETITION

      The gas pipeline, processing and marketing industries are highly competitive. In marketing gas, the Company has numerous competitors, including marketing affiliates of interstate pipelines, the major integrated oil companies, and local and national gas gatherers, brokers and marketers of widely varying sizes, financial resources and experience. Local utilities and distributors of gas are, in some cases, engaged directly, and through affiliates, in marketing activities that compete with the Company.

      The Company competes against other companies in the transmission, gathering, processing and marketing businesses for supplies of gas and for sales to customers. Competition for gas supplies is primarily based on efficiency, reliability, availability of transportation and the ability to offer a competitive price for the gas. Competition for customers is primarily based upon reliability and price of deliverable gas. For customers that have the capability of using alternative fuels, such as oil and coal, the Company also competes against companies capable of providing these alternative fuels at a competitive price.

GOVERNMENT REGULATION

      Various aspects of the transportation, sale and marketing of natural gas are subject to or affected by extensive federal regulation under the Natural Gas Act ("NGA"), the Natural Gas Policy Act of 1978 ("NGPA"), the Natural Gas Wellhead Decontrol Act of 1989 ("Decontrol Act") and regulations promulgated by FERC.

      NATURAL GAS TRANSMISSION INDUSTRY. Historically, interstate pipeline companies acted as wholesale merchants by purchasing natural gas from producers, transporting that natural gas from the fields to their markets, and reselling the natural gas to LDCs and large end-users. Prior to the enactment of the NGPA in 1978 and the Decontrol Act of 1989, all sales of natural gas for resale in interstate commerce, including sales by producers, were subject to the rates and service jurisdiction of the FERC under the NGA and NGPA. However, as a result of the NGPA and the Decontrol Act, all so-called "first sales" of natural gas were federally deregulated, thus allowing all types of non-pipeline and non-local distribution sellers to market their natural gas free from federal controls. Moreover, pursuant to Section 311 of the NGPA, the FERC promulgated regulations by which wholly-intrastate natural gas pipeline companies could engage in interstate transactions without becoming subject to the FERC's full rates and service jurisdiction under the NGA. At the same time, however, the FERC has retained its traditional jurisdiction over the activities of interstate pipelines. Thus, under the NGA and NGPA, the transportation and sale of natural gas by interstate pipeline companies have been subject to extensive regulation, and the construction of new facilities, the extension of existing facilities and the commencement and cessation of sales or transportation services by interstate pipeline companies generally have required prior FERC authorization.

      The NGA exempts gas gathering facilities from the direct jurisdiction of FERC. The Company believes that its gathering facilities and operations meet the current tests that FERC uses to grant nonjurisdictional gathering facility status. However, FERC's articulation and application of the tests used to distinguish between jurisdictional pipelines and nonjurisdictional gathering facilities have varied over time. While the Company believes the current definitions create nonjurisdictional status for the Company's gathering facilities, no assurance is available that such facilities will not, in the future, be classified as regulated transmission facilities and thus, the rates, terms, and conditions of the services rendered by those facilities would become subject to regulation by FERC.

      Commencing in 1985, the FERC adopted regulatory changes that have significantly altered the transportation, sale and marketing of natural gas. These changes were intended to foster competition in the natural gas industry by, among other things, transforming the role of the interstate pipeline companies from wholesale marketers of natural gas to primarily natural gas transporters, and mandating that interstate pipeline companies provide open and nondiscriminatory transportation services to all producers, distributors, marketers and other shippers that seek such services (so-called "open access" requirements). As an incentive to cause the interstate pipeline companies to revamp their services, the FERC also sought to expedite the certification process for new services, facilities and operations of those pipeline companies providing "open access" services. Throughout the early years of this process, the FERC's actions in these areas were subject to extensive judicial review and generated significant industry comment and proposals for modification to existing regulations.

      In April 1992, the FERC issued its most comprehensive restructuring ruling, Order 636, a complex regulation that has had a major impact on natural gas pipeline operations, services and rates. Among other things, Order 636 generally required each interstate pipeline company to "unbundle" its traditional wholesale services and make available on an open and nondiscriminatory basis numerous constituent services (such as gathering services, storage services and firm and interruptible transportation services) and to adopt a new rate making methodology to determine appropriate rates for those services. To the extent the pipeline company or its sales affiliate makes natural gas sales as a merchant in the future, it will do so pursuant to a blanket sales certificate that puts those entities in direct competition with all other sellers pursuant to private contracts. However, pipeline companies were not required by Order 636 to remain merchants of natural gas, and several of the interstate pipeline companies have elected to become transporters only. The FERC required that each pipeline company develop the specific terms of service in individual restructuring proceedings by means of a compliance filing that set forth the pipeline company's new, detailed procedures. In subsequent orders, the FERC largely affirmed the significant features of Order 636 and denied requests for stay of the implementation of the new rules pending judicial review. In July 1996 , the United States Court of Appeals for the District of Columbia Circuit largely upheld Order 636. FERC orders approving the individual pipeline restructuring proceedings, however, are the subject of numerous appeals to the United States Courts of Appeals. The outcome of such proceedings and the ultimate impact that they may have on the Company's business is uncertain.

      REGULATION OF THE COMPANY'S FACILITIES. The Company's operations can be affected significantly by government regulation. Its pipeline systems are regulated by federal, state and local regulatory agencies. These regulations are extremely complex and subject to changing administrative interpretations. The Company's pipeline operations are generally not subject to regulation by the FERC which is an independent commission within the Department of Energy that has authority over the transportation and marketing of various categories of natural gas sold in interstate commerce. The production and sale of oil and gas is subject to federal, state and local government regulations including the imposition of excise taxes, the prevention of waste, pollution controls, conservation of natural resources, and maximum daily production allowables for oil and gas wells.

      The Company's operations are further subject to regulation by various agencies of the states in which the Company operates. As in the case of potential federal regulatory changes, there can be no assurances that state regulatory measures will not adversely affect the Company's business and financial condition. In such events, the state's regulatory authorities could temporarily suspend or hinder operations in a particular state, depending on the authority's view of its jurisdiction. Although, regulators at the state level have generally followed the FERC's lead by allowing increased competition, there can be no assurance that every state will follow this practice without the pressure of litigation. State regulatory requirements and policies vary from state to state. The regulatory requirements of Texas, Kansas, Louisiana, Mississippi, New York, Alabama and Tennessee have the greatest impact on the Company due to the concentration of the Company's operations in those states.

      The Company's operations in Texas are subject to the Texas Gas Utility Regulatory Act, as implemented by the Texas Railroad Commission. Generally, the Texas Railroad Commission is vested with authority to ensure that rates charged for natural gas sales and transportation services are just and reasonable. The Company must make filings with the Texas Railroad Commission for all new and increased rates.

      The Company's operations in Kansas are subject to the jurisdiction of the Kansas Corporation Commission (the "KCC") with regard to pipeline safety standards and certification procedures. The KCC has granted the Company Certificates of Public Convenience and Necessity for its pipelines in Kansas.

      The State of Louisiana Office of Conservation, Pipeline Division has safety and certification jurisdiction over the Company's operations in Louisiana. The Company was granted Certificates of Transportation, to Interconnect, and to Construct and Operates its system in Louisiana.

      The State of New York Public Service Commission has safety and certification jurisdiction over the Company's New York operations and has granted a Certificate of Public Necessity Convenience for the Albany system.

      The Magnolia System in Alabama is subject to the jurisdiction of the FERC with respect to the transportation rates under Section 311 (a)(2) of the NGA. This pipeline and the Company's other pipelines in Alabama are subject to the jurisdiction of the Alabama Public Service Commission-Pipeline Safety Section with regard to operational, environmental and safety considerations.

      The Company's operations in Mississippi, Oklahoma and Tennessee are subject to the jurisdiction of these state's respective Public Service Commissions with regard to operational, environmental and safety considerations.

      ENVIRONMENTAL AND SAFETY MATTERS. The Company's activities in connection with the operation and construction of pipelines and other facilities for transporting, processing, treating or storing natural gas and other products are subject to environmental and safety regulation by numerous federal, state and local authorities. This can include ongoing oversight regulation as well as construction or other permits and clearances which must be granted in connection with new projects or expansions. On the federal level, these agencies can include the Environmental Protection Agency ("EPA"), the Occupational Safety and Health Administration, the U.S. Army Corp. of Engineers, the U.S. Fish and Wildlife Service and others. State regulatory agencies or boards can include various air and water quality control boards, historical and cultural resources offices, fish and game services and others. These regulations can increase the cost of planning, designing, initial installation and the operations of such facilities. Sanctions for violation of these regulations include a variety of civil and criminal enforcement measures including monetary penalties, assessment and remediation requirements and injunctions as to future compliance. The following is a discussion of certain environmental and safety concerns related to the Company. It is not intended to constitute a complete discussion of the various federal, state and local statutes, rules, regulations, or orders to which the Company's operations may be subject.

      In most instances, the regulatory requirements of the various state and federal agencies relate to the release of substances into the environment and include measures to control water and air pollution. Moreover, the Company, without regard to fault, could incur liability under the comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or state counterparts, in connection with the disposal or other releases of hazardous substances. Further, the recent trend in environmental legislation and regulations is toward stricter standards, and this will likely continue in the future.

      Environmental laws and regulations may also require the acquisition of a permit before certain activities may be conducted by the Company. Further, these laws and regulations may limit or prohibit activities on certain lands lying within wilderness areas, wetlands, areas providing habitat for certain species or other protected areas. As an employer, the Company is required to maintain a workplace free of recognized hazards likely to cause death or serious injury and to comply with specific safety standards. The Company is also subject to other federal, state and local laws covering the handling, storage or discharge of materials used by the Company, or otherwise relating to protection of the environment, safety and health.

      Management believes, based on its current knowledge, that the Company has obtained and is in current compliance with all necessary and material permits and that the Company is in substantial compliance with applicable material environmental and safety regulations.

      The Company maintains insurance coverages that it believes are customary in the industry, although it is not fully insured against all environmental and safety risks. The Company is not aware of any existing environmental or safety claims that would have a material impact upon its financial position or results of operations. See "-- Insurance."

INSURANCE

      The Company presently maintains general comprehensive liability insurance coverage with aggregate policy limits of $21,000,000 and per accident policy limits of $11,000,000 which includes, among other items and subject to certain conditions, coverage for pollution and waste disposal. The Company maintains property insurance considered to be customary in the industry. There can be no assurance, however, that insurance coverage will be available or adequate for any particular risk or loss. Although, management believes that the Company's assets are adequately covered by insurance, a substantial uninsured loss could have a materially adverse impact on the Company and its financial position.

EMPLOYEES AND CONTRACT SERVICE ORGANIZATIONS

      As of December 31, 1996, the Company had 27 full-time employees. The Company has arrangements with other unaffiliated independent pipeline operating companies who service and operate the Company's extensive field operations and provide for emergency response measures. The Company is not party to any collective bargaining agreements. There have been no significant labor disputes in the past.

ITEM 2.  PROPERTIES

PIPELINE SYSTEMS

      The Company owns an interest in or operates forty-seven intrastate end-user, gathering and gas transmission systems situated in the states of Alabama, Alaska, Kansas, Louisiana, Mississippi, New York, Oklahoma, Tennessee, and Texas. Certain information concerning the Company's pipelines is summarized in the following table:

                          DATE OF                                                           AVERAGE        DAILY         PERCENTAGE
                          ACQUISITION                                                          DAILY      VOLUME         OWNERSHIP
                          OR INITIAL                                       LENGTH           VOLUME(1)    CAPACITY(1)     OR INTEREST
PIPELINE SYSTEM           OPERATION            LOCATION                    IN MILES         (MMBTU/D)    (MMBTU/D)        IN SYSTEM
---------------           ---------            --------                    --------         ---------    ---------       ----------
END-USER:
  Burnet................  December 1989        Burnet Co., TX                 1.3               639          3,000          100%
  Conway................  December 1989        Rice Co., KS                   --(2)           9,118         14,000          100%
  Turkey Creek..........  January 1991         Fort Bend Co., TX             15.6               935          5,000          100%
  OC/Kansas.............  June 1991            Wyandotte Co., KS              1.0             2,581          6,500          100%
  Cat Springs...........  December 1991        Austin Co., TX                 1.1               162          3,000          100%
  Clemens Dome..........  February 1992        Brazoria Co., TX               --(2)             165          3,000          100%
  Stratton Ridge........  February 1992        Brazoria Co., TX               1.2               169          3,000          100%
  Tuscaloosa (3)........  September 1992       Tuscaloosa, AL                 2.6                -- (3)      1,500          100%
  Augusta...............  July 1993            Butler Co., KS                 0.5               166          5,000          100%
  Westlake..............  November 1993        Calcasieu Parish, LA           1.3             4,403         50,000          100%
  Quindaro..............  November 1994        Wyandotte Co., KS              3.1               519         60,000          100%
  OC/Albany.............  December 1994        Albany Co., NY                 0.5             1,306          3,000          100%
  Guadalupe.............  February 1996        Culberson/Loving Co,TX         9.1               279         10,000           50%(4)

                                       11

  South Fulton..........  September 1996       Obion Co., TN                  0.6               NAV          1,200           -- (5)
  Power Paper...........  August 1996          Roane Co., TN                  2.1             1,743          5,000          100%
  Salt Creek............  September 1996       Kent & Scurry Co., TX         39.1             3,190         20,000           50%(4)
  Cuero.................  October 1996         DeWitt Co., TX                 5.4                72          2,000          100%
  STEC..................  October 1996         Victoria Co., TX               4.0               101         10,000          100%

TRANSMISSION:
  H&W...................  October 1993         Escambia Co., AL               9.0          Inactive         15,000          100%
  Magnolia..............  September 1995       Central AL                   111.0            28,316        120,000          100%
  Moores Bridge.........  May 1996             Tuscaloosa Co., AL             4.5               109          4,000          100%

GATHERING:
  Sinton................  July 1992            San Patricio Co., TX           2.8          Inactive          3,000          100%
  Fitzsimmons...........  April 1993           Duval Co., TX                  -- (2)            152          3,000          100%
  Zmeskal...............  June 1994            Victoria Co., TX               -- (2)            307          3,000          100%
  Cook Inlet Gas........  July 1994            Cook Inlet, AK                 2.7                92(8)      15,000           -- (5)
  Cook Inlet Oil........  July 1994            Cook Inlet, AK                 2.7              3543(6)      20,000 (6)       -- (5)
  Foss..................  December 1994        Custer Co., OK                 4.1               388          5,000          100%
  Flores................  January 1996         Starr Co., TX                  9.9             1,469          5,000           60%(7)
  Chapa.................  February 1996        Live Oak Co., TX              24.7             3,823         50,000           50%(4)
  Guerra................  February 1996        Webb & Duval Cos, TX          18.8             5,930         50,000           50%(4)
  Loma Novia............  February 1996        Duval/McMullen Co, TX         15.2             7,909         25,000           50%(4)
  Baxterville...........  May 1996             Lamar Co., MS                  1.4          Inactive          2,000          100%
  Detroit...............  May 1996             Lamar Co., AL                 16.5                76          3,000          100%
  Fayette...............  May 1996             Fayette Co., AL               62.8             1,235         10,000          100%
  Greenwood Sprgs.......  May 1996             Monroe Co., MS                 7.9               144          5,000          100%
  Happy Hill............  May 1996             Fayette Co., AL                5.5                92          3,000          100%
  Heidelberg-Koch.......  May 1996             Jasper Co., MS                 1.0               157          3,000          100%
  Heidelberg-TGP........  May 1996             Jasper Co., MS                 3.5               680          2,500          100%
  Millbrook.............  May 1996             Wilkinson Co., MS              8.9               288          5,000          100%
  Sizemore..............  May 1996             Lamar Co., AL                  1.0                17          3,000          100%
  Lake Rosemound........  September 1996       Wilkinson Co., MS             18.4             3,037         10,000          100%
  Chaparral.............  October 1996         Monroe Co., MS                 9.6               138          3,000          100%
  Harmony...............  October 1996         Central MS                   150.4             5,224         20,000          100%
  Minnie Bock...........  November 1996        Nueces Co., TX                14.0             2,014         10,000          100%
  Minnie Bock East......  November 1996        Nueces Co., TX                 2.5               302          5,000          100%
  Port..................    November 1996      Nueces Co., TX                 1.5             1,045          5,000          100%
  Rowden................  November 1996        Duval Co., TX                  1.0               203          3,000          100%
                                                                           -------          --------
                                                         TOTALS             599.8            88,695
                                                                           =======          --------

(1) All volume and capacity information is approximate. Average daily volumes are based on total volumes transported during the twelve month period ended December 31, 1996, except for certain systems noted on the above table which were acquired or placed in service after January 1, 1996, in which case such average daily volumes are based on total volumes transported from the date of acquisition or initial operation through December 31, 1996. NAV means the pipeline has not been placed in service.

(2)   This system is less than a quarter-mile in length.

(3) Construction suspended pursuant to an injunction prohibiting the completion of the pipeline.

(4) This system is owned by Pan Grande, which the Company owns a 50% interest in, and is operated by the Company.

(5)   The Company receives throughput charges from these systems.

(6) Volume is reflected in barrels of oil production per day, and are not included in totals.

(7) This system is owned by Starr County Gathering System, a Joint Venture of which the Company owns a 60% interest and is operated by the Company.

(8)   Average usage since the line was placed in service in December 1996.

      The revolving line of credit with Bank One-Texas, N.A. entered into in August 1996 is secured by all accounts receivable, contracts and a first lien security interest in all pipelines directly owned by the Company. The note payable to a bank entered into by Pan Grande in March 1996 for the acquisition of the Guadalupe, Chapa, Guerra and Loma Novia systems is secured by all of the assets of each respective system, and all transportation revenues pertaining to them, with proportionate guarantees in an amount equal to the respective ownership interests of the members. The note payable to a bank entered into by Starr County Gathering System, a Joint Venture, in January 1996 is secured by all of the assets of the Flores system and all transportation revenues pertaining to the system, with guarantees by each partner, proportionate to their partnership interest. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Capital Resources and Liquidity." The following are summaries of the Company's principal pipeline systems:

      THE BURNET, CONWAY, TURKEY CREEK, CAT SPRINGS, CLEMENS DOME AND STRATTON RIDGE SYSTEMS each serve a Mapco or Mapco affiliate facility. The Conway system supplies a Mapco LPG Fractionation facility with 100% of their gas requirements, as well as a Koch Isomerization unit. The other systems all supply Seminole Pipeline Company ("Seminole"), a Mapco affiliate, mainline pump stations. The agreements under which these systems operate provide for five-year terms commencing upon the initial delivery of natural gas, with the exception of the Conway System agreement which provides for a one year term. The various agreements continue thereafter on a year-to-year basis unless terminated by either party upon 90 days written notice, with the exception of the Conway System agreement. These agreements also provide for guaranteed minimum cumulative volumes which can serve to extend the contracts should the minimum volumes not be met within the particular contract term, with the exception of the Conway System agreement.

      THE WESTLAKE SYSTEM supplies a Westlake ethylene/styrene plant complex in Calcasieu Parish, Louisiana with a portion of their gas requirements through a 1.3-mile 8 inch pipeline system connected to a Sabine Pipeline Company interstate pipeline. The system was constructed by the Company and placed in service during November 1993 and provides gas supply to the plant under an agreement entered into in June 1993. The agreement provides for a three-year primary term commencing upon the initial delivery of natural gas, followed by a seven-year secondary term. At the expiration of the secondary term, Westlake retains ownership of the pipeline. The agreement provided for a guaranteed minimum volume of 7,500 MMBtu/day and an option to purchase the pipeline for a nominal fee after the end of the primary term, with notice to the Company, should an event impair Westlake's ability to transport gas to their facilities. The agreement also provides that Westlake pay a monthly operations fee to the Company. In addition, Westlake has periodically purchased a portion of its gas supply from the Company.

      THE MAGNOLIA SYSTEM transports gas for Sonat Marketing Company ("Sonat Marketing") a subsidiary of Sonat, Inc. ("Sonat"), Transco Energy Marketing Company ("Transco Marketing"), a subsidiary of Transco and Perry Gas Companies, Inc. ("Perry Gas") in the Black Warrior Basin, Alabama through a system consisting of 81 miles of 24 inch pipeline, 18 miles of 16 inch pipeline, and 12 miles of 6 inch, 8 inch and 12 inch pipeline. The Magnolia System is located in central Alabama and also includes a compressor station which has three Solar gas turbines with C160 gas compressors, each rated at 1,340 horsepower. The system was acquired by the Company from Williams pursuant to an agreement with an effective date of August 1995. The Company assumed the operations of the pipeline during September 1995. The system also connects coal-seam gas production in the Black Warrior Basin with Transco's interstate pipeline.

      Magnolia currently has a long-term contract with Transco Marketing as well as contracts with Sonat Marketing and Perry Gas. The Company transports gas for Sonat Marketing under an agreement entered into in July 1990 (the "Sonat Agreement"), for Transco Marketing under an agreement entered into in July 1990 and amended in August 1995 (the "Transco Agreement"), and for Perry Gas under an agreement entered into in November 1995 (the "Perry Gas Agreement"). The Sonat and Perry Gas Agreements provide for one-year primary terms commencing upon the initial delivery of natural gas and continue thereafter on a month-to-month basis unless terminated by either party upon 30 days written notice. The Transco Agreement, as amended, provides for a ten-year term from the date of amendment. The Transco Agreement continues thereafter on a month-to-month basis.

      THE COOK INLET GAS AND CRUDE OIL SYSTEMS consist of two separate lines, a 2.7-mile 6 inch natural gas gathering pipeline and a 2.7-mile 8 inch crude oil gathering pipeline. The pipelines were placed in service during July 1994 and connect the West McArthur River Unit ("WMRU") Production Facility, operated by Stewart Petroleum Company ("Stewart"), to a delivery point at the Unocal Oil Trading Bay Production Facility on the west side of Cook Inlet near Anchorage, Alaska. The Company receives a throughput charge from Stewart for all oil and gas transported through the system for the life of the WMRU wells, which was subject to guaranteed minimum volumes, by Stewart for the first two years the pipeline was in service. All produced gas has been utilized on site as fuel for production equipment and the gas gathering system was inactive until December 1996 when the line was placed into service to transport gas as additional fuel for the production facilities.

      In September 1996, an involuntary bankruptcy petition was filed against Stewart by certain working interest owners in the WMRU, and in January 1997, the United States Bankruptcy Court for the District of Alaska (the "Court") entered an order for relief under Chapter 11 of the United States Bankruptcy Code. The payment of the Company's throughput fees since August 1996 has been suspended by the Court, and only those claims deemed to be necessary to avoid immediate and irreparable harm to the Stewart estate have been allowed to be paid. It is the Company's belief that it is adequately protected, however there can be no assurance that the Company will prevail against any challenges to its position. See "Legal Proceedings."

      THE HARMONY SYSTEM , located in Jasper, Wayne, Greene and Clarke counties, Mississippi, consists of 150.4 miles of 2 inch to 6 inch natural gas gathering pipelines with 4620 horsepower of compression. The system gathers gas from producing fields in Mississippi from numerous operators. The system also includes a refrigerated propane natural gas liquid extraction plant with a design capacity of 20 MMcf/d. The plant has sulphur extraction, and full fractionation facilities and markets propane, butane, natural gasoline, condensate and sulphur. The processing plant, located in Clarke county, is the only sour gas gathering, processing and sulphur extraction facility in the area, in which there are numerous producing oil wells which are presently flaring the associated produced gas. It is management's belief these existing wells, as well as new drilling activity will provide a ready market for expansion of the system.

OIL AND GAS PROPERTIES

      The Company owns several non-operated interests in producing and non-producing oil and gas properties. For the year ended December 31, 1996, revenues from the Company's oil and gas properties were less than 1% of its total revenues and for the same period the Company's oil and gas properties represented less than 5% of its total assets. The Company owns working interests in 3,560 gross acres of oil and gas leases and interests in 12 producing wells. In 1995, the Company acquired a 21.5% working interest from Exxon Corporation ("Exxon") in two leases together covering approximately 1,700 gross acres in Starr County, Texas on which are located nine active and one shut-in wells, one of which was drilled and completed as a producing well during the past year. In 1996, the Company acquired varying overriding royalty interests across three tracts in the East Vealmoor Unit for approximately $950,000. The property is located in Borden and Howard Counties, Texas and is operated by Exxon. Although it is not expected to become a major line of business for the Company, management expects that acquisition and ownership of non-operated oil and as interests will remain a facet of the Company's business for the foreseeable future.

TITLE TO PROPERTIES

      The Company, as part of its construction process, must obtain certain right-of-way agreements from landowners whose property the proposed pipeline will cross. The terms and cost of these agreements can vary greatly due to a number of factors. In addition, as part of its acquisition process, the Company will typically evaluate the underlying right-of-way agreements for the particular pipeline to be acquired to determine that the pipeline owner has met all terms and conditions of the underlying right-of-way agreement and that the agreement is still in full force and effect.

      The Company typically relies upon outside service organizations to review the right-of-way agreements and to make suggestions to the seller as to any curative work required before closing. The Company typically does not receive a title opinion or title policy as to these right-of-way agreements due to the complexity of the records and attendant expense. Occasionally, the Company may seek to initiate condemnation proceedings where permitted under state law, to obtain a right-of-way necessary for pipeline construction projects. The Company believes that this process is consistent with standards in the pipeline industry, and that it holds good title to its pipeline systems, subject only to defects which the company believes are not material to the ownership of its properties or results of operations. Substantially all of the Company's pipeline systems are pledged to secure the revolving line of credit with Bank One -Texas N.A. entered into in August 1996 or other affiliate debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Capital Resources and Liquidity."

ITEM 3.  LEGAL PROCEEDINGS

      On September 13, 1996 an involuntary petition for relief under Chapter 11 of the United States Bankruptcy Code was filed against Stewart in the Court by certain working interest owners in the WMRU. Stewart consented to an order for relief on January 24, 1997 and Stewart, with the petitioners, subsequently filed their joint Plan of Reorganization and Disclosure Statement, as amended on March 13, 1997 (the "Stewart Plan"). The payment of the Company's throughput fees have been suspended by the Court, and only those claims deemed to be necessary to avoid immediate and irreparable harm to the Stewart estate have been paid. The Court has not ruled upon the Stewart Plan nor the validity of any claim against Stewart. The Company believes that it is adequately protected, but there can be no assurance that the Company will prevail against any challenge to its position.

      The Company is currently involved in certain other litigation. Management believes that all such other litigation arose in the ordinary course of business and that costs of settlements or judgments arising from such suits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      The Company did not submit any matters during the fourth quarter of 1996 to a vote of security holders.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

MARKET INFORMATION

      The Company is a successor to Nugget Oil Corporation ("Nugget") which was traded on the Nasdaq National Market until October 30, 1986 when Nugget's stock was delisted from the Nasdaq National Market. The Company's common stock was not listed on a stock exchange for the period from October 30, 1986 to August 1996. The common stock of the Company began trading August 9, 1996 on the American Stock Exchange under the symbol "MRS." The following table sets forth the high and low sales prices for the common stock for the period from August 9, 1996 to December 31, 1996.

                                                                  DIVIDENDS
             1996                       HIGH         LOW       PAID PER SHARE
             ----                       ----         ---       --------------

    Third Quarter (from August 9, 1996) $ 10 1/4     $ 9  1/16        $.08
    Fourth Quarter ...............      $ 10 7/8     $ 9 13/16        $.08

      On February 28, 1997, the closing price for the common stock, as reported by the American Stock Exchange, was $13.625 per share.

STOCKHOLDERS MATTERS

      In May 1996, the Board of Directors of the Company ("Board") approved the redemption, for $118,366, of the 5% cumulative preferred stock ("5% Preferred") held by a director and officer and two former directors and officers of the Company. The shares were redeemed for ten percent of the stated liquidation value ($1,183,665). Subsequently, no shares of the Company's preferred stock remain outstanding. Following redemption of the 5% Preferred, the Company's Articles of Incorporation were amended to reflect only one class of outstanding securities, the Company's common stock.

      In July 1996, the Company's articles of incorporation were amended to increase the number of authorized common shares from 6,000,000 shares to 10,000,000 shares. In addition, the Board authorized 4.460961 for 1 stock split in connection with the Company's common stock offering. See Note 8 to the Consolidated Financial Statements.

      As of March 1, 1997, there were 311 holders of record of common stock. The Company believes that there are substantially more beneficial holders of common stock.

DIVIDEND POLICY

      The Company historically paid dividends on its 5% cumulative preferred stock, which was redeemed in May 1996. Holders of shares of the Company's common stock are entitled to receive cash dividends out of funds of the Company legally available subject to the qualification that dividends need not be declared or paid by the Board if to do so would be in violation of laws or of restrictions under contractual arrangements (including credit agreements) to which the Company is or may hereafter become a party. The Board declared the Company's initial common stock dividend on August 16, 1996, which was paid on September 3, 1996.

      It is the Company's policy to continue to pay a quarterly dividend, however, the ability of the Company to pay regular quarterly dividends will depend on the earnings and financial condition of the Company, and payment of future dividends may be restricted by the Company's financial condition and the Company's credit agreements. Therefore, there can be no assurances that future dividends will be paid. There are currently no restrictions, contractual or otherwise, on the Company's right to declare and pay dividends to the holders of common stock in accordance with applicable state laws.

RECENT SALES OF UNREGISTERED SECURITIES

      The following table reflects sales by the Company of unregistered securities during 1996 . Common share amounts have been adjusted for the
4.460961 to 1 stock split effected prior to the Company's public offering in August 1996. Except as otherwise disclosed, the issuances by the Company of the securities sold in the transactions referenced below were not registered under the Securities Act, pursuant to the exemption contemplated in Section 4(2) thereof, for transactions not involving a public offering. No underwriter was involved in the transactions and no commissions were paid. The consideration for which the shares of the Company's common stock were issued is indicated below:

           DATE               SHARES        CONSIDERATION           PURCHASER
       -------------          ------        -------------       ----------------
       March 1, 1996            446          Financing              Rainbow

       April 8, 1996            892          Services           Karen Callaway
                                334          Services          Donna J. Haddock
                                446          Services            Ronald Harris
                              2,676          Services           Duane S. Herbst
                                446          Services          Barbara A. Jordon
                              8,921          Services          Richard A. Robert
                                557          Services           Kathy C. Smith

      April 17, 1996          7,275          Services            Bill G. Bray
                              4,460          Services            Mark W. Fuqua

       July 1, 1996           2,007          Services            E.P. Marinos
                              2,007          Services        Richard N. Richards

      Additionally, pursuant to an engagement letter executed with Triumph Resources Corporation, in February 1996, for the purpose of assisting the Company in connection with its offering of equity securities, the Company granted three-year warrants to purchase 34,349 shares of the Company's common stock at $7.85 per share. The warrants are subject to an 18-month lock-up agreement and have certain piggyback registration rights.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the Company's "Consolidated Financial Statements" and the notes thereto included in Item 7 herein.

GENERAL

      Since its formation, the Company has grown significantly as a result of the construction and acquisition of new pipeline facilities. The Company's long term strategy is to continue this expansion by capitalizing on changing regulatory and industry dynamics to construct or acquire new end-user, gathering and transmission pipelines, process and market natural gas, and take advantage of favorable opportunities to sell pipeline systems which the Company owns. In pursuit of this strategy, during 1996, the Company has acquired or constructed 27 pipelines. See "Business --Pipeline Construction, Acquisition and Disposition." All acquisitions were accounted for under the purchase method of accounting for business combinations and accordingly, the results of operations for such pipelines are included in the Company's financial statements only from the applicable date of acquisition. As a result, the Company believes its historical results of operations for the periods presented are not directly comparable. The Company believes the acquisitions will have a positive impact on its future results of operations, and more importantly, the Company believes that the historical results of operations do not fully reflect the operating efficiencies and improvements that are expected to be achieved by integrating the acquired and newly constructed pipeline systems and realizing other synergies.

      The Company's results of operations are determined primarily by the volumes of gas transported, purchased and sold, or processed through its pipeline systems and processing facility, as well as the results of its divestiture activities. Most of the Company's operating costs do not vary directly with volume on existing systems, thus increases or decreases in volumes on existing systems generally have a direct effect on net income. Also, the addition of new pipeline systems should result in a larger percentage of revenues being added to operating income because fixed overhead components are allocated over more systems. The Company derives its revenues from four primary sources: (i) transportation fees from pipeline systems owned by the Company,
(ii) the marketing of natural gas (iii) the processing and treating of natural gas, and (iv) the purchase and resale of pipeline systems.

      Transportation fees are received by the Company for transporting gas owned by other parties through the Company's pipeline systems. Typically, there is very little incremental operating or administrative overhead cost incurred by the Company to transport gas through its pipeline systems and thus, a substantial portion of transportation revenues is recognized as operating income by the Company.

      The Company's gas marketing revenues are realized through the purchase and resale of natural gas to the Company's customers. Generally, gas marketing activities will generate higher revenues and correspondingly higher expenses, than those revenues and expenses associated with transportation activities. This relationship exists because, unlike revenues derived from transportation activities, gas marketing revenues, and associated expenses, include the full commodity price of the natural gas acquired. The operating income the Company recognizes from its gas marketing efforts is the difference between the price at which the gas was purchased and the price at which it was resold to the Company's customers. It is the Company's strategy to focus its marketing activities where the Company has a fixed asset investment rather than on third party off-systems sales. The Company's marketing activities have historically varied greatly in response to market fluctuations.

      The Company's natural gas processing revenues are realized from the extraction and sale of NGLs such as ethane, butanes, and natural gasoline from a natural gas stream. Once extracted, NGL's are further separated in fractionation facilities and sold to wholesalers. Typically, the Company enters into agreements with natural gas producers wherein the Company and the producer share in the revenue generated from the sale of the NGL's extracted at the Company's facilities. The Company entered the processing business in October 1996 with its purchase of the Harmony System. The Company's processing operations can be adversely affected by a decline in NGL prices, declines in gas throughput or increase in shrinkage or fuel costs.

      The Company has also in the past derived significant revenues by capitalizing upon opportunities in the industry to sell pipeline systems or assets associated with the Company's pipeline systems on favorable terms as the Company receives offers for such systems which are suited to another company's pipeline network. Although no substantial divestitures are currently under consideration, the Company will from time to time solicit bids for selected properties which are no longer suited to its business strategy.

      The Company has had quarter to quarter fluctuations in its results in the past due to the fact that the Company's natural gas sales and transportation fees can be affected by changes in demand for natural gas primarily because of the weather. Furthermore, future results could differ materially from historical results due to a number of factors including but not limited to interruption or cancellation of existing contracts, the impact of competitive products and services and pricing of and demand for such products and services, and the presence of competitors with greater financial resources.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995.

OPERATING REVENUES

      Operating revenues generated during the twelve months ended December 31, 1996 totaled approximately $29.4 million dollars as compared to $15.6 million dollars in 1995, which represented an 88% increase in 1996. The increase was primarily attributable to a 131% increase in the sale of natural gas and transportation fees and the introduction of natural gas processing revenues in 1996. These factors were mitigated by a 95% decrease in the revenue derived from the sale of pipelines.

      The 131% increase in sales of natural gas and transportation fees represents the effect of constructing or acquiring 27 pipelines in 1996. In addition, the Company experienced increased marketing opportunities where the Company has a fixed asset investment. Marketing of gas on Company-owned pipelines increased from approximately $7.5 million to $17.0 million for the year ended December 31, 1995 and 1996, respectively.

      The Company's acquisition of the Harmony System in October 1996 marked the Company's entrance into the natural gas processing business. During its first partial year of ownership in 1996, the Harmony System contributed approximately $2.5 million in processing revenues.

      Revenue from the sale of pipelines decreased from approximately $4.1 million in 1995 to $.2 million in 1996. The sale of the Five Flags System represented all the revenue derived in 1995 whereas only three small pipelines were sold during 1996. The Company elected to focus its efforts on consummating construction and acquisition opportunities in 1996 as opposed to divestiture opportunities.

OPERATING EXPENSES

       Operating expenses for the year ended December 31, 1996 totaled approximately $26.8 million dollars, or 106% higher than for the year ended December 31, 1995. As explained in "Operating Revenues" above, the primary explanation for the increase in 1996 can be attributed to increased gas marketing on Company-owned pipelines and the introduction of natural gas processing costs mitigated by a decline in the cost of pipelines sold.

      Depreciation, depletion, and amortization expense was approximately $.8 million in 1996, as compared to $.5 million in 1995. The increase can be attributed to the addition of 27 pipelines in 1996.

      General and administrative expenses incurred for the year ended December 31, 1996 were approximately $1.2 million compared with $.8 million in 1995. The Company's attempts to assimilate new pipeline systems utilizing existing personnel and resources, enabled the Company to limit the increase in general and administrative expenses to 55%, despite the 88% increase in operating revenues and the 146% increase in total assets.

      Interest expense totaled approximately $.4 million and $.3 million for 1996 and 1995, respectively. The Company was servicing an average of approximately $4.4 million in debt during 1996 as compared to an average of approximately $3.3 million in debt during 1995. The increased debt service in 1996 was attributable to the acquisition of Magnolia, effective August 1995, and various other acquisitions during 1996 mitigated by the repayment of all the Company's outstanding debt at August 1996, except for the debt of Pan Grande and Starr County, with proceeds from the common stock offering. However, during the fourth quarter of 1996, the Company added $3.5 million in long-term bank debt in connection with acquisitions of which the Harmony System was the largest. See "Business -- Pipeline Construction, Acquisition and Disposition."

EARNINGS

        The Company recognized operating income and net income applicable to common shareholders of $2.6 million and $1.9 respectively, for the year ended December 31, 1996, as compared to operating income of $2.6 and net income applicable to common shareholders of $2.1 million for the year ended December 31, 1995. The Company increased operating earnings and reported only an 11% decline in net income in 1996, despite the loss of $2.1 million in earnings from the sale of pipelines. Without considering the income generated from the sale of pipelines, operating income rose from $.4 million in 1995 to $2.5 million in 1996 and 1995 reflected a net loss applicable to common shareholders of $.05 million compared to net income applicable to common shareholders of $1.8 million in 1996. The Company has achieved these increases in 1996 through marketing and transportation revenues generated from numerous pipeline additions, capitalizing on operating efficiencies, and successfully assimilating the new pipeline additions with limited increases to operating and personnel costs.

CAPITAL RESOURCES AND LIQUIDITY

      Prior to its common stock offering in August 1996, the Company had historically funded its capital requirements through cash flow from operations and borrowings from affiliates and various commercial lenders. In August 1996, the Company repaid all outstanding bank and related party indebtedness except for the debt of Pan Grande and Starr County, which totalled approximately $5.0 million, with proceeds from the Company's common stock offering. Also, the Company established a new $40 million credit facility with Bank One, Texas N.A. in August 1996. The new credit facility provided a three-year commitment with an initial borrowing availability of $10.5 million comprised of a $1.5 million working capital line of credit and a $9.0 million reducing revolving line of credit (collectively the "Credit Agreement"). Available credit under the revolving line was reduced by $107,150 per month beginning October 1, 1996. At December 31, 1996, the Company had approximately $5.2 million and $1.3 million of available credit under the reducing revolving line and working capital line, respectively. However, the borrowing availability under each line is subject to revision, on a semi-annual basis, based on the performance of the Company's existing assets and any asset dispositions or additions from new construction or acquisitions. The Credit Agreement contains a number of covenants that, among other things, require the Company to maintain certain financial ratios, and limit the Company's ability to incur additional indebtedness, transfer or sell assets, create liens, or enter into a merger or consolidation. The Company's borrowing availability was increased to $43.5 million in March 1997 in conjunction with the proposed Atrion Subsidiaries acquisition. See Note 13 to the Consolidated Financial Statements and "Business -- Pipeline Construction, Acquisition and Disposition."

      When borrowings under the Credit Agreement are less than 50% of available credit, at the Company's option, interest will accrue at the London Interbank Offering Rate plus 2.5% or the Bank One, Texas N.A. base rate ( 8.25% at December 31, 1996) plus .25%. When borrowings are greater than 50% of available credit, an additional .25% will be added to the above interest rates. In addition, the Company is subject to a non-recurring 1% facility fee as funds are borrowed, as well as a .375% commitment fee payable quarterly on the unused portion of borrowing availability. The Credit Agreement is secured by all accounts receivable, contracts, and a first lien security interest in the Company's pipeline systems.

      For the year ended December 31, 1996, the Company generated cash flow from operating activities of approximately $2.6 million and had approximately $6.5 million available to the Company under the Credit Agreement. The Company believes that its existing Credit Agreement and funds provided by operations are sufficient for it to meet its operating cash needs for the foreseeable future. At December 31, 1996, the Company was not committed to make any capital expenditures during 1997. However, in March 1997 the Company entered into a definative agreement to acquire the Atrion Subsidiaries for cash consideration of $39.4 million with an additional $2.0 million of deferred contingent payments to be made over an eight-year period. Based on the Company's revised borrowing availability under the Credit Agreement as discussed above, adequate funds will be available to the Company for the acquisition to be consumated subject to Atrion's shareholders and regulatory approvals both expected during the second quarter of 1997. However, the revised Credit Agreement will call for a balloon payment of $7.0 million on August 31, 1997. The Company is currently evaluating its options with respect to providing funding for repayment of the $7.0 million, which may include additional debt or equity financing. There can be no assurance, however, that the Company's efforts to raise additional capital or obtain new financing will be successful.

      As of December 31, 1996, the Company had net operating loss ("NOL") carryforwards of approximately $11.0 million expiring in various amounts from 1999 through 2008. These NOLs were generated by the Company's predecessor. The ability of the Company to utilize the carryforwards is dependent upon the Company generating sufficient taxable income and could be affected by annual limitations on the use of such carryforwards due to a change in stockholder control under the Internal Revenue Code. The Company's future issuances of equity securities could trigger such a limitation. The Company believes, however, that such a limitation would not materially impact the Company's ability to utilize the NOL carryforwards prior to their expiration.

      This report includes "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934. All statements other than statements of historical fact included in this report are forward looking statements. Such forward looking statements include, without limitation, statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity" regarding Midcoast's estimate of the sufficiency of existing capital resources, its ability to raise additional capital to fund cash requirements for future operations, whether funds provided by operations will be sufficient to meet its operational needs in the foreseeable future and its ability to utilize NOL carryforwards prior to their expiration. Although Midcoast believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations reflected in such forward looking statements will prove to be correct. The ability to achieve Midcoast's expectations is contigent upon a number of factors which include (i) timely approval of Midcoast's acquisition candidates by appropriate govermental and regulatory agencies, (ii) effect of any current or future competition, (iii) retention of key personnel and (iv) obtaining and timing of sufficient financing to fund operations. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this report, including without limitation those statements made in conjuction with the forward looking statements included in this report. All subsequent written and oral forward looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

ITEM 7.  FINANCIAL STATEMENTS

                         INDEPENDENT AUDITOR'S REPORT


Board of Directors and Shareholders
Midcoast Energy Resources, Inc.
Houston, Texas

      We have audited the accompanying consolidated balance sheets of Midcoast Energy Resources, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midcoast Energy Resources, Inc., and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.


Hein + Associates LLP
Certified Public Accountants

Houston, Texas
March 27, 1997

                MIDCOAST ENERGY RESOURCES, INC., AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                        December 31,        December 31,
                                                            1995               1996
                                                        ------------       ------------
                                          ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .......................      $    106,152       $  1,167,825
 Accounts receivable, no
   allowance for doubtful accounts ...............         2,319,667          8,891,808
 Asset held for resale ...........................           210,447               --
                                                        ------------       ------------
           Total current assets ..................         2,636,266         10,059,633
                                                        ------------       ------------
PROPERTY, PLANT AND EQUIPMENT, at cost:
Natural gas transmission facilities ..............         7,365,421         11,939,173
Investment in transmission facilities ............         1,284,609          1,302,303
Natural gas processing facilities ................              --            3,735,262
Oil and gas properties, using the
  full-cost method of accounting .................           302,293          1,274,436
Other property and equipment .....................            85,819            264,842
                                                        ------------       ------------
                                                           9,038,142         18,516,016
ACCUMULATED DEPRECIATION, DEPLETION
  AND AMORTIZATION ...............................          (831,981)        (1,550,670)
                                                        ------------       ------------
                                                           8,206,161         16,965,346
DEFERRED CONTRACT COSTS AND OTHER
  ASSETS, net of amortization ....................           246,081            278,235
                                                        ------------       ------------

           Total assets ..........................      $ 11,088,508       $ 27,303,214
                                                        ============       ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities .........      $  2,086,138       $  8,464,395
Current portion of deferred income ...............            83,000             83,000
Short-term borrowing from bank ...................            25,000            180,000
Current portion of long-term debt payable to banks           540,998            196,831
                                                        ------------       ------------

           Total current liabilities .............         2,735,136          8,924,226
                                                        ------------       ------------

LONG-TERM DEBT PAYABLE TO:
  Banks ..........................................         2,926,947          4,015,146
  Shareholders and affiliates ....................         1,033,822               --
                                                        ------------       ------------

           Total long-term debt ..................         3,960,769          4,015,146
                                                        ------------       ------------

DEFERRED INCOME ..................................           235,167            152,167

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES ...              --              618,591

COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDERS' EQUITY (Note 8):
5% cumulative preferred stock, $1 par value,
   1 million shares authorized at December 31,
   1995, 200,000 shares issued and outstanding
   at December 31, 1995 with  a liquidation
   preference of $1,183,665 ......................           200,000               --
Common stock, $.01 par value, 10 million shares
   authorized, 1,465,680 and 2,499,999 shares
   issued and outstanding at December 31, 1995 and
   1996,  respectively ...........................            14,657             25,000
Paid-in capital ..................................        18,824,681         26,941,660
Accumulated deficit ..............................       (14,775,102)       (13,283,876)
Unearned compensation ............................          (106,800)           (89,700)
                                                        ------------       ------------
       Total shareholders' equity ................         4,157,436         13,593,084
                                                        ------------       ------------
       Total liabilities and shareholders' equity       $ 11,088,508       $ 27,303,214
                                                        ============       ============

                       The accompanying notes are an integral part of these consolidated financial statements.

                MIDCOAST ENERGY RESOURCES, INC., AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       For the Year       For the Year
                                                          Ended              Ended
                                                       December 31,        December 31,
                                                           1995               1996
                                                       ------------       ------------
OPERATING REVENUES:
  Sale of natural gas and  transportation fees ..      $ 11,469,394       $ 26,495,975
  Natural gas processing revenue ................              --            2,459,683
  Sale of pipelines .............................         4,092,850            211,888
  Oil and gas revenue ...........................            60,046            247,787
                                                       ------------       ------------
              Total operating revenues ..........        15,622,290         29,415,333
                                                       ------------       ------------
OPERATING EXPENSES:
  Cost of natural gas and  transportation charges         9,895,793         23,169,573
  Natural gas processing costs ..................              --            1,442,681
  Cost of pipelines sold ........................         1,909,624            131,055
  Production of oil and gas .....................            11,544             58,472
  Depreciation, depletion and  amortization .....           451,551            817,807
  General and administrative ....................           784,653          1,222,531
                                                       ------------       ------------
              Total operating expenses ..........        13,053,165         26,842,119
                                                       ------------       ------------
              Operating income ..................         2,569,125          2,573,214

NON-OPERATING ITEMS:
 Interest expense ...............................          (339,324)          (412,629)
 Minority interest in consolidated subsidiaries .              --             (197,731)
 Other income (expense), net ....................           (36,400)           (48,765)
                                                       ------------       ------------
INCOME BEFORE INCOME TAXES ......................         2,193,401          1,914,089
PROVISION FOR INCOME TAXES (Note 9) .............              --                 --
                                                       ------------       ------------
              Net income ........................         2,193,401          1,914,089

5% CUMULATIVE PREFERRED STOCK DIVIDENDS .........           (59,183)           (22,863)
                                                       ------------       ------------
NET INCOME APPLICABLE TO COMMON SHAREHOLDERS ....      $  2,134,218       $  1,891,226
                                                       ============       ============
NET INCOME PER COMMON SHARE .....................      $       1.48       $       1.00
                                                       ============       ============
WEIGHTED AVERAGE NUMBER OF
   COMMON  SHARES  OUTSTANDING ..................         1,439,606          1,885,596
                                                       ============       ============

                          The accompanying notes are an integral part of these
consolidated financial statements.

                MIDCOAST ENERGY RESOURCES INC., AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                        5%
                                                    CUMULATIVE                                                            TOTAL
                                                     PREFERRED     COMMON    PAID-IN      ACCUMULATED     UNEARNED     SHAREHOLDERS'
                                                       STOCK       STOCK     CAPITAL        DEFICIT      COMPENSATION     EQUITY
                                                     ---------    -------   -----------   ------------    ---------    ------------
BALANCE, December 31, 1994 .......................   $ 200,000    $14,023   $18,740,252   $(16,909,320)   $ (38,400)   $  2,006,555

  Shares issued or vested
  under various stock-based
  compensation arrangements
  (Note 12) ......................................        --          634        84,429           --        (68,400)         16,663

  Net income .....................................        --         --            --        2,193,401         --         2,193,401

  5% cumulative preferred
  stock dividends ................................        --         --            --          (59,183)        --           (59,183)
                                                     ---------    -------   -----------   ------------    ---------    ------------

BALANCE, December 31, 1995 .......................   $ 200,000    $14,657   $18,824,681   $(14,775,102)   $(106,800)   $  4,157,436

   Shares issued in connection
   with a financing agreement
   with an affiliate (Note 6) ....................        --           45         5,955           --           --             6,000

   Shares issued or vested under
   various stock-based compensation
   arrangements (Note 12) ........................        --          298        38,401           --         17,100          55,799

   Redemption of 200,000 shares of 5%
   cumulative preferred stock  (Note 8) ..........    (200,000)      --          81,634           --           --          (118,366)

   Sale of 1,000,000 shares of common
   stock (Note 8) ................................        --       10,000     7,990,989           --           --         8,000,989

   Net income ....................................        --         --            --        1,914,089         --         1,914,089

   5% cumulative preferred stock
   dividends .....................................        --         --            --          (22,863)        --           (22,863)

   Common stock dividends, $.08 per share.........        --         --            --         (400,000)        --          (400,000)
                                                     ---------    -------   -----------   ------------    ---------    ------------
BALANCE, DECEMBER 31, 1996 .......................   $    --      $25,000   $26,941,660   $(13,283,876)   $ (89,700)   $ 13,593,084
                                                     =========    =======   ===========   ============    =========    ============

                                     The accompanying notes are an integral part
of these consolidated financial statements.

                MIDCOAST ENERGY RESOURCES, INC., AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                FOR THE YEAR            FOR THE YEAR
                                                                                                   ENDED                   ENDED
                                                                                                DECEMBER 31,            DECEMBER 31,
                                                                                                    1995                    1996
                                                                                                -----------             -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income applicable to common shareholders ......................................            $ 2,134,218             $ 1,891,226
 Adjustments to arrive at net cash provided (used) in
  operating activities-
    Depreciation, depletion and amortization .......................................                451,551                 817,807
    Gain on sale of operating pipelines ............................................                   --                   (80,833)
    Recognition of deferred income .................................................                (83,000)                (83,000)
    Increase in deferred tax asset .................................................                (43,868)                (40,000)
    Minority interest in consolidated subsidiaries .................................                   --                   197,731
    Issuance of common stock to employees ..........................................                 16,663                  48,486
    Changes in working capital accounts-
       Increase in accounts receivable .............................................               (321,155)             (6,574,566)
       Increase in accounts payable and  accrued liabilities .......................                206,455               6,387,125
                                                                                                -----------             -----------

              Net cash provided by operating activities ............................              2,360,864               2,563,976
                                                                                                -----------             -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures ..............................................................             (3,885,282)             (9,390,966)
 Sale of operating pipelines .......................................................                   --                   211,888
 Other .............................................................................                (40,655)                216,873
                                                                                                -----------             -----------

              Net cash used in investing activities ................................             (3,925,937)             (8,962,205)
                                                                                                -----------             -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Bank debt borrowings ..............................................................              5,857,505               9,288,000
 Bank debt repayments ..............................................................             (5,011,023)             (8,388,968)
 Proceeds from notes payable to shareholders and affiliates ........................              3,906,272                 100,000
 Repayments on notes payable to shareholders and affiliates ........................             (3,147,450)             (1,133,822)
 Proceeds from notes payable .......................................................              3,200,000                    --
 Repayments on notes payable .......................................................             (3,200,000)                   --
 Redemption of 5% cumulative preferred stock .......................................                   --                  (118,366)
 Net proceeds from common stock offering ...........................................                   --                 8,113,058
 Dividends on common stock .........................................................                   --                  (400,000)
                                                                                                -----------             -----------

              Net cash provided by financing activities ............................              1,605,304               7,459,902
                                                                                                -----------             -----------

NET INCREASE  IN CASH AND CASH EQUIVALENTS .........................................                 40,231               1,061,673
                                                                                                -----------             -----------

CASH AND CASH EQUIVALENTS, beginning of year .......................................                 65,921                 106,152
                                                                                                -----------             -----------

CASH AND CASH EQUIVALENTS, end of year .............................................            $   106,152             $ 1,167,825
                                                                                                ===========             ===========


CASH PAID FOR INTEREST .............................................................            $   323,376             $   410,897
                                                                                                ===========             -----------

CASH PAID FOR INCOME TAXES .........................................................            $      --               $    40,000
                                                                                                ===========             ===========

                      The accompanying notes are an integral part of these consolidated financial statements.

               MIDCOAST ENERGY RESOURCES, INC., AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  1.  BACKGROUND AND INFORMATION:

      Midcoast Energy Resources, Inc. ("Midcoast" or "the Company") was formed on May 11, 1992, as a Nevada corporation and, in September 1992, became the successor to Nugget Oil Corporation. The merger was accounted for as a pooling of interests.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

      The accompanying consolidated financial statements include the accounts of the Company, all of its wholly-owned subsidiaries and those subsidiaries in which the Company owns a controlling interest or is in a control position. As of December 31, 1996, the Company's wholly-owned subsidiaries include Magnolia Pipeline Corporation ("Magnolia"), Magnolia Resources, Inc., Magnolia Gathering, Inc., H&W Pipeline Corporation, Midcoast Holdings No. One, Inc., Midcoast Marketing, Inc. and Nugget Drilling Corporation. The consolidated subsidiaries in which the Company owns a controlling interest or is in a control position include Starr County Gathering System, a Joint Venture ("Starr County") and Pan Grande Pipeline, L.L.C., a Texas limited liability company ("Pan Grande"). All significant intercompany transactions and balances have been eliminated.

INCOME TAXES

      Midcoast and its subsidiaries file a consolidated federal income tax return. Midcoast accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109--"Accounting for Income Taxes." Under SFAS 109, the Company recognizes deferred income taxes for the differences between the financial and income tax bases of its assets and liabilities.

PROPERTY, PLANT AND EQUIPMENT

      Natural gas transmission, processing and distribution facilities and other equipment are depreciated by the straight-line method at rates based on the following estimated useful lives of the assets:

      Natural gas transmission facilities            15--25 years
      Pipeline right-of-ways                           17.5 years
      Natural gas processing facilities                  30 years
      Other property and equipment                     3--7 years

      Repairs and maintenance are charged to expense as incurred; renewals and betterments are capitalized.

      The Company accounts for its oil and gas production activities using the full cost method of accounting. Under this method of accounting, all costs, including indirect costs related to exploration and development activities, are capitalized as oil and gas property costs. No gains or losses are recognized on the sale or disposition of oil and gas reserves, except for sales which include a significant portion of the total remaining reserves.

CASH AND CASH EQUIVALENTS

      For purposes of the statement of cash flows, the Company considers short-term, highly liquid investments that have a maturity of three months or less as of the date of purchase as cash equivalents.

ASSET HELD FOR RESALE

      Assets for which the Company anticipates consummating a sales transaction within one year of the balance sheet date are valued at the lower of cost or market and classified as current assets.

TRANSPORTATION AND EXCHANGE IMBALANCES

      Transportation and exchange gas imbalance volumes are accounted for using the sales method of accounting. Transportation and exchange gas imbalances are not material as of December 31, 1995 and 1996.

DEFERRED CONTRACT COSTS

      Costs incurred to construct natural gas transmission facilities pursuant to long-term natural gas sales or transportation contracts, which upon completion of construction are assigned to the contracting party, are capitalized as deferred contract costs. These costs are amortized over the life of the initial contract on a straight-line basis.

STOCK ISSUANCE COSTS

      Direct costs incurred by the Company in connection with its offering of securities (see Note 8) were applied as a reduction of the offering proceeds.

REVENUE RECOGNITION

      Customers are invoiced and the related revenue is recorded as natural gas deliveries are made. Pipeline sales are recognized upon closing the sale transaction. Oil and gas revenue from the Company's interests in producing wells is recognized as oil and gas is produced from those wells.

RECENT ACCOUNTING PRONOUNCEMENTS

      The Financial Accounting Standards Board ("FASB") issued SFAS No. 121 entitled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 specifies certain events and circumstances which indicate the cost of an asset or assets may be impaired, the method by which the evaluation should be performed, and the method by which writedowns, if any, of the asset or assets are to be determined and recognized. The adoption of this pronouncement in 1996 did not have a material impact on the Company's financial condition or operating results.

      The FASB also issued SFAS No. 123, "Accounting for Stock Based Compensation," effective for fiscal years beginning after December 15, 1995. This statement allows companies to choose to adopt the statement's new rules for accounting for employee stock based compensation plans. For those companies who choose not to adopt the new rules, the statement requires disclosures as to what earnings per share would have been if the new rules had been adopted. Management intends to adopt the disclosure requirements of this statement in the year in which stock based compensation as defined in SFAS No. 123 is granted.

USE OF ESTIMATES

      The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that effect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

NET INCOME PER COMMON SHARE

      Net income per common share was computed by dividing net income applicable to common shareholders by the weighted average common shares outstanding. All share and per share amounts in the accompanying consolidated financial statements have been adjusted to reflect the approximate 4.46 to 1 stock split authorized by the Board of Directors ("Board") in May 1996 (see Note
8).

3.  PIPELINE ACQUISITION AND SUBSEQUENT SALE:

      In September 1995, the Company and an affiliate owned by a former officer and director of the Company jointly acquired 100% of the outstanding capital stock of Five Flags Pipe Line Company ("Five Flags") from an unaffiliated company. Total cash consideration of $2,052,000 was paid on September 13, 1995 of which Midcoast's share was $1,872,450 for 91.25% of Five Flags capital stock and the affiliate's share was $179,550 for 8.75% of Five Flags capital stock. The investment was financed by a former officer and director of the Company (see
Note 6).

      The acquisition of Five Flags' stock was made as an investment to be resold to another unaffiliated company pursuant to an agreement for purchase and sale of stock. On October 2, 1995, Midcoast and the affiliate jointly sold 100% of the capital stock of Five Flags for cash consideration of which the Company's share was $4,092,850. A portion of the proceeds from the sale was used to repay a related party promissory note of $1,872,450 plus accrued interest (see Note
6). The remainder of the proceeds was used to partially finance Midcoast's acquisition of Magnolia (see Note 4).

4.  PIPELINE CONSTRUCTION AND ACQUISITIONS:

      In June 1995, Midcoast acquired a 23% working interest in two oil and gas production leases located in Starr County, Texas, which together comprise approximately 1,700 acres. The $194,000 purchase price was partially funded by a $173,822 loan from an affiliated company owned by certain former officers and directors of the Company (see Note 6). As consideration for advising the Company in the acquisition of the working interest, a consultant to the Company was assigned one percent of the Company's working interest. In addition, a one-half percent working interest was assigned to the affiliated company which extended the loan for the acquisition.

      In September 1995, Midcoast acquired 100% of the outstanding capital stock of Magnolia, an Alabama corporation, from Williams Holdings of Delaware, Inc. ("Williams Holdings") an unaffiliated company. The acquisition was made pursuant to the Agreement for Sale and Purchase of Stock dated July 27, 1995 and had an effective date of August 1, 1995. The acquisition was accounted for under the purchase method of accounting. The total purchase price of $3,200,000 was allocated to property, plant, and equipment as the principal asset of Magnolia consists of approximately 111 miles of natural gas pipeline located in central Alabama. Initially, the acquisition was financed by Midcoast issuing a $500,000 subordinated debenture ("Debenture") and a $2,700,000 non-recourse promissory note ("Note") to Williams Holdings. The Debenture accrued interest at 10% and had a final maturity of September 15, 1996 but was redeemable at the option of Midcoast. The Note was non-interest bearing and was due on October 9, 1995. However, the Debenture and the Note were paid in full on October 2, 1995 using the proceeds from the sale of Five Flags (see Note 3) and borrowings of $1,200,000 from an affiliate owned by a former officer and director of the Company (see Note 6). In December 1995, the $1,200,000 related party note was repaid using a new $1,500,000 credit facility with a commercial lender which in turn was repaid in August 1996 (see Note 5).

      In February 1996, the Company and Resource Energy Development Company, L.L.C. ("Resource"), an unaffiliated third party, jointly formed Pan Grande each owning a 50% interest. The companies joined together for the purpose of acquiring, owning and operating pipelines. In March 1996, Pan Grande acquired six pipeline systems consisting of approximately 77 miles of pipeline located in Texas from an unaffiliated third party for cash consideration of $1,000,000. Pan Grande financed $800,000 of the acquisition with a credit facility obtained from a commercial lender (see Note 5). The remaining $200,000 of the purchase price was obtained through equal $100,000 capital contributions from Midcoast and Resource. Midcoast's $100,000 capital contribution was financed through a loan from an affiliate owned by a former officer and director of the Company (see
Note 6) which was repaid in August 1996 (see Note 5). In August 1996, Resource sold its 50% interest to four companies as follows: GMI Energy, Inc. (15%), Commercial Natural Gas, Inc. (15%), Redcon, Inc. (10%) and Transtate Gas Systems, Inc. (10%). In September 1996, Pan Grande acquired the Salt Creek natural gas pipeline system ("Salt Creek System") from an unaffiliated third party. Cash consideration of $650,000 was paid by Pan Grande of which Midcoast's share of $325,000 was funded from the proceeds of the common stock offering described in Note 8. The Salt Creek System consists of approximately 39 miles of pipeline in Texas and currently transports gas for fuel use at the Salt Creek carbon dioxide injection plant and oil lifting unit operated by Mobil Exploration and Producing. Also, in September 1996, Pan Grande sold two pipelines extending approximately 9 miles to two unaffiliated third parties for cash consideration of approximately $189,000. Midcoast acts as manager of Pan Grande and operates all the systems.

      In May 1996, Magnolia, a wholly-owned subsidiary, acquired nine gathering pipeline systems and one transmission pipeline system from Texas Southeastern Gas Gathering Company ("TSGGC"). The TSGGC systems were acquired pursuant to a purchase and sale agreement dated March 12, 1996 for cash consideration of approximately $390,000 less purchase price adjustments. These systems total approximately 113 miles of 2 inch to 10 inch diameter pipeline with associated equipment. Five systems are located in Alabama, and five systems are located in Mississippi. The bulk of the systems are located within 100 miles of Magnolia's existing system and the Company has integrated the operation of these systems with Magnolia's system. The acquisition was financed by amending a credit facility with a bank (see Note 5).

      Construction of a two-mile pipeline in Roane County, Tennessee commenced in March 1996. The pipeline was constructed pursuant to a long-term transportation agreement with an industrial customer and was completed in August 1996. Construction costs were approximately $443,000. The construction was financed from cash generated from operations and long-term bank financing (see
Note 5).

      In October 1996, Midcoast consummated the acquisition of the Harmony gas processing plant and pipeline system ("Harmony System") from Koch Hydrocarbons Company, a division of Koch Industries, Inc. for cash consideration of approximately $3,640,000. The Harmony system gathers gas from producing fields located in Mississippi. It consists of over 150 miles of high and low pressure gas gathering pipeline with 4620 horsepower of field and inlet compression. The processing plant is a refrigerated propane natural gas liquid extraction plant with design capacity of over 20 MMcf/d. The plant has sulfur extraction as well as full fractionation facilities and markets propane, butanes, natural gasoline, condensate and sulfur. The acquisition was partially funded with proceeds from the Company's sale of common stock described in Note 8 and the remainder was financed through a new revolving line of credit with Bank One, Texas N.A. discussed in Note 5. Midcoast's 1996 operating revenues, net income applicable to common shareholders, and net income per share on an unaudited pro forma basis assuming the purchase of the Harmony System had occurred on January 1, 1996 are $33 million, $2.3 million, and $1.21, respectively. These pro forma amounts were prepared using assumptions which are based on estimates and subject to revision. The pro forma combined results are not necessarily indicative of actual results that would have been achieved had the acquisition occurred on January 1, 1996, or of future results. For further information regarding the acquisition of the Harmony System, refer to the Company's Form 8-K Report filed with the United States Securities and Exchange Commission ("SEC") on October 7, 1996.

      In October 1996, Midcoast acquired four natural gas gathering pipelines from Esperanza Transmission Corporation for cash consideration of $810,000. All four pipelines are located in southern Texas and collectively include 19 miles of pipeline which gather natural gas from producing fields in the area. The acquisition was financed using the new revolving line of credit with Bank One, Texas N.A. discussed in Note 5.

      In November 1996, Midcoast, in conjunction with a group of investors, acquired overriding royalty interests ranging from 5.99% to 6.25% across three oil and gas productive tracts in Howard County, Texas. These tracts are part of the East Vealmoor Unit operated by Exxon Corporation and were purchased for cash consideration of approximately $1,350,000 from unaffiliated third parties, of which Midcoast's share was $950,000 for 70.37% of the group's interest. As consideration for identifying and negotiating the acquisition, Midcoast's interest is subject to a 25% reversionary interest after it recoups its original investment to be assigned to certain parties who developed the transaction.

5.  DEBT OBLIGATIONS:

      At December 31, 1995 and 1996, the Company had outstanding debt obligations as follows (in thousands):

                                                       DECEMBER 31, 1995         DECEMBER 31, 1995
                                                      --------------------     --------------------
                                                      CURRENT    LONG-TERM     CURRENT    LONG-TERM
                                                      -------    ---------     -------    ---------
Note payable to a bank under a $750,000 working
capital line of credit expiring September 1, 1996.
Advanced and unpaid principal bore interest at the
bank's prime rate plus 1% which was accrued and
paid monthly (repaid in August 1996)                  $   25     $   --        $   --     $   --

Note payable to a bank under a term loan which
bore interest at the bank's prime rate plus 1%,
principal and accrued interest were payable in 59
monthly installments of $6,915, with a final lump
sum payment of the remaining unpaid principal and
interest due on October 13, 1999 (repaid in August
1996)                                                     59         215           --         --

Note payable to a bank under a term loan which
bore interest at the bank's prime rate plus 1%,
principal of $3,438 and accrued interest were
payable in monthly installments with a final lump
sum payment of the remaining unpaid principal and
interest due on February 15, 1998 (repaid in
August 1996)                                              41          79           --         --

Note payable to a bank under a term loan which
bore interest at the bank's prime rate plus 1.5%,
principal of $27,778 and accrued interest were
payable in 35 monthly installments, with a final
lump sum payment of the remaining unpaid principal
and interest due on December 15, 1997 (repaid in
August 1996)                                             333         333           --         --

Revolving credit line with a bank under a $1.25
million reducing promissory note which bore
interest at the bank's prime rate plus 1.5%.
Available credit was reduced monthly by $20,833
beginning December 1, 1995. Accrued interest and
any principal amounts as may be required to cause
the outstanding principal to not exceed the amount
of credit then available were payable monthly,
with a final maturity of November 1, 1998 (repaid
in August 1996)                                          108       1,000           --         --

Revolving credit line with a bank under a $1.85
million reducing promissory note which bore
interest at the bank's prime rate plus 1%.
Available credit was reduced monthly by $17,860
beginning February 1, 1996 and $23,000 beginning
June 1, 1996. Accrued interest and any principal
amounts as may be required to cause the
outstanding principal to not exceed the amount of
credit then available were payable monthly, with a
final maturity of January 15, 1999 (repaid in
August 1996)                                              --       1,300           --         --

                                       30

Note payable to an affiliate owned by certain
former officers and directors which bore interest
at the Mercantile Bank, Corpus Christi prime rate
plus 1.5%. Principal and accrued interest were due
in full at maturity on April 1, 1997 (repaid in
August 1996)                                              --         200           --         --

Note payable to an affiliate owned by certain
former officers and directors which bore interest
at the Mercantile Bank, Corpus Christi prime rate
plus 1%. Monthly payments equal to 25% of the net
revenue derived from the Starr County oil and gas
production acquisition (see Notes 4 and 6) was
allocated to interest then principal. Any
remaining principal and accrued interest was due
in full at maturity on April 1, 1997 (repaid in
July 1996)                                                --         174           --         --

Note payable to an affiliate owned by a former
officer and director which bore interest at the
Mercantile Bank, Corpus Christi Prime rate plus
5%. Principal and accrued interest were due in
full at maturity on January 1, 1997 (repaid in
January 1996)                                             --         660           --         --

Note payable by Starr County to a bank under a
term loan bearing interest at the prime rate plus
1% (9.25% at December 31, 1996), principal and
accrued interest are payable in 47 monthly
installments of $4,408 with a final payment of the
remaining unpaid principal and interest due on
January 15, 2000                                          --          --            43         92

Note payable by Pan Grande to a bank under a term
loan bearing interest at the prime rate plus 1%
(9.25% at December 31, 1996), principal and
accrued interest are payable in 59 installments of
$16,754 with a final payment of the remaining
unpaid principal and interest due on March 15,
2001                                                      --          --           154        423

Reducing revolving credit line with a bank under a
$40 million promissory note (see following
discussion for terms)                                     --          --           --       3,500

Revolving credit line with a bank for working
capital needs under a $40 million promissory note
(see following discussion for terms)                      --          --           180        --
                                                      -------    -------       -------    --------
                                                      $   566    $ 3,961       $   377    $  4,015
                                                      =======    =======       =======    ========

      In December 1992, the Company entered into a financing agreement with a bank under which the Company could borrow up to $1,800,000. This credit facility included a term loan of $1,400,000 which was payable in 36 monthly installments, the first 35 installments being the amount of $30,435 principal plus accrued interest, and the 36th and final installment being the amount of the balance of principal ($334,775) plus accrued interest then remaining outstanding and unpaid. In conjunction with obtaining a new debt facility with another bank in October 1995, the term loan was repaid in full.

      In addition to the term loan discussed above, the Company had a line of credit of $400,000 under the bank financing agreement. In September 1994, the line of credit was renewed and the available line raised to $750,000. The line of credit, as amended in July 1996, expired on September 1, 1996. Borrowings under this credit facility were collateralized by the Company's non-transportation based accounts receivable.

      In July 1993, the same bank provided the Company with an additional $360,000 facility under which the Company obtained advances of funds as needed for construction of pipelines. In conjunction with obtaining a new debt facility with another bank in October 1995, the term loan was repaid in full.

      In December 1994, a $1,000,000 credit facility financing the Company's investment in transmission facilities in Alaska was repaid and replaced with a long-term financing agreement with a new bank. Under the agreement, principal and accrued interest were paid in 35 monthly installments of $27,778 plus accrued interest with a final lump sum payment of the remaining unpaid principal and interest due on December 15, 1997. This facility was secured by the throughput fee the Company receives on its investment in Alaska.

      In October 1994, the Company obtained $335,000 under a long-term financing agreement with a bank. The funds were utilized to partially finance the construction of a three-mile pipeline in Kansas City, Kansas. In connection with this financing agreement, one of the Company's pipeline systems was subject to a negative pledge to keep the pipeline free and clear of all liens and encumbrances.

      In November 1994, $165,000 was extended by a bank to partially finance the construction of a pipeline in Albany, New York. Under this agreement, the term loan, as amended, was payable in monthly installments of $3,438 principal plus accrued interest and the final installment on February 15, 1998 being the amount of the balance of principal and accrued interest of $34,653 then remaining outstanding and unpaid. In connection with this financing agreement, one of the Company's pipeline systems was subject to a negative pledge to keep the pipeline free and clear of all liens and encumbrances.

      In October 1995, the Company entered into a new financing agreement with a bank. The new agreement provided for an initial $1,250,000 revolving line of credit with the amount of available credit being reduced by $20,833 per month beginning December 1, 1995. Upon maturity on November 1, 1998, the balance of principal plus accrued interest then remaining outstanding and unpaid was payable in full. The funds were used to repay bank debt. In connection with this financing agreement, eight of the Company's pipeline systems were subject to a negative pledge to keep the pipelines free and clear of all liens and encumbrances.

      In December 1995, the Company entered into a new financing agreement with a bank. The agreement provided for an initial $1,500,000 revolving line of credit with the amount of available credit being reduced by $17,860 per month. In May 1996, the revolving line of credit was amended to increase the available credit by $350,000 and adjust the monthly reduction of availability from $17,860 to $23,000. This amendment was made to finance the TSGGC acquisition discussed in Note 4. Upon maturity on January 15, 1999, the balance of principal plus accrued interest then remaining outstanding and unpaid was payable in full. The funds were used to repay $1,200,000 in debt owed to an affiliate for partially financing the Magnolia acquisition (see Note 4) and other working capital needs. In connection with this financing agreement, a $50,000 certificate of deposit and all of Magnolia's stock was pledged as collateral. Also, Magnolia's pipeline system was subject to a negative pledge to keep the pipeline free and clear of all liens and encumbrances.

      In March 1996, $343,000 was extended by a bank to partially finance the construction of two pipelines in Tennessee. Under this agreement, the term loan was payable in 60 monthly installments of principal and accrued interest of $7,185 beginning August 15, 1996. In connection with this financing agreement, all proceeds from the transportation agreements with the industrial customers on the two pipelines to be constructed were pledged as collateral.

      All of the above referenced bank debt was personally guaranteed by the three largest stockholders of the Company, one of which is also an officer and director of the Company.

      In December 1994, an affiliate owned by former officers and directors of the Company provided a loan of $275,000 of which $75,000 was repaid during 1995. The loan, as amended, accrued interest at the prime rate plus 1.5% and matured on April 1, 1997. The proceeds of the loan were used for general corporate purposes including the repayment of other indebtedness. No collateral was required to obtain this loan.

      In May 1995, an affiliate owned by former officers and directors of the Company provided a $173,822 loan to partially finance the acquisition of a 23% working interest in oil and gas production from two leases located in Starr County, Texas. The loan, as amended in March 1996, matured on April 1, 1997. No collateral was required to obtain this loan, although, as additional consideration for extending the loan, the affiliated company was assigned a one-half percent working interest in the oil and gas properties.

      In December 1995, an affiliate owned by a former officer and director of the Company provided a loan of $660,000. The proceeds of the loan were used for general corporate purposes including the repayment of other indebtedness. No collateral was required to obtain this loan. In January 1996, the loan was repaid in full.

      In March 1996, an affiliate owned by a former officer and director of the Company provided a loan commitment of $175,000. The Company drew $100,000 to fund its equity contribution in a Pan Grande in which the Company has a 50% interest (see Note 4). The note, as amended, bore interest at the prime rate plus 2.5% and was payable in 59 monthly installments of $1,667 plus accrued interest and a final installment at March 15, 2001 in the amount of the remaining principal and accrued interest then outstanding and unpaid. The note was secured by the Company's interest in Pan Grande.

      In August 1996, the Company repaid all the outstanding indebtedness described above with proceeds from the common stock offering discussed in Note
8. Total principal repayments amounted to approximately $4,973,000.

      Additionally, in August 1996, the Company established a new $40 million credit facility with Bank One, Texas N.A. The new credit facility provided a three-year commitment with an initial borrowing availability of $10.5 million comprised of a $1.5 million working capital line of credit and a $9.0 million reducing revolving line of credit (collectively the "Credit Agreement"). Available credit under the revolving line is reduced by $107,150 per month beginning October 1, 1996. At December 31, 1996, the Company had approximately $5.2 million and $1.3 million of available credit under the reducing revolving line and working capital line, respectively. However, the borrowing availability under each line is subject to revision, on a semi-annual basis, based on the performance of the Company's existing assets and any asset dispositions or additions from new construction or acquisitions. This review was made in conjunction with the Company's acquisition in March 1997 (see Note 13).

      When borrowings under the Credit Agreement are less than 50% of available credit, at the Company's option, interest will accrue at the London Interbank Offering Rate for 30, 60, or 90 day terms (approximately 5.50% at December 31,
1996) plus 2.5% or the Bank One, Texas N.A. base rate (8.25% at December 31,
1996) plus .25%. When borrowings are greater than 50% of available credit, an additional .25% will be added to the above interest rates. In addition, the Company is subject to a non-recurring 1% facility fee as funds are borrowed, as well as, a .375% commitment fee payable quarterly on the unused portion of borrowing availability. The facility is secured by all accounts receivable, contracts, and a first lien security interest in all the Company's pipeline systems.

      The Company is in compliance with various normal covenants and certain financial ratios as required by the Credit Agreement.

      In January 1996, Starr County, in which Midcoast owns a 60% interest and acts as manager, obtained $175,000 from a bank lender to finance the acquisition of a gas gathering pipeline. Principal and accrued interest are payable in 47 monthly installments of $4,408 with a final payment of the remaining principal and interest due on January 15, 2000. The loan is secured by the pipeline and related contracts. Furthermore, each member of Starr County has guaranteed the loan in an amount equal to their respective ownership interest. Therefore, Midcoast has guaranteed 60% of the loan value. Additionally Midcoast's portion of the loan is further guaranteed by the three largest stockholders of the Company, one of which is also an officer and director.

      In March 1996, Pan Grande obtained $800,000 from a bank to partially finance the acquisition of six pipelines (see Note 4). Principal and accrued interest is payable in 59 monthly installments of $16,754 with a final payment of the remaining unpaid principal and interest due on March 15, 2001. The loan is secured by the pipelines and related contracts. Furthermore, each member of Pan Grande has guaranteed the loan in an amount equal to their respective ownership interest. Therefore, Midcoast has guaranteed 50% of the loan value.

      The aggregate maturities of long-term debt for the five years following December 31, 1996 are as follows:

           FOR THE YEAR ENDING
               DECEMBER 31                      (IN THOUSANDS)

                  1997                             $ 197
                  1998                               215
                  1999                               231
                  2000                                69
                  2001 and thereafter              3,500
                                                  ------
                  Total                           $4,212
                                                  ======


6.  RELATED PARTY TRANSACTIONS:

      In December 1994, an affiliate owned by certain former officers and directors of the Company provided a $275,000 loan which, as amended, bore interest at the Mercantile Bank, Corpus Christi prime rate plus 1.5%. Interest was payable monthly and principal and remaining accrued interest were due in full at maturity on April 1, 1997. The proceeds of the loan were used for general corporate purposes including the repayment of other indebtedness. Principal of $75,000 was repaid in November 1995 with the remaining $200,000 repaid in August 1996 with proceeds from the common stock offering (see Note 8). Cash payments of $39,106 were made for interest during the term of the loan.

      In April 1994, affiliates owned by former officers and directors of the Company extended the collateral to obtain the long-term bank financing for the Alaska investment. The collateral was outstanding for a period of approximately eight months at which point the Company replaced the loan with another commercial lender and the collateral was released. In consideration for extending the collateral on the initial loan, the Company assigned a five percent net revenue interest on the net income derived from the Company's investment in the oil and natural gas gathering pipelines near Cook Inlet, Alaska. However, the five percent net revenue interest applies only after all costs associated with the investment have been recouped by the Company. As of December 31, 1996, no amounts have been paid under the assignment of the net revenue interest.

      In May 1995, an affiliate owned by former officers and directors of the Company provided a $173,822 loan to partially finance the acquisition of a 23% working interest in oil and gas production from two leases located in Starr County, Texas. The loan, as amended in March 1996, bore interest at the Mercantile Bank, Corpus Christi prime rate plus 1% and matured on April 1, 1997. However, the loan was repaid in full in August 1996 with proceeds from the Company's common stock offering (see Note 8). Cash payments of interest amounting to $3,346 and $18,124 were made during 1995 and 1996, respectively. No collateral was required to obtain this loan, although, as additional consideration for extending the loan, the affiliated company was assigned a one-half percent working interest in the oil and gas properties.

      The Five Flags acquisition discussed in Note 3 was financed by a former officer and director of the Company. A promissory note in the amount of $1,872,450 was executed by the Company which provided for monthly payments of interest beginning April 1, 1996 until December 31, 1996 at which time both principal and accrued interest would be due in full. Interest accrued at the prime rate plus 2%. However, the note plus accrued interest of approximately $10,500 was repaid in full in October 1995 using the proceeds from the sale of the Five Flags investment.

      In addition to the $660,000 general corporate purposes loan provided in December 1995 and repaid in January 1996 (including accrued interest of $4,039) as discussed in Note 5 herein, $1,200,000 was borrowed from an affiliate owned by a former officer and director of the Company in October 1995. These funds were used in conjunction with the remainder of the sales proceeds of Five Flags to fully retire a $500,000 debenture and $2,700,000 note due the seller of Magnolia. The loan agreement called for interest to be accrued at the prime rate plus 5% and was due monthly beginning April 1, 1996. The loan was to mature on January 31, 1997, however, upon consummation of the new $1,500,000 bank credit facility in December 1995, the note plus accrued interest of $35,260 was repaid in full.

      As additional consideration for extending the $1,200,000 loan, Midcoast granted the affiliate a 5% net revenue interest in Magnolia's earnings before interest, income taxes and depreciation to be paid on a monthly basis. The net revenue interest, as amended in May 1996, applied only after Magnolia's acquisition cost has been recouped by the Company. No amounts related to Magnolia's earnings were paid under the assignment of the net revenue interest. Midcoast had the right to repurchase this net revenue interest from the affiliate for a cash payment of $25,000. However, the repurchase amount was increased an additional $25,000 on November 1, 1995 and each following month up to a maximum of $500,000. In July 1996, the Company exercised it's right to repurchase the net revenue interest for cash consideration of $250,000.

      In March 1996, the Company borrowed $100,000 from an affiliate owned by a former officer and director of the Company for its equity contribution in Pan Grande (see Note 4) pursuant to a promissory note. The note, as amended, bore interest at the prime rate plus 2.5% and was payable in 59 monthly installments of $1,667 plus accrued interest and a final installment at March 15, 2001 in the amount of the remaining principal and accrued interest then outstanding and unpaid. The note was secured by the Company's interest in Pan Grande. The affiliate also committed to lend up to an additional $75,000 in the event an additional system was purchased by Pan Grande. In consideration for the financing of the equity contribution and the commitment for additional financing, the Company issued the affiliate 4,460 shares of the Company's common stock. The note plus accrued interest of $4,896 was repaid in full in August 1996 with proceeds from the Company's common stock offering (see Note 8).

7.  COMMITMENTS AND CONTINGENCIES:

EMPLOYMENT CONTRACTS

      The Chief Executive Officer and President of the Company ( the "President"), has an employment agreement with the Company which terminates in December 1997, pursuant to which he receives a base annual salary of $125,000 adjusted for salary increases the Board may approve. The Company is currently negotiating a new employment agreement with the President to extend his term to December 2001. In 1994 and 1995, two key employees of the Company entered into three-year and four-year employment agreements, respectively. In April 1996, the three-year employment agreement referred to above was renegotiated to extend the term an additional two years. These agreements may be terminated by mutual consent or at the option of the Company for cause, death or disability. In the event termination is due to death, disability or defined changes in the ownership of the Company, the full amount of compensation remaining to be paid during the term of the agreement will be paid to the employee or their estate, after discounting at 12% to reflect the current value of unpaid amounts.

LEASES

      In March 1996, Midcoast entered into a new non-cancelable operating lease for its office space which expires on January 31, 1999. Previously, Midcoast had another non-cancelable lease which expired in June 1995 and converted to a month-to-month arrangement until the new lease was executed. Rent expense of $50,600, and $72,700 was incurred during the years ended 1995 and 1996, respectively under these operating leases. As of December 31, 1996, future minimum lease payments due under this lease are approximately $73,125 in 1997, $77,859 in 1998, and $6,488 in 1999.

INVESTMENT IN ALASKA

      In September 1996, an involuntary bankruptcy petition was filed in the United States Bankruptcy Court for the District of Alaska (the "Court") against Stewart Petroleum Company ("Stewart") who operates the West McArthur River
(WMRU) production field and pipeline in Alaska in which Midcoast invested. The Company receives a throughput fee for all oil and natural gas transported through the WMRU pipeline. In January 1997, Stewart consented to an order for relief under Chapter 11 of the United States Bankruptcy Code. The Bankruptcy Court has not ruled on any disclosure statement, plan of reorganization, nor on the validity of any claims against Stewart. The payment of the Company's throughput fees since August production have been suspended, and only those claims which are "necessary to avoid immediate and irreparable harm to the Stewart estate" have been allowed to be paid by the Court. However, it is the Company's belief that its position is adequately protected and as such is continuing to accrue revenue for the throughput fees from August through December 1996 which amount to approximately $96,000.

8.  CAPITAL STOCK:

      At December 31, 1996, the Company had authorized 10 million shares of common stock of which 2,499,999 shares were issued and outstanding. There are 66,689 shares issued and outstanding at December 31, 1996 which are subject to a vesting schedule in connection with employee agreements entered into during 1994, 1995 and 1996 (see Note 12).

      In May 1996, the Board approved the redemption of the 5% cumulative preferred stock ("5% Preferred") for $118,366 held by a director and officer and two former directors and officers of the Company. The shares were redeemed for ten percent of the stated liquidation value ($1,183,665). Subsequently, no shares of the Company's preferred stock remain outstanding. Following redemption of the Company's 5% Preferred, the Company's articles of incorporation were amended to reflect only one class of outstanding securities, the Company's common stock.

       In July 1996, the Board and a majority of the Company's shareholders authorized amending the Company's articles of incorporation to increase the number of authorized common shares from 6,000,000 shares to 10,000,000 shares. In addition, the Board authorized an approximate 4.46 for 1 stock split in anticipation of the Company's common stock offering discussed below.

      On August 9, 1996, the Company's Registration Statement on Form SB-2 was declared effective by the SEC. On August 14, 1996, the Company sold 1,000,000 shares of its common stock at an offering price of $10.00 per share. The Company's stock is listed on the American Stock Exchange under the symbol "MRS." Under the terms of the underwriting agreement, the underwriters received warrants to acquire 100,000 shares at 142% of the initial offering price per share. The securities underlying these warrants are subject to piggyback registration rights. After deducting underwriting commissions and other underwriting expenses of the offering, proceeds of approximately $8,841,000 were received by the Company from the underwriter. The proceeds were used to repay indebtedness with the remainder applied to acquisitions of pipelines and related assets.

      The Company issued warrants to purchase 34,349 shares of the Company's common stock at $7.85 per share. These warrants, which are subject to an eighteen-month lock-up agreement and have certain piggyback registration rights, were issued in connection with the Company's common stock offering.

9.  INCOME TAXES:

      The Company has a net operating loss ("NOL") carryforward of approximately $11.0 million expiring in various amounts from 1999 through 2008. In addition, the Company has an investment tax credit ("ITC") carryforward of approximately $348,000 which expires primarily in 1997. These loss carryforwards were generated by the Company's predecessor. The ability of the Company to utilize the carryforwards is dependent upon the Company maintaining profitable operations and staying in compliance with certain Internal Revenue Service ("IRS") code provisions and regulations associated with changes in shareholder control. Failure to adhere to these IRS requirements could result in a significant limitation of the Company's ability to utilize its NOL and ITC carryforwards and could also result in a loss of utilization altogether.

      The tax effect of significant temporary differences representing deferred tax assets and liabilities at December 31, 1995 and 1996, are as follows (in thousands):

                                                             DECEMBER 31
                                                          1995     1996

      Net operating and capital loss carryforwards     $ 5,124   $ 3,723
      Investment tax credit carryforwards                  354       348
      Alternative minimum tax credit                        44        86
      Financial basis of assets in excess of tax basis    (644)     (344)
      Valuation allowance                               (4,834)   (3,727)
                                                       -------   -------
      Net deferred tax assets                          $    44   $    86
                                                       =======   =======

      The valuation allowance declined $1,107,000 from December 31, 1995 to December 31, 1996 because of net operating loss carryforwards used in 1996 and capital loss carryforwards which expired.

      A reconciliation of the 1995 and 1996 provision for income taxes to the statutory United States tax rate is as follows (in thousands):

                                                          1995     1996

      Federal tax computed at statutory rate             $ 771    $ 643
      Utilization of net operating loss carryforwards     (771)    (643)
                                                         -----    -----
      Actual provision                                  $   -     $   -
                                                        ======    =====

10.  MAJOR CUSTOMERS:

      For the years ended December 31, 1995 and 1996, the Company derived over 10% of its sales of natural gas and transportation fees from Mid-America Pipeline Company and affiliates, and Westlake Petrochemicals Corporation. They accounted for 40% and 14% during 1995, and 31% and 15% during 1996, respectively.

11.  CONCENTRATION OF CREDIT RISK:

      The Company derives revenue from gas transmission and gathering services for commercial companies located in Alabama, Alaska, Kansas, Louisiana, New York, Oklahoma, Tennessee and Texas. Two of Midcoast's largest customers account for 44% or approximately $4.0 million of the outstanding accounts receivable at December 31, 1996. These accounts receivable were subsequently collected under normal credit terms and the Company believes that future accounts receivable with these companies will continue to be collected under normal credit terms based on previous experience. The Company performs ongoing evaluations of its customers and generally does not require collateral. The Company assesses its credit risk and provides an allowance for doubtful accounts for any accounts which it deems doubtful of collection. At December 31, 1996, no provision for doubtful accounts was provided.

      The Company maintains deposits in banks which may exceed the amount of federal deposit insurance available. Management periodically assesses the financial condition of the institutions and believes that any possible deposit loss is minimal.

12.  EMPLOYEE BENEFITS:

      The Company issued a total of 63,343 and 26,007 common shares of the Company's common stock to certain key employees in 1995 and 1996, respectively. Of the shares issued in 1995 and 1996, 57,991 and 8,921 respectively were issued in connection with employment agreements with certain employees and vest in equal amounts: the 57,991 shares over a four-year period and the 8,921 shares over a three-year period. The shares were valued at the estimated fair market value on the date of issuance. Compensation expense is being recognized ratably over the vesting period.

      In May 1996, the Board of the Company adopted the Midcoast Energy Resources, Inc. 1996 Incentive Stock Plan (the "Incentive Plan"). All employees, including officers (whether or not directors) and consultants of the Company and its subsidiaries are currently eligible to participate in the Incentive Plan. Persons who are not in an employment or consulting relationship with the Company or any of its subsidiaries, including non-employee directors, are not eligible to participate in the Incentive Plan. Under the Incentive Plan, the Compensation Committee may grant incentive awards (the "Incentive Awards") with respect to a number of shares of common stock that in the aggregate do not exceed 200,000 shares of common stock, subject to adjustment upon the occurrence of certain recapitalizations of the Company.

      The Incentive Plan provides for the grant of (i) options, both incentive stock options and non-qualified options, (ii) shares of restricted stock, (iii) performance awards payable in cash or common stock, (iv) shares of phantom stock, and (v) stock bonuses (collectively, the "Incentive Awards"). In addition, the Incentive Plan provides for the grant of cash bonuses payable when a participant is required to recognize income for federal income tax purposes in connection with the vesting of shares of restricted stock or the issuance of shares of common stock upon the grant of a performance award or a stock bonus, provided, that such cash bonus may not exceed the fair market value (as defined) of the shares of common stock received on the grant or exercise, as the case may be, of an Incentive Award. No Incentive Award may be granted under the Incentive Plan after ten years from the Incentive Plan adoption date.

      In February 1997, certain key employees were granted a total of 160,000 incentive stock options (see Note 13).

      In December 1996, the Company established a defined contribution 401(k) Profit Sharing Plan for its employees. The plan provides participants a mechanism for making contributions for retirement savings. Each participant may contribute certain amounts of eligible compensation. The Company makes a matching contribution to the plan which amounted to approximately $16,000 in 1996.

13.  SUBSEQUENT EVENTS:

      In February 1997, the Company's Compensation Committee approved the granting of 160,000 incentive stock options to certain key employees. The options were issued at an exercise price equal to the fair market value on the date of grant which was $10.50. The options vest in equal amounts over a five-year period and expire in ten years from the date of grant. However, those options issued to employees who own 10% or more of the Company's common stock were valued at 110% of fair market value on the date of grant ($11.55), vest in equal amounts over a four and one-half year period, and expire five years from the date of grant.

      In March 1997, the Company entered into a definitive purchase and sale agreement (the "Agreement") to acquire the stock of three subsidiaries of Atrion Corporation ("Atrion") for cash consideration of approximately $39.4 million subject to post closing adjustments and $2 million of deferred contingent payments to be paid in equal amounts over an eight-year period . The Agreement contains representations and warranties, indemnities and conditions to closing customary to transactions of this type. The three subsidiaries include Alabama Tennessee Natural Gas Company ("ATNG"), Tennessee River Intrastate Gas Company, Inc. ("TRIGAS") and AlaTenn Energy Marketing Company, Inc. ("ATEMCO"). ATNG owns and operates a 288 mile interstate pipeline, with two compression stations, that runs from Selmer, Tennessee to Huntsville, Alabama. TRIGAS owns and operates a 38 mile pipeline extending from Barton, Alabama to Courtland, Alabama that transports gas to two industrial customers. ATEMCO is a natural gas marketing company which primarily services the natural gas needs of the customers on ATNG and TRIGAS. The acquisition has been approved by the board of directors of both the Company and Atrion, however, the acquisition is subject to certain regulatory approvals, and approval by Atrion's shareholders. In conjunction with executing the purchase and sale agreement, Midcoast was required to deposit $2.0 million in an escrow account maintained by the trust department of a bank. In the event that Midcoast is unable or unwilling to consumate the transaction after the necessary approvals have been received, the escrowed money will be paid to Atrion as compensation for all damages. On the other hand, the agreement also stipulates that if Atrion is unable or unwilling to consummate the transaction, which includes not receiving shareholder approval, Midcoast will receive $2.0 million as cash compensation for all damages. Consummation of the transaction is anticipated during the second quarter of 1997 with financing to be provided by Bank One, Texas N.A. as discussed below.

       In anticipation of acquiring the Atrion subsidiaries, the Company executed a commitment letter in March 1997 with its existing bank lender, Bank One, Texas N.A. to increase the Company's borrowing availability under the Credit Agreement to $43.5 million. Pursuant to the consummation of the acquisition, the Credit Agreement will be amended to include a $7.0 million working capital line of credit and two reducing revolving lines of credit with total availability of $36.5 million. Available credit under the reducing revolving lines will be reduced by a total of approximately $244,000 per month beginning June 1, 1997 with a balloon payment of $7.0 million on August 31, 1997. In addition to the fees currently required under the Credit Agreement, a $100,000 fee will be due upon consummation of the Atrion subsidiaries acquisition in consideration for extending the financing.

ITEM   8.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                   FINANCIAL DISCLOSURE

          None

                                   PART III

ITEM   9.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
                  COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

ITEM 10.  EXECUTIVE COMPENSATION

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The information required by Items 9, 10, 11 and 12 is incorporated herein by reference to the Company's definitive proxy statement to be filed with the SEC in connection with its annual shareholders' meeting to be held on May 8, 1997.

                                    PART IV

ITEM 13.  FINANCIAL STATEMENT SCHEDULE, EXHIBITS, AND REPORTS ON FORM 8-K

(a)   1. Financial Statements

         All financial statements of Midcoast Energy Resources, Inc. and subsidiaries are included under Item 7 beginning on Page 21 of this Form 10-KSB.

      2. Exhibits

         The following instruments are included as exhibits to this report. Those exhibits below incorporated by reference herein are indicated as such by the information supplied in the parenthetical thereafter. If no parenthetical appears after an exhibit, copies of the instrument have been included herewith.

         2.1 Agreement for Purchase and Sale of Stock dated September 6, 1995, by and between Midcoast Holdings No. One, Inc. and Koch Gateway Pipeline Company (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1995, as Exhibit 10.25).

         2.2 First Amendment to Agreement for Purchase and Sale of Stock dated September 6, 1995, by and between Midcoast Holdings No. One, Inc. and Koch Gateway Pipeline Company dated October 2, 1995 (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1995, as Exhibit 10.26).

         2.3 Agreement for Purchase and Sale of Stock dated September 13, 1995, by and between Five Flags Holding Company and Midcoast Holdings No. One, Inc. (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1995, as Exhibit 10.27).

         2.4 Agreement for Purchase of Stock dated September 13, 1995, by and between Midcoast Holdings No. One, Inc. and Rainbow Investments Company (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1995, as
                  Exhibit 10.28 ).


         2.5 Agreement for Purchase and Sale of Stock dated July 27, 1995, by and between Williams Holdings of Delaware, Inc. and Midcoast Holdings No. One, Inc. (Incorporated by reference from Midcoast Form 8-K dated September 22, 1995).

         2.6 Agreement for Sale and Purchase of Harmony Gas Processing Plant and Related Gathering System dated October 3, 1996 by and between Koch Hydrocarbon Company, a division of Koch Industries, Inc. And Midcoast Holdings No. One, Inc. (Incorporated by reference from Midcoast Form 8-K dated October 21, 1996, as Exhibit 2.1).

         2.7 Stock Purchase Agreement dated March 18, 1997 by and between Midcoast Energy Resources, Inc. and Atrion Corporation.

         3.1 Articles of Incorporation of Midcoast Energy Resources, Inc. (Incorporated by reference from Midcoast Form 10-KSB for the fisical year ended December 31, 1992).

         3.2 Certificate of Amendment of Articles of Incorporation of Midcoast Energy Resources, Inc. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

         3.3 Bylaws of Midcoast Energy Resources, Inc. (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1992).

         4.1 Shareholder Agreement by and between Midcoast Energy Resources, Inc. and Bill G. Bray dated April 30, 1994 (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1994).

         4.2 Shareholder Agreement by and between Midcoast Energy Resources, Inc., and Duane S. Herbst dated April 30, 1994 (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1994).

         4.3 Shareholder Agreement by and between Midcoast Energy Resources, Inc., and Richard A. Robert dated April 30, 1994 (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1994).

         4.4 Shareholder Agreement by and between Midcoast Energy Resources, Inc., and Iris J. Berthelot, II dated April 30, 1994 (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1994).

         4.5 Specimen Certificate for Shares of Common Stock, par value $.01 per share. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

         4.6 Representative's Warrants. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

         4.7 Voting Proxy Agreement by and between Midcoast Energy Resources, Inc., Stevens G. Herbst, Kenneth B. Holmes, Jr., Rainbow Investments Company and Texas Commerce Bank National Association. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

         4.8 Registration Rights Agreement by and between Midcoast Energy Resources, Inc. and Stevens G. Herbst. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

         4.9 Registration Rights Agreement by and between Midcoast Energy Resources, Inc. and Kenneth B. Holmes, Jr. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

         4.10 Registration Rights Agreement by and between Midcoast Energy Resources, Inc. and Rainbow Investments Company. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996).

         10.1 Employment Agreement by and between Midcoast Energy Resources, Inc., and Dan C. Tutcher dated January 1, 1993 (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1992).

         10.2 Amendment dated April 1, 1993 to the Employment Agreement by and between Midcoast Energy Resources, Inc., and Dan C. Tutcher dated January 1, 1993 (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31,
                  1993).

         10.3 Employment Agreement by and between Midcoast Energy Resources, Inc., and Richard A. Robert dated April 30, 1994 (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1994).

         10.4 Employment Agreement by and between Midcoast Energy Resources, Inc., and Bill G. Bray dated July 1, 1994 (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1994).

         10.5 Assignment of Net Revenue Interest dated July 1, 1994 by and between Texline Gas Company and Midcoast Energy Resources, Inc. (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1994).

         10.6 Assignment of Net Revenue Interest dated July 1, 1994 by and between Rainbow Investments Co. and Midcoast Energy Resources, Inc. (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1994).

         10.7 Agreement dated March 31, 1994 by and between Midcoast Energy Resources, Inc., and Stewart Petroleum Company (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1993).

         10.8 Employment Agreement by and between Midcoast Energy Resources, Inc. and I.J. Berthelot, II dated April 17, 1995 (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1995).

         10.9 Amendment to Employment Agreement dated April 17, 1995 by and between Midcoast Energy Resources, Inc. and I.J. Berthelot, II, dated December 8, 1995 (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31,
                  1995).

         10.10 Operating Agreement of Pan Grande Pipeline, L.L.C. by and between Midcoast Holdings No. One, Inc. and Resource Energy Development, L.L.C. dated February 28, 1996 (Incorporated by reference from Midcoast Form 10-KSB for the fiscal year ended December 31, 1995).

         10.11 Amendment dated April 8, 1996 to the Employment Agreement by and between Midcoast Energy Resources, Inc. and Richard A. Robert dated April 30, 1994 (Incorporated by reference from Midcoast Form 10-QSB for the three-month period ended March 31, 1996).

         10.12 Warrant by and between Triumph Resources Corporation and Midcoast Energy Resources, Inc. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996)

         10.13 Midcoast Energy Resources, Inc. 1996 Incentive Stock Plan. (Incorporated by reference from Midcoast Registration Statement on Form SB-2 (No. 333-4643) dated August 8, 1996)

         10.14 Credit Agreement dated August 22, 1996 by and between Bank One, Texas N.A. and Midcoast Energy Resources, Inc.; Magnolia Pipeline Corporation and H&W Pipeline Corporation. (Incorporated by reference from Midcoast Form 10-QSB for the nine-month period ended September 30, 1996.)

         21.1     Schedule listing subsidiaries of Midcoast Energy Resources,
                  Inc.

         27.1     Financial Data Schedule for the year ended December 31, 1996.

(b)   Reports of Form 8-K

      A report on Form 8-K was filed during the fourth quarter of 1996. Such report was filed on October 21, 1996 to report the acquisition of the Harmony gas processing plant and pipeline system ("Harmony System") from Koch Hydrocarbons Company, a division of Koch Industries, Inc. , for cash consideration of approximately $3.6 million. In addition, a report on Form 8-K/A was filed on November 13, 1996 as an amendment to the Form 8-K filed on October 21, 1996 mentioned above. The amendment was filed to include the financial statements required including the audited Historical Summary of Revenue and Direct Operating Expenses for the six months ended June 30, 1996 and 1995 and for the year ended December 31, 1995 for the Harmony System, the unaudited Midcoast Pro Forma Balance Sheet as of June 30, 1996, and the unaudited Midcoast Pro Forma Statement of Operations for the six months ended June 30, 1996 and for the year ended December 31, 1995.

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
                                  Signatures

     In accordance with Section 13 or 15 (d) of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

MIDCOAST ENERGY RESOURCES, INC.
(Registrant)


BY:/S/ DAN C. TUTCHER
     Dan C. Tutcher
     Chief Executive Officer


Date:  March 31, 1997


     In accordance with the Exchange Act, this report has been signed by the following persons on behalf of the registrant and in the capacities on March 31, 1997.


SIGNATURES                                CAPACITY IN WHICH SIGNED


/S/ DAN C. TUTCHER                        Chairman of the Board
(Dan C. Tutcher)                          Chief Executive Officer
                                          and President


/S/ E.P. MARINOS                          Director
(E. P.  Marinos)


/S/ RICHARD N. RICHARDS                   Director
(Richard N. Richards)


/S/ I. J. BERTHELOT, II                   Vice President of Operations
(I.  J.  Berthelot, II)                   and Director


/S/ RICHARD A. ROBERT                     Treasurer, Principal Financial Officer

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
(Richard A. Robert)                       and Principal Accounting Officer



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